As filed with the Securities and Exchange Commission on February 6, 1998

                                                      Registration No. 333-12839
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                         POST EFFECTIVE AMENDMENT NO. 3
                                     TO THE
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-1
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            --------------------

                             MTR GAMING GROUP, INC.
                (formerly known as Winners Entertainment, Inc.)
              (Exact name of Company as Specified in its Charter)

          Delaware                     7993             84-1103135
    ----------------------------     --------        ------------------
    (State or other jurisdiction     (Primary         (I.R.S. Employer
    of incorporation or organi-      SIC Code         Identification
    zation)                          Number)          Number)

                              STATE ROUTE 2 SOUTH
                             CHESTER, WEST VIRGINIA
                                 (304) 387-5712
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
       -----------------------------------------------------------------

                               EDSON R. ARNEAULT
                             MTR GAMING GROUP, INC.
                              STATE ROUTE 2 SOUTH
                         CHESTER, WEST VIRGINIA  26034
                                 (304) 387-5712
           (Name, Address, including zip code, and telephone number,
                   including area code, of agent for service)

                                With copies to:

                              DAVID S. GUIN, ESQ.
                                 ROSS & HARDIES
                           150 NORTH MICHIGAN AVENUE
                                   SUITE 2500
                            CHICAGO, ILLINOIS  60601

Approximate date of commencement of proposed sale to public: As soon as practicable after this post effective amendment no. 3 to the registration statement becomes effective.

                         ------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box.   [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             MTR GAMING GROUP, INC.
                             CROSS REFERENCE SHEET


Forepart of Registration Statement and Outside Front     Forepart of Registration

Cover Page of Prospectus                                 Statement and Outside
                                                         Front Cover Page of
                                                         Prospectus

Inside Front and Outside Back Cover Pages of Prospectus  Available Information;
                                                         Outside Back Cover Page
                                                         of Prospectus

Summary Information, Risk Factors and Ratio of           Prospectus Summary;
Earnings to Fixed Charges                                Summary Consolidated
                                                         Financial and Operating
                                                         Data; Risk Factors

Use of Proceeds                                          Use of Proceeds

Determination of Offering Price                          Not Applicable

Dilution                                                 Not Applicable

Selling Security Holders                                 Selling Stockholders

Plan of Distribution                                     Plan of Distribution

Description of Securities to be Registered               Description of Securities

Interests of Named Experts and Counsel                   Legal Matters; Experts

Information with Respect to the Registrant               Business; Management;
                                                         Price Range of Common
                                                         Stock; Dividend Policy;
                                                         Selected Financial Data;
                                                         Management's Discussion
                                                         and Analysis of
                                                         Financial Condition and
                                                         Results of Operations;
                                                         Executive Compensation;
                                                         Principal Stockholders;
                                                         Certain Transactions;
                                                         Consolidated and Interim
                                                         Financial Statements

Disclosure of Commission Position on Indemnification     Description of Securities
for Securities Act Liabilities

                 SUBJECT TO COMPLETION, DATED FEBRUARY 6, 1998.


          Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                                   PROSPECTUS


                             MTR GAMING GROUP, INC.

                      Warrants to purchase 889,734 shares
                  of Common Stock, par value $.00001 per share

          992,787 shares of Common Stock, par value $.00001 per share

          The registration statement (the "Registration Statement"), of which this Prospectus forms a part, registers the offer and sale by certain stockholders (the "Selling Stockholders") of MTR Gaming Group, Inc. ("MTR" or the "Company"), formerly known as Winners Entertainment, Inc., of (i) warrants to purchase up to an aggregate of 839,734 shares of common stock, par value $.00001 per share (the "Common Stock") of the Company at a price of $1.06 per share, subject to adjustment (the "$1.06 Warrants"); (ii) warrants to purchase up to an aggregate of 50,000 shares of Common Stock at a price of $0.80 per share, subject to adjustment (the "$.80 Warrants"); and (iii) 992,787 shares of Common Stock. The $1.06 Warrants and the $0.80 Warrants are collectively referred to herein as the "Warrants." Of the 992,787 shares of Common Stock registered herein, 103,053 shares are currently outstanding and held by the Selling Stockholders and 889,734 shares are issuable upon the exercise of the Warrants held by the Selling Stockholders. The Selling Stockholders acquired the outstanding shares of Common Stock and the Warrants offered hereby directly from the Company in connection with a bridge loan agreement and a separate secured working capital loan agreement (the "Term Loan Agreement" as hereinafter defined) between a wholly-owned subsidiary of the Company, the Company as guarantor and a private lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Selling Stockholders." In connection with the Term Loan Agreement, the Company issued the private lender 183,206 shares of Common Stock and 1,492,860 Warrants to purchase shares of Common Stock. Prior to the date of the Post-Effective Amendment of which this Prospectus forms a part, the private lender transferred 80,153 shares of those 183,206 shares and 653,126 of those 1,492,860

     Warrants to two unaffiliated parties pursuant to the Registration Statement. The Company will not receive any of the proceeds from the sale of the shares of Common Stock and Warrants offered hereby by the Selling Stockholders. The Warrants are exercisable through the close of business on July 2, 2001. Except with respect to the exercise price, the $1.06 Warrants and $.80 Warrants are identical. Assuming all of the Warrants are exercised, the Company will receive approximately $930,118. The Company will use said proceeds for its working capital purposes. See "Use of Proceeds."

          The Common Stock is quoted on the NASDAQ SmallCap Market. On December 31, 1997, the high bid and low asked quotations of the Common Stock were $1 31/32 and $2 1/16 respectively. Prior to November 14, 1996, there had been no public market for the Warrants. The Company does not intend to apply for listing or quotation of the Warrants on any securities exchange or stock market and has no contractual obligation to do so.

          The Selling Stockholders may sell the securities registered herein from time to time in transactions in the open market (including any securities exchange or through any inter-dealer quotation system), in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect these transactions directly with the purchasers by selling the securities registered herein to or through underwriters, agents, or broker-dealers, in each case who may receive compensation in the form of discounts or commissions from the Selling Stockholders or otherwise from the purchasers of such securities for whom the underwriters, agents or broker-dealers may act as agent or to whom they may sell as principal, or both. See "Plan of Distribution."

          The Company will bear all of the expenses in connection with the registration of the Common Stock and Warrants offered hereby, which expenses are estimated to be 30,000. The Selling Stockholders will pay any brokerage compensation in connection with their sale of the Common Stock and Warrants registered herein.

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" WHICH COMMENCES ON PAGE 7 OF THIS PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus is February 6, 1998.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the Commission in Washington, D.C., at prescribed rates and the Commission's EDGAR database which is on the internet at http://www.sec.gov.

          The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus (the "Prospectus") does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement, and exhibits and schedules thereto.

          No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering herein contained and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts herein set forth since the date hereof.

                               TABLE OF CONTENTS



                                                             Page
                                                             ----
PROSPECTUS SUMMARY  ..........................................  1

RISK FACTORS..................................................  8

USE OF PROCEEDS............................................... 17

DIVIDEND POLICY............................................... 17

CAPITALIZATION................................................ 18

PRICE RANGE OF COMMON STOCK................................... 18

SELECTED FINANCIAL DATA....................................... 19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS......... 20

BUSINESS...................................................... 48

MANAGEMENT.................................................... 70

EXECUTIVE COMPENSATION........................................ 71

CERTAIN TRANSACTIONS.......................................... 78

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
        AND MANAGEMENT........................................ 83

SELLING STOCKHOLDERS.......................................... 85

PLAN OF DISTRIBUTION.......................................... 87

DESCRIPTION OF SECURITIES..................................... 89

SHARES ELIGIBLE FOR FUTURE SALE............................... 98

DESCRIPTION OF CERTAIN INDEBTEDNESS...........................101

LEGAL MATTERS.................................................103

EXPERTS.......................................................103

INDEX TO FINANCIAL STATEMENTS.................................F-1

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained in the body of this Prospectus and should be read in conjunction with the detailed information and financial statements appearing elsewhere herein.


                                  THE COMPANY

     The Company, through wholly-owned subsidiaries, owns and operates Mountaineer Race Track and Gaming Resort ("Mountaineer Park"), a resort facility in Chester, West Virginia, and owns a working interest in proven oil and gas reserves in Michigan.

     The Company was incorporated in March 1988 in Delaware under the name "Secamur Corporation," a wholly owned subsidiary of Buffalo Equities, Inc. ("Buffalo"), and later "spun-off" through the sale of its stock to the stockholders of Buffalo in January 1989. In June 1989, the Company merged with Pacific International Industries, Inc., which had been engaged in the contract security guard services business in Southern California since its inception in February 1987. Upon completion of the merger, the Company was renamed Excalibur Security Services, Inc. to reflect its new line of business. After operating unprofitably, the Company filed a voluntary petition for reorganization with the U.S. Bankruptcy Court for the Central District of California in December 1990, and became a Chapter 11 debtor-in-possession. The Bankruptcy Court approved the Company's sale of its security guard services business in May 1991, and confirmed the Company's plan of reorganization in December 1991. The plan of reorganization authorized the Company to acquire, primarily, specified gaming and oil and gas businesses. Upon confirmation of the plan of reorganization, the Company changed its name to Excalibur Holding Corporation. In connection with management's decision to operate as a gaming company, the Company was renamed Winners Entertainment, Inc. in August 1993.
At the annual meeting of stockholders on October 15, 1996, the stockholders of the Company approved a change of the Company's name from Winners Entertainment, Inc. to MTR Gaming Group, Inc.

     MOUNTAINEER RACE TRACK & GAMING RESORT - CHESTER, WEST VIRGINIA

     Pursuant to a stock purchase agreement dated May 5, 1992, the Company acquired all of the common stock of Mountaineer Park, Inc. ("Mountaineer"), a West Virginia corporation, in December 1992. Mountaineer Park, the site of the Company's gaming business, offers an entertainment complex and destination resort with hotel, dining and lounge facilities, and outdoor activities including golf, swimming and tennis. Mountaineer Park is situated on a 606-acre site on the Ohio River at the northern tip of West Virginia's northwestern panhandle in Hancock County, approximately 40 miles south of Youngstown, Ohio and 35 miles west of Pittsburgh, Pennsylvania.

     RACETRACK FACILITIES

     Mountaineer Park offers live horse racing before clubhouse and grandstand viewing areas with enclosed seating for year-round racing. The track also conducts simulcast (closed circuit television) thoroughbred horse and greyhound dog racing from other prominent racetracks around the country. Mountaineer Park's main racetrack consists of an oval dirt track approximately one mile in length. Inside the main track is a natural turf (grass) track measuring seven furlongs or 7/8 of a mile. The racetrack is equipped with two chutes for races of lengths from 4 1/2 furlongs to over one mile. The racetrack buildings consist of the clubhouse and grandstand which provide glass-enclosed stadium and box seating for approximately 770 and 2,850 patrons, respectively. The buildings are each three-stories and are connected by an enclosed walkway.
Live and simulcast racing can be viewed by approximately 1,200 dining patrons in a restaurant and sandwich bar located in the clubhouse and grandstand respectively. The grandstand building also houses the Hollywood Grande Buffet which provides customers with low-cost meals featuring a variety of foods from breakfast foods to prime rib and seats 120. In October 1997 Mountaineer converted a 2,400 square foot area of the Clubhouse into a glass-enclosed meeting room which will accommodate approximately 200 people. In addition to seating areas, the grandstand covers approximately 57,000 square feet of interior space on the main and mezzanine levels containing 42 parimutuel windows and food and beverage concession stands. The clubhouse covers approximately 25,000 square feet of interior space containing 22 parimutuel windows. The grandstand has an indoor stage with a seating capacity of approximately 2,240, and has been the site of several concerts and nationally televised boxing matches. The racetrack apron, which is accessible from both buildings, provides racing fans with up-close viewing of horses entering the racetrack and crossing the finish line. The stable area accommodates approximately 1,250 horses and is located adjacent to the main track. Mountaineer's racetrack parking lots have a combined capacity for over 2,900 vehicles.

     LODGE FACILITIES

     The Mountaineer Lodge (the "Lodge") is a two-story facility which overlooks the par three, nine hole "executive" golf course near Mountaineer Park's main entrance on West Virginia State Route 2. The Lodge offers 101 rooms, including 50 standard rooms (one double bed), 46 superior rooms (two double beds), and five king rooms and suites. The Mountaineer Lodge Dining Room seats 125 patrons for casual dining overlooking the golf course and an additional 68 patrons may be seated on an outside deck, weather permitting. In 1995, in response to increased patronage of the off-track betting, video lottery gaming, dining and bar facilities located at the Lodge, the Company expanded its 5,000 square foot Speakeasy Gaming Saloon with an 8,000 square foot addition. The



                                     2 -
capacity of the Speakeasy Gaming Saloon now stands at 750. Extensive off-track wagering facilities continue to be maintained at the Speakeasy Gaming Saloon. The Lodge parking lots have a combined capacity for approximately 700 vehicles.

     VIDEO LOTTERY FACILITIES

     In addition to live and simulcast parimutuel wagering, Mountaineer Park offers video lottery gaming through 1,000 video lottery terminals ("VLTs") located in the racetrack clubhouse, grandstand and Lodge. The Company purchased and installed 400 VLTs in March of 1997 and has operating leases for the remaining 600 VLTs. The racetrack houses 500 of the VLTs in its Riverside Gaming Terrace on the second floors of the clubhouse and grandstand, and the Lodge offers the remaining 500 VLTs in the Speakeasy Gaming Saloon, Derby Room and Iron Horse Lounge. All of the VLTs allow a player to select from several game themes, including up to four versions of draw poker, one version of blackjack and two versions of keno.

     In June of 1996, West Virginia law for the first time authorized VLT game themes that simulate classic casino slot machines. On July 3, 1996, the Company installed slot games on the first 350 of its VLTs. In October 1996, the Company installed slot games on an additional 50 VLTs. In March, 1997, the Company purchased 400 VLTs with slot games and removed 200 older VLTs. The new slot games include Double Diamond, a classic casino slot game with cherries, bars and items that "spin" on video reels, and the internationally popular Black Rhino game. These new games are offered in addition to blackjack, poker and keno.

     RECREATIONAL FACILITIES

     Mountaineer Park has a par three, nine-hole "executive" golf course, three tennis courts, a volleyball court, a basketball court, two swimming pools and two children's swimming pools. These facilities are made available for use by Lodge guests and the general public at specified daily or seasonal rates.

     TRAILER PARK

     The Company maintains a trailer park consisting of 61 individual lots on approximately 11.5 acres located across West Virginia State Route 2 from the Lodge and the entrance to Mountaineer Park. The lots are rented for fixed monthly fees, mostly to individuals who are employed by Mountaineer in racing operations. The Company is responsible for maintenance of the road and grounds, refuse removal and providing water and sewage hook-ups. The tenants pay all utility expenses.

     UNDEVELOPED LAND

     Mountaineer owns, as part of its 606 acre site, a 375 acre tract that is currently undeveloped. The acreage is located directly across West Virginia State Route 2 from the Lodge and racetrack main entrance. On October 7, 1997, Mountaineer acquired an option to purchase approximately 350 additional contiguous acres. The option, for which Mountaineer paid $100,000, has a duration of one year and entitles Mountaineer to purchase the property for $600,000. Management has no current plans to develop such property.

     RECENT DEVELOPMENTS

     The Company announced its unaudited results of operations for the three months ended September 30, 1997. Total revenues for the period were $17,663,000 as compared to $13,076,000 for the three months ended September 30, 1996, which represents a $4,587,000 or 35% increase. The Company reported net income of $2,181,000 for the third quarter of 1997, or $.10 per share. This represents a $733,000 increase from the $1,448,000 net income, or $.08 per share, reported for the same period in 1996.

     The Company also announced that its net win (gross wagers less payouts to players) from video lottery operations for the nine months ended September 30, 1997 increased 69% to $37,185,000 from $21,967,000 for the same period in 1996, or $144 per machine per day for the nine months ended September 30, 1997, as compared to $100 per machine per day for the nine months ended September 30, 1996. The Company realized an increase of $687,000 in operating income from $1,996,000 in the third quarter of 1996 to $2,683,000 for the same period of 1997.

     Total revenues for the first nine months of 1997 were $45,502,000, up $16,335,000 or 56%, from the $29,167,000 reported for the same period last year. Net income increased to $3,629,000 or $.17 per share, for the first nine months of 1997 from a net income of $1,333,000 or $.07 per share, for the first nine months of 1996.

     On July 2, 1996, Mountaineer negotiated a $5,000,000 secured working capital loan agreement with a private lender (the "Term Loan Agreement"). The Company acted as a Guarantor of this Term Loan Agreement. In connection with this Term Loan Agreement the Company issued the lender 183,206 shares of Common Stock, warrants to purchase 1,492,860 shares of Common Stock at $1.06 per share. In connection with a separate $250,000 bridge loan which was repaid with the proceeds of the $5,000,000 loan, the Company issued two other private lenders warrants to purchase an aggregate of 50,000 shares of Common Stock at $.80 per share. See "Management's Discussion of Financial Condition and Results of Operations - Liquidity and Capital Resources," "Selling Stockholders" and

"Description of Certain Indebtedness." Prior to the date of the Post-Effective Amendment of which this Prospectus forms a part, the lender transferred 80,153 of its originally issued 183,206 shares and 653,126 of its originally issued 1,492,806 Warrants to two unaffiliated parties pursuant to the Registration Statement.

     On December 10, 1996, Mountaineer borrowed $11.1 million pursuant to an Amended and Restated Term Loan Agreement (the "Amended Term Loan Agreement"). This Amended Term Loan Agreement refinanced the Term Loan Agreement from the same lender and allowed the Company to prepay the outstanding $8,711,273.16 balance of a construction loan made by Bennett Management and Development Corp. of Syracuse, New York ("Bennett Loan"). The lender also provided Mountaineer a $5,376,500 revolving line of credit to be used for capital improvements, the acquisition of equipment and/or other gaming businesses, or the acquisition of properties for use in the gaming and lottery businesses consistent with the current business of Mountaineer Park. The Amended Term Loan Agreement is guaranteed by the Company.

     As part of the Amended Term Loan Agreement, the Company agreed to issue the lender, over a period of thirteen months, an additional 550,000 shares of the Company's Common Stock and warrants to purchase 1,632,140 shares of Common Stock for $1.06 per share and paid Bridge Capital, LLC $100,000.

     The warrants issued in connection with the Amended Term Loan Agreement, as well as the warrants issued to the lenders in connection with the Term Loan Agreement (which are being offered pursuant to this Prospectus), are entitled to protection from dilution in certain circumstances. The Company agreed to register the shares of Common Stock and warrants for public sale pursuant to the terms of the warrants and the Registration Rights Agreement entered July 2, 1996. Amendment No. 1 to Registration Rights Agreement, which was entered in connection with the Amended Term Loan Agreement, limits the lender's right to demand registration to once per calendar year absent default by Mountaineer Park or the Company, prepayment of the loan, or a change in control of the Company.

     This Post-Effective Amendment is being filed to preserve the effectiveness of the Registration Statement filed by the Company based on its agreement to register the Common Stock and Warrants issued in connection with the Term Loan Agreement, subject to cash penalties if it had not been declared effective before seven and nine months from the date of the Term Loan Agreement.

     Effective July 2, 1997, Mountaineer Park, the Company, and the private lender further amended and restated the Amended Term Loan Agreement. The July 2, 1997, Second Amended and Restated Term Loan Agreement (the "Second Amended Term Loan Agreement") (i) extended the term of the Amended Term Loan Agreement to July 2, 2001

(compared to July 2, 1999); (ii) increased the total amount borrowed to $21,476,500 (by virtue of Mountaineer drawing down the line of credit); (iii) eliminated certain fees that would have been due on each anniversary of the Amended Term Loan Agreement; and (iv) called for payments of interest only with the principal due at the end of the four year term.

     The Second Amended Term Loan Agreement continues to be evidenced by Mountaineer's Promissory Notes and continues to be secured by a first priority Credit Line Deed of Trust with respect to Mountaineer's real property and a perfected security interest evidenced by a UCC-1 Financing Statement with respect to its personal property. The lender's rights pursuant to the Amended Term Loan Agreement with respect to the 550,000 shares of the Company's stock and warrants to purchase 1,632,140 additional shares issued thereunder are unaffected by the Second Amended Term Loan Agreement. The Company continues to guarantee the Second Amended Term Loan Agreement.

     As consideration for the lender's entering the Second Amended Term Loan Agreement, Mountaineer has agreed (i) to pay a one time fee of $1.8 million or 8.5% of the total amount borrowed, which may be paid over the first year of the term; (ii) to pay interest at the rate of 13% (compared to 12% on the $16.1 million Amended Term Loan Agreement and 15% on the $5.4 million line of credit under the Amended Term Loan Agreement); and (iii) to pay a call premium equal to 5% in the event of prepayment during the first year of the term, declining to 3% during the second year, 2% in the third year, and 1% in the final year.

     Mountaineer intends to use the additional proceeds toward the construction of a convention facility and additional hotel rooms.

     MTR, a Delaware corporation, was incorporated in 1988. The Company's executive offices are located at State Route 2 South, Chester, West Virginia 26034, Telephone: (304) 387-5712.

                                  THE OFFERING


Securities Offered.........  This Prospectus relates to an offering by the
                             Selling Stockholders of (i) 889,734 Warrants,
                             which, when exercised, would entitle the holders
                             thereof to purchase, in the aggregate 889,734
                             shares of Common Stock, (ii) 889,734 shares of
                             Common Stock issuable upon exercise of the
                             Warrants, and (iii) 103,053 shares of Common Stock
                             which are outstanding and held by the Selling
                             Stockholders.  The Warrants and the outstanding
                             shares of Common Stock were issued to the Selling
                             Stock-holders in a private transaction in
                             connection with the Term Loan Agree-ment dated as
                             of July 2, 1996 between a wholly-owned subsidiary
                             of the Company and one of the Selling
                             Stockholders.  See "Selling Stockholders."

Securities Outstanding.....  As of December 31, 1997, the Company had
                             19,989,291 shares of Common Stock outstanding.
                             Assuming that all of the Warrants are exercised
                             and no other shares of Common Stock are issued
                             subsequent to December 31, 1997, the Company would
                             have 20,879,025 shares of Common Stock
                             outstanding.

Use of Proceeds............  The Company will not receive any proceeds from the sale of the Warrants or the shares of Common Stock
                             offered by the Selling Stockholders.  To date,
                             none of the Warrants have been exercised.  If all
                             of the Warrants are exercised, the Company will
                             receive estimated additional net proceeds of
                             $930,118.  The Company intends to utilize any
                             proceeds received from the exercise of the
                             Warrants as working capital.  There can be no
                             assurance that any of the Warrants will be
                             exercised.  See "Use of Proceeds."

Risk Factors...............  See "Risk Factors" for a discussion of certain risk factors that should

                             be considered by prospective investors in connection with an investment in the securities offered hereby.



                                  RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk. They should not be purchased by anyone who cannot afford the loss of his or her entire investment. In analyzing this offering, prospective investors should consider the following risk factors, as well as other information contained in this Prospectus before making an investment in such securities. Information contained in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "intends," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the anticipated results indicated in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results indicated in such forward-looking statements.

     HISTORY OF LOSSES. The Company has incurred operating and net losses from its inception through the first quarter of 1996. Although the Company has experienced revenue growth of $13,076,000, $11,037,000, $12,242,000,
$15,597,000 and $17,663,000 for the last five fiscal quarters and has generated quarterly profits since the second quarter of 1996, such growth and profitability may not be sustainable and may not be indicative of future results. The Company's ability to increase revenues and generate profits will depend on numerous factors, many of which are beyond the control of the Company's management. Some of these factors include prevailing economic conditions, competition and the attractiveness of gaming as a leisure pastime. As of September 30, 1997, the Company had an accumulated deficit of $21,280,000. See "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Current Operations - Racing Operations - Video Lottery Operations - Improvement Plan and Expanded - Operations - Develop and Market Mountaineer Park as a Diversified Entertainment Facility."

     LEVERAGE AND DEBT SERVICE. The Company has significant interest expense of $2,636,000 and principal repayment obligations which amounted to $186,000 in the period ended September 30, 1997. Substantially all of the Company's assets are pledged to secure such debt. See "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Description of Certain Indebtedness."

     The Company's ability to service its debt will be dependent on its future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond the Company's control. Accordingly, no assurance can be given that the Company will maintain a level of operating cash flow that will permit it to service its obligations and to satisfy the financial covenants in its loan agreements. The Company estimates that the minimum level of operating cash flow necessary for it to service its operations and obligations, and to satisfy its financial covenants in its loan agreements is $500,000. If the Company is unable to generate sufficient cash flow or is unable to refinance or extend its outstanding indebtedness, it will have to adopt one or more alternatives, such as reducing or delaying future expansion and capital expenditures, selling assets, restructuring debt or obtaining additional equity capital. There is no assurance that any of these strategies could be effected on satisfactory terms to the Company, if at all. Moreover, the terms and financial covenants contained in certain of the Company's debt instruments may restrict the Company's ability to compete effectively in the gaming market by effectively preventing expansion of the Company's facilities or other competitively advantageous capital expenditures, which may have an adverse effect on the Company. See "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Certain Indebtedness."

     GAMING REGULATION. The Company's business is highly regulated. The ability of the Company to remain in business, and to operate profitably depends upon the Company's continued ability to satisfy all applicable gaming laws and regulations.

     The Company's horse racing operations are subject to extensive regulation by the West Virginia Racing Commission (the "Racing Commission") which is responsible for, among other things, granting annual licenses to conduct race meets, approving simulcasting post times, and other matters. When granting licenses the Racing Commission has the authority to determine the dates on which Mountaineer may conduct races. In order to conduct simulcast racing, Mountaineer is required under West Virginia law to hold a minimum of 220 (210 beginning in 1998) live race days each year. The Racing Commission granted Mountaineer a license to conduct a minimum of 220 live race days for 1997. See "Business - Racing Operations" and "Business - Regulation and Licensing - Racing."

     The operation of video lottery games in West Virginia is subject to the Lottery Act. Licensing and regulatory control is provided by the Lottery Commission. The Lottery Act provides that only licensed horse race or dog race facilities may offer video gaming. Accordingly, the ability of the Company to maintain its video lottery business requires it to comply fully with the Racing Commission to qualify for its license under the Lottery Act. See "Business - Video Lottery Operations" and "Business - Regulation and Licensing - Video Lottery."

     The Lottery Act regulates the ability of horse race or dog race facilities to offer video gaming. Under the Lottery Act, only parimutuel horse or dog racing facilities that were licensed by the Racing Commission prior to January 1, 1994 and that conduct at least 220 live racing dates, or such other number as may be approved by the Racing Commission, are eligible for licensure to operate video lottery games. There are four racing facilities in West Virginia (two horse racing and two dog racing including Mountaineer Park), all of which currently satisfy the eligibility requirements of the Lottery Act and are thus eligible to offer video lottery gaming in the state. To provide video lottery gaming, the voters of the county in which the facility is to be located must approve such gaming in advance. If such approval is obtained, the facility may continue to conduct video lottery gaming activities unless the matter is resubmitted to the voters pursuant to a petition signed by at least five percent of the registered voters in the county, who must wait at least five years subsequent to voter approval to bring such a petition. If approval is denied, another vote on the issue may not be held for a period of two years. Video lottery gaming was approved in Hancock County, the location of Mountaineer Park, on May 10, 1994.

     Licenses granted by the Lottery Commission must be renewed by July 1 of each year. A license to operate video lottery games is a privilege personal to the license holder and, accordingly, is non-transferable. In order for a license to remain in effect, Lottery Commission approval is required prior to any change of ownership or control of a license holder. Unless prior approval of the Lottery Commission is obtained, the sale of five percent or more of the voting stock of the license holder or any corporation that controls the license holder or the sale of a license holder's assets (other than in the ordinary course of business), or any interest therein, to any person not previously determined by the Lottery Commission to have satisfied the suitability requirements, voids the license. Accordingly, should a party unaffiliated with the Company acquire 5% or more of the voting stock of the Company in a manner inconsistent with the statute, the Company's license could be jeopardized insofar as such party would be required to undergo approval by the Lottery Commission.

     Under the Company's Certificate, any person who purchases 5% or more of the Common Stock without first securing Lottery Commission approval to own such shares, is subject to the Company's right to repurchase such shares from the holder. See "Risk Factors

- Impact of Anti-takeover Measures" and "Description of Securities - Common Stock - Anti-takeover Provisions".

     Pursuant to both the Racing Commission's and Lottery Commission's regulatory authority, the Company may be investigated by either body at virtually any time. Accordingly, the Company must comply with all gaming laws at all times. Should either body consider the Company to be in violation of any of the applicable laws or regulations, each has the plenary authority to suspend or rescind the Company's licenses. While the Company has no knowledge of any non-compliance, and believes that it is in full compliance with all relevant regulations, should the Company fail to comply its business would be materially adversely effected.

     To date, the Company has obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of its current gaming activities. However, no assurances can be given that any new licenses or approvals that may be required in the future will be given or that existing ones will be renewed.

     The West Virginia Legislature passed two bills in 1997 which enhance various aspects of Mountaineer's existing racing and video lottery operations. The Company's ability to remain in the gaming business depends on the continued political acceptability of gaming activities to both the public and state governmental officials. In addition, the gaming laws impose high tax rates, and fixed parimutuel commission rates which, if altered, may diminish the Company's profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Parimutuel Commissions."

     Due to the political nature of gaming issues, and despite recent appropriations towards educational and recreational purposes derived from funds generated by gaming activities, it is unknown at this time whether state officials will maintain the same policies towards gaming activities, particularly video lottery gaming, as in the past. Any substantial unfavorable change in the enabling laws or tax rates on gaming revenues could make the Company's business substantially more onerous, less profitable or illegal, which would have a material adverse effect on the Company's business.

     DEPENDENCE ON KEY PERSONNEL. The Company is currently managed by a small number of key management and operating personnel, whose efforts will largely determine the Company's success. The success of the Company also depends upon its ability to attract, hire and retain qualified operating, marketing, financial and technical personnel. Competition for qualified personnel in the gaming industry is intense and, accordingly, there can be no assurance that the Company will be able to continue to hire or retain necessary personnel. The loss of key management personnel, particularly Edson R. Arneault, the Company's Chairman, President and Chief Executive Officer, would likely have a material adverse effect on the Company. The Company does not maintain key man life insurance for Mr. Arneault or any other employee. See "Management."

     COMPETITION. In recent years, the number of gaming options available to consumers in the Company's principal markets has increased considerably. Mountaineer's principal direct competitors are Wheeling Downs, located approximately 40 miles to the south in Wheeling, West Virginia, Thistledown, located approximately 85 miles to the northwest in Cleveland, Ohio and Ladbroke, located approximately 80 miles away from Mountaineer in Washington, Pennsylvania. Wheeling Downs conducts parimutuel greyhound dog racing and video lottery gaming. Thistledown conducts parimutuel thoroughbred horse racing but not video lottery gaming. Ladbroke conducts live harness racing and provides import simulcasting, but does not have video lottery gaming. The Company also competes with statewide lotteries in West Virginia, Pennsylvania and Ohio, off-track and on-site wagering in Pennsylvania, and, to a lesser extent, destination gaming facilities in Las Vegas and Atlantic City, as well as other entertainment options available to consumers, including live and televised professional and collegiate major sports events. The Company will also compete with off-track wagering in Ohio, which has recently been approved in that state. To the extent that either Pennsylvania or Ohio legalize any forms of casino gaming, and West Virginia does not, the Company's video lottery operations might compete with any such new gaming facilities located within
driving distance of Mountaineer Park.   Such facilities may offer more gaming
machines than Mountaineer, or gaming machines which are superior to those offered by Mountaineer, as well as forms of gaming not available in West Virginia. Taken together, such competition could have a material adverse effect on the Company. See "Business-Competition."

     NO DIVIDENDS. The Company has not paid any dividends on its Common Stock since its inception and does not currently foresee the payment of cash dividends in the future. Furthermore, under the Company's Term Loan Agreement and the Warrants issued to its lender thereunder, the Company is prohibited from paying any dividends without the lender's consent. The Company currently intends to retain all earnings, if any, to finance its operations. See "Dividend Policy" and "Description of Securities - Common Stock."

     CONTINUED LOSSES FROM HORSE RACING. To date, the Company has incurred continued losses on the Company's parimutuel commission business, which have been offset by gains in the video lottery business. The Company believes that the racing business is currently unprofitable, and is attempting to minimize or eliminate losses from such operations by increased marketing efforts, cost cutting and enhancing the quality of racing activities. The Company believes that its strategy of becoming a one-stop entertainment, recreation and gaming destination resort will produce synergies which, in combination with its video lottery operations, may maximize stockholder value. Nonetheless, there can be no guarantees that this strategy will prove successful, that the Company's unprofitable operations can become profitable or that the Company's profitable operations will remain so. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Parimutuel Commissions Operating Costs."

     ROAD IMPROVEMENTS. During the third quarter of 1997, construction projects commenced affecting West Virginia State Route 2 (the road Mountaineer Park fronts) both in Weirton (approximately 18 miles to the south) and in Chester (approximately 8 miles to the north) and Ohio Routes 7 and 11. The Company anticipates that the construction projects will be completed in
approximately May of 1998.   While such road improvements could ultimately
benefit Mountaineer by improving traffic flow on Route 2, while any construction is in progress, access to Mountaineer Park could be impeded. If construction were to make travel to Mountaineer Park unduly burdensome, patronage at Mountaineer Park could decline. In that event, the Company's financial condition would be adversely affected. The materiality of such effect would be in proportion to any decline in patronage. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources - Road Improvements."

     FAILURE TO LIQUIDATE DISCONTINUED OPERATIONS. The Company owns certain oil and gas properties in Michigan, which it is in the process of liquidating in furtherance of the Company's determination to focus its efforts on its core gaming, entertainment and recreation business. To date, the Company has been unable to find a buyer for these properties. Should the Company be unable to find a buyer at a price which management believes represents fair value for the properties, the Company may be required to sell the properties at a loss or to write down the value of these assets on its balance sheet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Discontinued Operations", "Business - Discontinued Operations" and "Business - Properties."

     CYCLICAL NATURE OF BUSINESS. The Company's primary business involves leisure and entertainment. During periods of recession or economic downturn, consumers may reduce or eliminate spending on leisure and entertainment activities. In the event that the Company's primary demographic market suffers adverse economic conditions, the Company's revenues may be materially adversely effected. In addition, the operations of Mountaineer Park are typically seasonal in nature. Winter conditions may adversely affect transportation routes to Mountaineer Park, as well as cause cancellations of live horse racing. As a result, adverse seasonal conditions could have a material adverse effect on the operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Continuing Operations Years Ended December 31, 1996, 1995 and 1994 - Revenues", "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of

Continuing Operations Nine Months Ended September 30, 1997 and 1996 - Revenues" and "Business - Improvement Plan and Expanded Operations - Business Strategy - Develop and Market Mountaineer Park as Diversified Entertainment Facility - Expand Video Lottery Operations - Marketing."

     LIMITED PUBLIC MARKET AND LIQUIDITY. The Company's Common Stock is traded on the Nasdaq SmallCap Market and trading of the Common Stock in the over-the-counter market is limited. A limited trading market could result in an investor being unable to liquidate his or her investment. For continued listing on the Nasdaq SmallCap Market, the Company, generally, must meet the following requirements: either (a) $2 million in net tangible assets, or (b) market capitalization of $35 million or (c) net income of $500,000 in latest fiscal year or 2 of last 3 fiscal years; $1 million in market value of public float; a minimum bid price of $1.00 per share; a minimum of 500,000 shares publicly held; a minimum of 300 stockholders; and the election of two independent directors before February 22, 1998. If the Company is unable to satisfy Nasdaq's maintenance criteria in the future, its Common Stock will be subject to being delisted, and trading, if any, in the Company's Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose, or to obtain quotations as to the price, of the Company's Common Stock. See "Price Range of Common Stock" and "Description of Securities."

     LACK OF PUBLIC MARKET. Prior to December 31, 1997, there was no market for the Warrants. The Company does not intend to apply for listing of the Warrants on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance as to the development or liquidity of any market for the Warrants. If an active market does not develop, the market price and liquidity of the Warrants will be adversely affected. See "Price Range of Common Stock" and "Description of Securities."

     SHARES ELIGIBLE FOR FUTURE SALE. As of December 31, 1997, the Company had approximately 19,989,291 shares of Common Stock outstanding. In addition, the Company is obligated to issue an additional 8,032,247 shares of Common Stock upon the exercise of outstanding options and warrants. Of shares of Common Stock currently outstanding, approximately 2,265,236 were issued in registered or other offerings which rendered such shares freely tradable in the hands of the holders thereof. Of the remaining 17,724,055 shares of Common Stock currently outstanding which were not freely tradable by the holders thereof upon issuance by the

Company, the Company has registered the resale of 2,455,427 shares of Common Stock by the holders thereof. 1,283,905 shares of Common Stock currently outstanding remain "restricted securities" for purposes of the Act.

     With respect to the shares of Common Stock to be issued upon the exercise of outstanding options or warrants, the Company has previously registered the resale of 3,040,396 of such shares by the holders thereof. The remaining 4,991,851 shares of Common Stock issuable upon the exercise of outstanding options and warrants will be "restricted securities" for purposes of the Act when issued.

     The Company is currently obligated to or intends to file future registration statements to cover the resale of 6,535,214 shares of Common Stock which are, or will when issued be, "restricted securities." Of that 6,535,214 shares of Common Stock, 3,556,398 underlie various employee plans and grants. See "Selling Stockholders", "Plan of Distribution", "Description of Securities -Common Stock" and "Shares Eligible for Future Sale."

     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned
"restricted securities" for at least one year but less than two years and any affiliate of the Company who has owned shares for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of the Company's Common Stock or the average weekly trading volume in the Company's Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Such sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder who is not an affiliate of the Company at the time of the sale and for at least 90 days prior to a proposed transaction and who has beneficially owned "restricted securities" for two years is entitled to sell such shares under Rule 144 without regard to the limitations described above. See "Certain Transactions - Redeemable Common Stock."

     Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could have an adverse impact on the market price of Common Stock.

     IMPACT OF ANTI-TAKEOVER MEASURES. Certain provisions of the Company's Certificate may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Specifically, the Company's Certificate requires the Board of Directors (the "Board") to consider a variety of factors other than the adequacy of the price offered for the Company's securities in evaluating a takeover attempt. The effect of this provision, in the event of a takeover attempt, may be to prevent stockholders from receiving maximum returns on their shares in the short-term and may deflate the price of the Company's Common Stock over the long-term. Additionally, the Certificate provides the Company with a right to repurchase any shares of Common Stock of the Company from any person who acquires more than 5% of the voting stock of the Company. This provision was adopted so that the Company can remain in compliance with the Lottery Act, which requires advanced approval of any acquisition of more than 5% of the Company's Common Stock. Nonetheless, there can be no assurance that such provision can provide adequate protection against the Company losing its qualification with the Lottery Commission due to the acquisition by a third party, whether in the open market or otherwise, of more than 5% of the Company's Common Stock, as the provision in the Certificate applies only retroactively and the Lottery Act requires approval of such acquisitions prospectively. See "Description of Securities - Common Stock - Anti-Takeover Provisions."



     COMPANY'S COMMON STOCK SUBJECT TO PENNY STOCK REGULATION. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the Nasdaq National Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The market price of the Company's Common Stock may continue at a price less than $5.00. Thus the Company's Common Stock is subject to the "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).

     For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document prescribed by the Commission relating to the penny stock market. Such document must disclose the risks of investing in the penny stock market including (i) a description of the nature and risk involved in the penny stock market; (ii) a description of the duties of the broker-dealer to the customer and the rights and remedies available; (iii) an explanation of the name of "bid" and "ask" prices in the penny stock market; (iv) a description of all significant terms used in the risk disclosure document; and (v) a toll free number to provide information on disciplinary histories. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities. However, the Commission, as it may determine consistent with the public interest and protection of investors, may exempt, in whole or in part, any person or class of persons, or any transaction or class of transactions, from the penny stock requirements. Such exemptions shall include an exemption for brokers and dealers based on the minimal percentage of broker's or dealer's commissions, commission-equivalent, and markups received from transactions in penny stock. See "Plan of Distribution."



                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Warrants or the shares of Common Stock offered herein by the Selling Stockholders. If all of the Warrants are exercised, the Company will receive estimated net proceeds of approximately $930,118. The Company intends to utilize any proceeds received from the exercise of the Warrants for working capital purposes. There can be no assurance that any of the Warrants will be exercised.


                                DIVIDEND POLICY

     The Company has not paid any dividends on its Common Stock since its inception and does not currently foresee the payment of cash dividends in the future. Furthermore, the Company's Term Loan Agreement and the Warrants issued to the lender thereunder prohibit the payment of any dividends without the lender's consent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." The Company currently intends to retain any future earnings to finance its operations.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1997.
                                                      September 30, 1997
                                                      ------------------

                                                Actual          As Adjusted (1)
                                                ------          ---------------

Short-term debt (excluding current
 maturities of long-term debt)                       0                   0

Current portion of redeemable Common Stock           0                   0
Current portion of long-term debt               29,000              29,000
                                             ---------             -------

Total short-term debt                           29,000              29,000

Long-term debt--noncurrent portion
 Term Loan                                  21,448,000          21,448,000

Other long-term debt bearing interest at 8%    130,000             130,000
                                             ---------           ---------

Total long-term debt--noncurrent portion    21,578,000          21,578,000

Redeemable Common Stock--noncurrent portion          0                   0

Stockholders' equity:

   Common Stock, Paid-in Capital            34,867,000          35,797,000

   Accumulated deficit                     (21,280,000)        (21,280,000)
                                          ------------        ------------

Total stockholders' equity                  13,587,000          14,517,000

Total capitalization                        35,194,000          36,124,000



(1) As adjusted to reflect the receipt of the proceeds from the exercise of the Warrants registered hereby.


                          PRICE RANGE OF COMMON STOCK


     The Company's Common Stock is quoted on the NASDAQ SmallCap Market under the symbol "MNTG". On December 31, 1997, the high bid and low asked quotations for the Company's Common Stock were $1 31/32 and $2 1/16 respectively. As of December 31, 1997 there were approximately 571 stockholders of record of the Company's Common Stock.

     The following table sets forth the range of high and low bid quotations obtained from the National Quotations Bureau for the Common Stock for the two fiscal years ended December 31, 1995 and 1996 and for the first three quarters of the fiscal year ending December 31, 1997. These quotes are believed to be representative of inter-dealer quotations, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


                                               High              Low
                                               ----              ---


           Year Ended December 31, 1995:
            First Quarter                      1 15/16          1  1/16
            Second Quarter                     1 19/32          1  1/8
            Third Quarter                      1 9/16           1  1/16
            Fourth Quarter                     1 3/16           1  7/32


           Year Ended December 31, 1996:
            First Quarter                      29/32              11/32
            Second Quarter                     1 17/32             9/16
            Third Quarter                      1 1/2              13/16
            Fourth Quarter                     1 9/16              7/8


           Year Ending December 31, 1997:
            First Quarter                      1 9/16              3/4
            Second Quarter                     1 7/16           1
            Third Quarter                      1 17/32          1 13/16
            Fourth Quarter                     2 17/32          1 11/32




                            SELECTED FINANCIAL DATA

     The selected financial data set forth below as of and for each of the five years ended December 31, 1996, have been derived from the audited consolidated financial statements of the Company, certain of which are included elsewhere in this Prospectus, and should be read in conjunction with those consolidated financial statements (including the notes thereto) and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" also included elsewhere herein. The selected financial data as of and for the nine months ended September 30, 1996, and September 30, 1997, have been derived from the unaudited consolidated financial data of the Company which are included elsewhere in this Prospectus and which in the opinion of management include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the results of operations and financial condition for those periods. The financial data for the nine months ended September 30, 1997, are not necessarily indicative of results to be expected for the year.

                                       Fiscal Year Ended December 31                         Nine Months
                                                                                         Ended September 30,
                         1996         1995         1994          1993        1992         1997          1996
                      -----------  -----------  -----------  -----------  -----------  -----------  -----------

Statement of
Operations Data:

Gross revenues        $40,204,000  $24,927,000  $14,656,000  $12,797,000     $690,000   $45,502,000  $29,167,000

Income/(loss) from
continuing
operations              1,155,000   (5,313,000)  (6,902,000)  (5,913,000)  (2,749,000)    3,629,000    1,333,000

Income per share
from continuing
operations                    .06         (.33)        (.48)        (.46)        (.42)          .17          .07


Discontinued
operations data:

Revenues                        -            -      184,000      268,000      236,000             -            -
                      ===========  ===========  ===========  ===========   ==========   ===========  ===========

Loss from
discontinued
operations                      -            -     (640,000)  (1,653,000)  (1,668,000)            -            -
                      ===========  ===========  ===========  ===========   ==========   ===========  ===========

Loss per share from
discontinued
operations                      -            -         (.04)        (.13)        (.25)            -            -
                      ===========  ===========  ===========  ===========   ==========   ===========  ===========


Balance Sheet Data:

Working Capital
(Deficiency)            3,897,000   (7,453,000)  (1,808,000)     313,000       60,000     7,204,000   (2,634,000)

Current Assets          7,016,000    1,972,000    3,555,000    2,354,000    2,974,000    11,187,000    4,734,000

Current Liabilities     3,119,000    9,425,000    5,363,000    2,041,000    2,914,000     3,983,000    7,368,000


Total assets -
continuing
operations             28,262,000   23,131,000   21,387,000   16,347,000   13,923,000    37,696,000   25,620,000
                      ===========  ===========  ===========  ===========   ==========   ===========  ===========

Net assets -
discontinued
operations              2,616,000    2,616,000    2,571,000    2,790,000    2,889,000     2,616,000    2,616,000
                      ===========  ===========  ===========  ===========   ==========   ===========  ===========

Total Liabilities      20,612,000   19,763,000   14,200,000    6,040,000    5,641,000    26,725,000   19,521,000

Total Stockholders'
Equity (Capital
Deficiency)            10,266,000    5,984,000    9,758,000   13,097,000   11,171,000    13,587,000    8,715,000




                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     In December 1992, the Company acquired all of the outstanding common stock of Mountaineer with the intent of enhancing its existing facilities for promotion as a high quality gaming, racing and recreation resort. Shortly thereafter, the Company determined to focus its business primarily on the gaming industry, and de-emphasized its activity in other businesses in order to more fully devote corporate resources to Mountaineer, as described elsewhere in this Prospectus. See "Results of Discontinued Operations."

RESULTS OF CONTINUING OPERATIONS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

     Mountaineer has exhibited steady, pronounced revenue growth under its expansion plan begun in September 1994. The emergence of video lottery as Mountaineer's dominant profit center and the 1996 amendment of the West Virginia video lottery law to permit the addition of simulated "classic casino slot machine" games to VLTs ("Slot Terminals") have allowed the Company to generate increased revenues. As a result of this significant increase in gaming revenues, the Company earned a $1.2 million profit from continuing operations in 1996.

     The Company incurred significant losses from continuing operations during the years ended December 31, 1995 and 1994 largely due to delays encountered in the expansion of Mountaineer's video lottery operations as a result of (i) the State Attorney General's 1993 challenge of Mountaineer's contract with the Lottery Commission; (ii) the State Supreme Court's ruling that video lottery was unconstitutional pending the passage of proper enabling legislation; and
(iii) time required for the passage of such legislation. These delays, together with legal settlement provisions, operating losses incurred in the horse racing operations, and corporate overhead charges, resulted in losses from continuing operations of $5.3 million in 1995, and $6.9 million in 1994.

REVENUES


                        Years Ended December 31
                      1996        1995         1994
                   ----------  -----------  -----------
Video Lottery
Terminals          30,700,000  $16,479,000   $7,481,000
Parimutuel
Commissions         4,299,000    4,263,000    3,768,000
Lodging, Food and
Beverage            3,945,000    3,046,000    2,276,000
Other               1,260,000    1,139,000    1,131,000
                   ----------  -----------  -----------
                   40,204,000  $24,927,000  $14,656,000
                   ==========  ===========  ===========


     Total revenues increased by $15.3 million from 1995 to 1996, an increase of 61%. Video lottery operations accounted for $14.2 million of the increase, and lodging, food and beverage operations contributed $899,000 of the increase. The region surrounding Mountaineer experienced extensive flooding and unusually heavy
                                    - 21 -
snowfall in the first quarter of 1996, producing difficult travel conditions and resulting in portions of Ohio, West Virginia and Western Pennsylvania being designated as Federal disaster areas. The Company's revenue increases have been achieved despite these unusual weather conditions. Mountaineer's facilities are situated well above the flood plain and did not sustain any damage; Mountaineer's nearest competitor was extensively damaged and ceased operations for approximately four weeks in the first quarter of 1996.

     Total revenues increased by 10.3 million from 1994 to 1995, an increase of 70%. Approximately $9.0 million of the increase was produced by video lottery operations, while the parimutuel commissions and lodging, food, beverage and other operations at Mountaineer contributed $1.3 million of additional revenues.

     VIDEO LOTTERY OPERATIONS

     Revenues from video lottery operations increased 86%, from $16.5 million in 1995 to $30.7 million in 1996. Revenues from video lottery operations increased 120%, from $7.5 million in 1994 to $16.5 million in 1995. In response to increased patronage and a trend towards increased productivity of video lottery activities, Mountaineer doubled the number of VLTs to 800 in June 1995. Video lottery revenues in the second half of 1995 surpassed $9.1 million, a level 28% higher than revenues earned in all of 1994. A comparison of fourth quarter revenues shows that 1995 outperformed 1994 by $1.6 million, an increase of 57% over the $2.8 million of revenues earned in the final quarter of 1994. In December 1995, the Company completed an expansion of its Lodge gaming facilities, allowing the placement of half of its VLTs at the Lodge with the other half remaining in the racetrack grandstand and clubhouse, in response to a perceived demand for more terminal availability on days when live racing is not conducted. In July of 1996, after passage of legislation permitting the use of Slot Terminals as opposed to only card and keno game machines ("Card Terminals"), Mountaineer converted 350 Card Terminals into Slot Terminals. Also in July of 1996 the Company began a large scale marketing campaign aimed beyond the 40 mile radius from which the Company has traditionally drawn the bulk of its patrons. In October of 1996, Mountaineer converted an additional 50 Card Terminals to Slot Terminals. In March of 1997, Mountaineer purchased and installed 400 new Slot Terminals and removed 200 previously leased Card Terminals, bringing the total number of VLTS to 1,000 as of March 13, 1997, consisting of 800 Slot Terminals and 200 Card Terminals.

     The results of video lottery operations reflect a three-year trend of significantly increasing aggregate net win, coupled with an increase in average daily net win per terminal in 1996. The Company plans to pursue additional growth in its video lottery operations. The aggressive newspaper marketing campaign begun in July 1996 continued at a moderately reduced level through the winter months. In January of 1997, Mountaineer also began broadcasting a 30 minute "infomercial" advertisement on television affiliates within a two hour driving radius.

     The Company has substantially completed a large scale redecoration of its racetrack grandstand video lottery facilities, including expansion of ancillary dining and bar areas. The Company has spent $18 million on this redecoration and expects to incur no additional material expense. Management believes that the redecoration has made the facility more attractive to patrons and has and will continue to have a positive effect on video lottery operations.
Management believes that the redecoration will draw and accommodate significantly heavier patronage to the grandstand gaming facilities, which currently operate only on the Company's 220 annual live race dates. For the twelve months ended December 31, 1996, average daily net win on the 400 grandstand terminals was $43 (including $0 for days when there was no live racing), compared to $167 earned on the lodge-based terminals.

     PARIMUTUEL COMMISSIONS

     Parimutuel commissions revenue is a function of wagering handle, which means the total amount wagered without regard to predetermined deductions, with a higher commission earned on a more exotic wager, such as a trifecta, than on a single horse wager, such as a win, place, or show bet. In parimutuel wagering, patrons bet against each other rather than against the operator of the facility or with pre-set odds. The total wagering handle is composed of the amounts wagered by each individual according to the wagering activity. The total amounts wagered form a pool of funds from which winnings are paid based on odds determined solely by the wagering activity. The racetrack acts as a stakeholder for the wagering patrons and deducts from the amounts wagered a "take-out" or gross commission, from which the racetrack pays state and county taxes and racing purses. The Company's parimutuel commission rates are fixed as a percentage of the total wagering handle or total amounts wagered. The Company earned an average commission rate of 20% in each of the past three years.

     For the twelve months ended December 31, 1996, simulcast handle rose by $1.9 million to $19.7 million, an increase of 11% compared to $17.8 million for the same period in 1995. Management believes the increase resulted from renovations to track betting facilities and an increase in the number of wagering days to seven days per week at multiple locations, plus the introduction of simulcast greyhound racing in the second quarter of 1995. Live racing handle declined by $1.6 million, or 8%, for the year ended December 31, 1996 to $20.4 million from $22.0 million for the year ended December 31, 1995. Average daily purses, which were $25,000 in the third quarter of 1995, increased several times during 1995 and 1996 to a high of approximately $55,000 in the third and fourth quarters of 1996. Mountaineer reduced daily purses to approximately $35,000 late in the fourth quarter of 1996, with the intention of raising them above the $50,000 level in the second quarter of 1997.
Management believes that live racing handle will increase as racing purses increase following the concept that higher purses attract higher quality race participants, which in turn captures the interest of wagerers from a larger geographic region. In accordance with this philosophy, Mountaineer began offering moderately funded stakes races of up to $20,000 per race during the third quarter of 1996. More sizable stakes races may be offered if a favorable revenue trend develops from this practice. Legislation was approved by the Ohio General Assembly that permitted full-card simulcasting and off-track betting beginning in September 1996. Management is unaware of any imminent plans for competing Ohio racetracks to open any off-track betting sites near Mountaineer's Chester, West Virginia facility.

     Both live and off-track wagering handles increased in 1995 from 1994, yielding a 13% increase in parimutuel commissions to $4.3 million. Live wagering handle increased 4%, from $21.2 million in 1994 to $22.0 million in 1995, an increase which slightly surpassed the 3% increase in live race days from 220 in 1994 to 227 in 1995. Purses increased from an average of $22,500 in 1994 to an average of $25,000 in 1995.

     In September 1995, Mountaineer Park hosted the West Virginia Breeders' Classics, a night of stakes races with $330,000 in purses funded by taxes on statewide video lottery revenues. Mountaineer Park broadcast a simulcast signal of the stakes races, earning commissions on $351,000 of handle wagered off-site.

     Early in 1995, the Company expanded its off-track betting facilities in the racetrack clubhouse, grandstand and the Lodge, contributing to a 24% increase in simulcast wagering handle from $14.3 million in 1994 to $17.8 million in 1995, representing an increase of $3.5 million. In April 1995, Mountaineer Park began offering greyhound off-track betting, which contributed $2.7 million to increased simulcast handle in 1995. The remaining $800,000 increase is attributable to the enhancement of Mountaineer's off-track betting facilities and more extensive offerings of simulcast racing. For most of 1995, Mountaineer offered simulcast racing seven days per week, compared to six days per week in 1994.

     LODGING, FOOD AND BEVERAGE

     Revenues earned from lodging, food and beverage accounted for a combined increase of 30% to $3.9 million for the year ended December 31, 1996, from $3.0 million for the same period in 1995. Restaurant, bar and concession facilities produced $582,000 of the revenue increase, while Lodge revenues increased $194,000. Food and beverage operations accounted for approximately three quarters of the revenues earned by this profit center in both 1995 and 1994.

A fire in October 1994 caused 41 of the Lodge's 101 rooms to be unusable during the fourth quarter of 1994 and the first four months of 1995.

     Food, beverage and lodging revenues decreased 3% from slightly more than $2.3 million for 1993 to slightly under $2.3 million for 1994. Guest room revenues decreased $50,000 or 8% from $621,000 to $571,000 for 1994 as compared to the year ended 1993, which resulted from the reduction in available rooms due to planned remodeling and construction. Additional negative impact on room revenues was attributable to the fire damage sustained during the fourth quarter of 1994.

     OTHER REVENUES

     Other sources of revenues consist primarily of non-core businesses such as admission, programs, golf, tennis and swimming. While these lines of business are not the Company's most profitable, the Company believes they are necessary for the Company to continue to attract gaming patrons. Other revenues increased by $121,000, or 11% from 1995 to 1996. In total, other revenues were virtually unchanged from 1994 to 1995, amounting to approximately $1.2 million each year. Operations in 1995 saw a moderate increase in revenues relating to admission fees and program sales.

OPERATING COSTS

     The expanded scope of operations which produced Mountaineer's 1996 61% revenue increase resulted in a 37% increase in cost of revenues, a 50% increase in marketing and promotions expense, a 25% reduction in general and administrative expenses, and an 11% increase in depreciation and amortization. The increased marketing and promotion expenses were due primarily to (1) labor costs associated with establishing a full-time marketing department; (2) implementing a direct mail and print advertising campaign in locations where the Company's primary competitors operated; and (3) Mountaineer's increased promotions and prize give-aways. Gross profits from Mountaineer's four profit centers nearly tripled from $3.1 million to $10.4 million; $6.9 million of this amount was earned in the last two quarters of 1996.

     Total operating costs increased by 62%, from $13.4 million in 1994 to $21.8 million in 1995. Approximately $6.5 million of the increase was attributable to the substantial growth in VLT revenues which more than doubled from $5.7 million in 1994 to $12.3 million in 1995. Parimutuel commissions expense accounted for $500,000 of the increase, largely a reflection of the 13% increase in commission revenues, and lodging, food and beverage operating costs increased $900,000, exceeding the $770,000 revenue increase earned by those operations. The gains resulting from the profitability of the video lottery operations have been offset by the losses sustained by parimutuel commissions and lodging, food and beverage businesses; however, the Company has been able to substantially reduce its losses due to the improvement in VLT operations. Based on this trend, the Company is attempting to expand the video lottery business, while attempting to reduce the losses of the parimutuel and lodging, food and beverage businesses, by increasing productivity, expanding marketing efforts, increasing purse sizes and attracting higher quality jockeys and horses to increase parimutuel wagering.


                                Years Ended December 31
Operating Costs             1996         1995         1994
                         -----------  -----------  -----------
Video Lottery Terminals  $19,865,000  $12,256,000   $5,709,000
Parimutuel Commissions     5,257,000    5,064,000    4,563,000
Lodging, Food and
Beverage                   3,543,000    3,285,000    2,337,000
Other                      1,092,000    1,195,000      798,000
                         -----------  -----------  -----------
                         $29,757,000  $21,800,000  $13,407,000
                         ===========  ===========  ===========

                                Years Ended December 31
Gross Profit (Loss)         1996         1995         1994
                         -----------  -----------  -----------
Video Lottery Terminals  $10,835,000   $4,223,000   $1,772,000
Parimutuel Commissions      (958,000)    (801,000)    (795,000)
Lodging, Food and
Beverage                     402,000     (239,000)     (61,000)
Other                        168,000      (56,000)     333,000
                         -----------  -----------  -----------
                         $10,447,000   $3,127,000   $1,249,000
                         ===========  ===========  ===========

VIDEO LOTTERY TERMINALS OPERATING COSTS

     Costs of video lottery revenues increased by $7.7 million, or 62%, from $12.3 million to $19.9 million for the year ended December 31, 1996, compared to 1995, reflecting the increase in statutory expenses directly related to the 86% increase in video lottery revenues. Such expenses accounted for $7.6 million of the total cost increase. Taxes on statutory assessments applicable to VLT revenues increased from 35% of such revenues ("net win") prior to March 1994 to 53% of net win thereafter. This increase in assessment rate, coupled with the 120% increase in VLT revenues, resulted in a $4.5 million increase in state taxes and statutory assessments from 1994 to 1995, to $8.4 million. Approximately $2.5 million of 1995 statutory costs were contributed to Mountaineer's horseowners' association in the form of live racing purse payments, compared to $1.1 million in 1994, while $80,000 was contributed to Mountaineer's employee pension fund in 1995, up from $31,000 in 1994.

     VLT lease expenses increased from $790,000 in 1994 to $1.3 million in 1995, a reflection largely of the increased number of terminals leased, from 165 prior to September 1994, to 400 from September, 1994 through June, 1995, and 800 thereafter. Salaries, payroll taxes and employee benefits increased from $503,000 in 1994 to $964,000 in 1995, and utilities increased from $125,000 to $313,000, both increases resulting from increased personnel to service the expanded number of gaming terminals and related increase in patronage.

     On March 17, 1994, the State of West Virginia approved the continued operation of VLTs, however, statutory rates paid to certain entities were mandated at substantially higher amounts than those previously in effect as follows:


                                   March 18, 1994       March 17, 1994
                                   and Beyond           and Prior
State of West Virginia                 30.0%                 25.0% (1)
Hancock County                          2.0%                  0.0%
Horseman's Association                 15.5%                 10.0%
Other                                   5.5%                  0.0%
                                       -----                 -----
Total Statutory Payments               53.0% (2)             35.0%
                                       -----                 -----

(1) Increased from 20% to 25% in June 1993.

(2) Excludes up to a 4% administrative fee charged by the State of West Virginia based on revenues. In addition, rates are applied to revenues net of this 4% administrative fee.

    In addition to the above rates, the Company paid a 3% management fee
(after the State's 4% administrative fee), based on VLT revenues, to American Gaming and Entertainment, Ltd. ("AGEL") which began on October 26, 1994, as approved by the Lottery Commission. This management agreement was stayed in July 1995. A consulting agreement with American Newco providing for fees of up to $20,000 per month, as discussed below, replaced the management agreement. The Company was also required to pay additional management fees of 8% of income before depreciation, amortization, taxes and interest. Total management fees charged to the cost of VLTs in 1994 were $133,000. From January 1, 1993 to March 1993 and from April 1993 to August 1993, the Company paid the lessor of its 165 VLTs 23% and 10% of net revenues, respectively. This agreement has since been terminated.

     PARIMUTUEL COMMISSIONS OPERATING COSTS

     Costs of parimutuel commission revenue increased by $193,000 to approximately $5.3 million in 1996. Purse expense dropped 7%, from $2.1 million in 1995 to $2.0 million in 1996, reflecting the 7% decrease in live racing wagers. Contractual fees paid to host tracks and the Horsemen's Association in connection with simulcasting race operations increased $288,000 to $2.2 million in 1996, consistent with the 11% increase in simulcasting wagers. Parimutuel commissions revenue is reported net of these expenses in the Consolidated Statement of Operations.

     Direct and indirect wages and employee benefits attributable to racing operations remained stable at approximately $2.4 million in 1996 and 1995, while lease expense was reduced by $106,000, or 13%, to $697,000 due to the negotiation of more favorable totalisator lease terms in December, 1995.

     Other costs of parimutuel commission revenue increased in the aggregate by approximately $299,000 from 1995 to 1996.

     Salaries, payroll taxes and employee benefits increased from $2.2 million in 1994 to $2.5 million in 1995, partly as an accommodation due to certain inefficiencies caused by Mountaineer's extensive construction activities in 1995. A general upgrade in maintenance activities contributed to this increase, as well as a $65,000 increase in repair and maintenance supplies.
The Company's totalisator rents and payments of host track fees increased $177,000 in 1995 from the prior year as a result of the 24% increase in revenues achieved by its off-track betting operations. Liability insurance expense in 1995 was $87,000 higher than the prior period, a reflection of the increased volume of business and an industry-wide increase in jockey insurance.

     LODGING, FOOD AND BEVERAGE OPERATING COSTS

     Direct expenses of lodging, food and beverage operations increased from $3.3 million in 1995 to $3.5 million in 1996. The lodging, food and beverage operation earned a gross profit of $402,000 in 1996, compared to a $239,000 loss in 1995, as higher revenues more fully absorbed the operation's fixed costs. Lodging direct costs totaled $1,102,000 for 1996, compared to $1,048,000 in 1995. Lodging operations broke even in 1996, compared to a $259,000 loss in 1995. Widespread construction projects in progress throughout the year unavoidably increased Lodge operating expenses. Lodge wages and employee benefits increased by $71,000 to $708,000 in 1996, while food and beverage operation wages and employee benefits increased by $76,000 to $975,000 in 1996.

     Mountaineer experienced an increase in lodging, food and beverage operating costs from 1994 to 1995 of $948,000, $695,000 of which related to increased costs attributable to food and beverage operations. Although cost of sales rates increased only slightly from 42% in 1994 to 44% in 1995, this cost category increased by $303,000 in proportion to the $582,000 increase in sales. Food and beverage labor costs rose approximately $320,000 which was also commensurate with the increase in revenues despite no appreciable change in occupancy rates from 1994 to 1995.

     COSTS OF OTHER OPERATING REVENUES

     Cost of other revenues, consisting primarily of non-core businesses such as admission, programs, golf, tennis and swimming declined by $103,000 from $1,195,000 in 1995 to $1,092,000 in 1996, reflecting the discontinuance of certain shuttle bus and valet services were higher by $422,000 or 64% from $778,000 to $1.2 million for 1995 as compared to 1994, notwithstanding flat revenues for these operations in 1995. Approximately 81% of such increase was directly attributable to expanded hours of operation and increased staffing and scope of off-track betting operations.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES, AND INTEREST EXPENSE

     The Company's general and administrative expenses decreased by $1.3 million to $4.1 million, or 25% from $5.4 million for the years ended December 31, 1996 and 1995, respectively. General and administrative expenses decreased $104,000 from $6.7 million in 1994 to $6.6 million in 1995. Legal and other professional fees decreased from $1.4 million in 1994 to $1.1 million in 1995. In addition, several non-recurring charges affected selling, general and administrative expenses as follows: a provision for settlement of legal actions of $525,000 and development costs write-offs of $200,000 in 1994, and provisions for settlement of legal actions of $408,000 and doubtful notes receivable from related parties of $290,000, and relocation and severance charges of $596,000 in 1995.

     General and administrative expenses at Mountaineer rose 4%, from $2.6 million in 1994 to $2.7 million in 1995. Advertising expenses increased from $838,000 in 1994 to $935,000 in 1995 as revenues grew from $14.7 million to $25.0 million. Salaries decreased from $1.3 million in 1994 to $961,382 in 1995; 1994 compensation includes $600,000 in non-cash expense incurred in connection with stock options on the Company's Common Stock issued below market in connection with an employment agreement with a former stockholder of Mountaineer. During the years 1995 and 1994, the Company incurred noncash expenses of $2.1 million and $2.9 million, respectively.

     In 1996, the Company incurred $3.7 million of interest, of which $197,000 was capitalized to cost of self-constructed assets. Interest expense in 1996 includes the amortization of $1.8 million of cash and non-cash fees paid at the inception of various loan arrangements. Approximately $1.1 million of such fees remain to be expensed in 1997. Interest expense decreased 24% from $729,000 in 1994 to $557,000 in 1995 despite the increased construction loan balances carried in 1995. Of the interest incurred in 1995, $1.1 million was capitalized to the cost of construction compared to only $790,000 capitalized in 1994 due to higher levels of construction activity in 1995.

     Interest costs capitalized to construction activities in 1994 totalled approximately $790,000, and financing costs deferred in the consolidated balance sheet at December 31, 1994 were $1,628,000 to be amortized over the expected term of the loan for construction activities (based on qualified assets) and interest expenses; however, due to a settlement negotiated in 1995 with Bennett,

$998,000 of such costs which were accrued on that date, were cancelled and not amortized.

     Depreciation and amortization costs increased 11% from $1.5 million in 1995 to $1.7 million in 1996, reflecting the increased property, plant and equipment balances carried at Mountaineer. Depreciation and amortization expense increased from $910,000 in 1994 to $1.5 million in 1996, a reflection of the $5.9 million investment in property, plant and equipment during that period. Depreciation and amortization expenses in 1994 increased $285,000 from a level of $625,000 in 1993, largely as a result of the $3.4 million investment in capital expenditures incurred in 1994. These investments were made as part of the capital improvement and expansion program at Mountaineer Park.



     NONRECURRING INCOME

         In 1996, the Company negotiated significant reductions in four previously accrued obligations, and as a result recorded $705,000 in non-recurring income. The non-recurring income resulted from the following four items:

         In 1995, the Company recorded a provision for loss in the amount of $308,000 in connection with a legal judgment which had been assessed against Mountaineer. In June 1996, the related lawsuit was settled upon payment of a $100,000 payment.

         In September 1996, the Company reached agreement in a dispute over trade accounts payable by satisfying an obligation which had been accrued in the amount of $411,000 as of December 31, 1995 by payment of a $150,000 cash settlement in September 1996.

         In July 1994, the Company entered into an agreement in settlement of claims arising from a 1993 financial advisory agreement. In connection therewith, the Company accrued a $150,000 liability and issued warrants to purchase 145,000 shares of common stock with registration rights, exercisable at a price of $6.25 per share through January 15, 1997. In September 1996, the settlement agreement was amended as follows: (a) The obligation to remit the $150,000 payment was reduced to $90,000 in return for the immediate payment of $90,000, and (b) The exercise price of the previously issued warrants was reduced to $3.00 per share and the exercise period was extended to January 15, 1998, when they expired.

         In April 1995, the Company entered into a severance agreement with its former chief executive officer. In connection therewith, the Company was obligated to pay approximately $440,000 over a period of two years. As of December 31, 1995, the Company had an accrued liability on its book relating to the Severance Agreement of $400,000. In 1995, management discontinued payments under the agreement due to the discovery of certain matters which it believed nullified the agreement. In October 1996, the severance agreement was amended to provide for the payment of $100,000 in full satisfaction of the Company's obligation to make cash payments.


THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996.


REVENUES

     The Company earned revenues for the respective three and nine month periods in 1997 and 1996 as shown below:


                              Three Months Ended          Nine Months Ended
                                 September 30               September 30
                               1997         1996         1997          1996
                            -----------  -----------  -----------  -----------
Operating Revenues:
  Video lottery operations  $14,400,000  $10,067,000  $37,185,000  $21,967,000
  Parimutuel commissions      1,214,000    1,232,000    3,460,000    3,397,000
  Lodging, food and beverage  1,711,000    1,396,000    4,025,000    2,269,000
  Other revenues                338,000      381,000      832,000      834,000
                            -----------  -----------  -----------  -----------
Total Revenue               $17,663,000  $13,076,000  $45,502,000  $29,167,000
                            ===========  ===========  ===========  ===========


     The Company's Mountaineer Park, Inc. subsidiary has exhibited steady, pronounced revenue growth under its expansion plan begun in September 1994.
The emergence of video lottery as Mountaineer's dominant profit center and the 1996 amendment of the West Virginia video lottery act to permit simulated "classic casino slot machine" games to VLTs have allowed the Company to generate increased revenues. As a result of this significant increase in gaming revenues, the Company earned profits from continuing operations of $2.18 million and $3.63 million for the three and nine month periods ended September 30, 1997 respectively, compared to $1.45 million and $1.33 million for the same periods in 1996.


     The geographic area surrounding the Company's operating facilities in West Virginia experienced extensive flooding and unusually heavy snowfall in the first quarter of 1996. Flood and snow damage in portions of Ohio, West Virginia and Western Pennsylvania reached levels resulting in their designation as Federal disaster areas. Mountaineer's facilities are situated well above the flood plain and did not sustain any damage; Mountaineer's nearest competitor was extensively damaged and ceased operations for approximately four weeks in the first quarter of 1996.

     VIDEO LOTTERY OPERATIONS

     Mountaineer has operated video lottery terminals ("VLTs") in West Virginia since December 1992; operations were conducted under a provisional license until September 1994. The West Virginia Racetrack Video Lottery Act, signed in March 1994, allowed the uninterrupted continuation of video lottery games at Mountaineer and permitted the Company to increase its number of VLTs from 165 to 400 on September 4, 1994. In July 1995, the Company placed into operation an additional 400 VLTs, bringing the total number of VLTs in operation to 800. The 800 VLTs then in operation offered only card games and keno ("Card Terminals"). Upon enactment of an amendment to the video lottery law permitting game themes simulating spinning reels or classic casino slot machines ("Slot Terminals"), in July of 1996 Mountaineer converted 350 Card Terminals into Slot Terminals. In October of 1996, Mountaineer converted an additional 50 Card Terminals to Slot Terminals. In March of 1997, Mountaineer purchased and installed 400 new Slot Terminals and removed 200 previously leased Card Terminals, bringing the total number of VLTs to 1,000 as of March 13, 1997, consisting of 800 Slot Terminals and 200 Card Terminals.


     A summary of the video lottery gross winnings less patron payouts ("net win") for the three and nine months ended September 30, 1997 and 1996 is as follows:



                          Three Months Ended          Nine Months Ended
                             September 30                September 30
                          1997          1996          1997          1996
                      ------------  ------------  ------------  ------------
Total gross wagers     $49,265,000   $32,793,000  $128,435,000   $75,010,000
Less patron payouts    (34,865,000)  (22,726,000)  (91,250,000)  (53,043,000)
                      ------------  ------------  ------------  ------------
 Revenues - video
 lottery operations    $14,400,000   $10,067,000   $37,185,000   $21,967,000
                      ------------  ------------  ------------  ------------
 Average daily net
 win per terminal      $       157   $       137   $       144   $       100
                      ============  ============  ============  ============




     Revenues from video lottery operations increased by 43% from $10.06 million in the three months ended September 30, 1996 to $14.4 million in 1997 and by 69% from $22 million in the first nine months of 1996 to $37.2 million in 1997. Management attributes the increase to the following factors: (i) conversion of 350 Card Terminals into Slot Terminals in July, 1996, followed by the conversion of 50 more Card Terminals into Slot Terminals in October 1996,
(ii) commencement of extensive advertising in January 1997, featuring a 30 minute infomercial broadcast on television affiliates within a two hour driving radius, and (iii) the purchase of 400 new Slot Terminals in March 1997 to replace 200 Card Terminals retired at that time.


     The results of video lottery operations reflect a three year trend of significantly increasing aggregate net win, coupled with an increase in average daily net win per terminal since the inception of video slot games. The aggressive infomercial marketing campaign begun in January 1997 has been coupled with an extensive direct mail marketing program designed to attract repeat business. Management has undertaken, and substantially completed during the summer of 1997, a large scale redecoration of its racetrack grandstand video lottery facilities, including expansion of ancillary dining and bar areas. Management believes it can draw and accommodate significantly heavier patronage to the grandstand gaming facilities, which currently operate on the Company's 220 (210 commencing in 1998) annual live race days and additional days as the market demands. Programs to increase patronage at the grandstand facilities include promotions, food discounts, and other cash and noncash incentives. For the three and nine months ended September 30, 1997, average daily net win on the 500 grandstand VLTs was $73 and $60 respectively (including $0 for days when the grandstand facilities were closed), compared to $235 and $227 earned on the 500 lodge-based VLTs, which operate 365 days per year.


     PARIMUTUEL COMMISSIONS


     The Company's revenues from racing operations are derived mainly from Commissions earned on parimutuel wagering handle on live races held at Mountaineer and on races conducted at other thoroughbred and greyhound racetracks and simulcast at Mountaineer. Mountaineer's parimutuel commissions for the three and nine months ended September 30, 1997 and 1996 are summarized below:



                                    Three Months Ended         Nine Months Ended
                                       September 30               September 30
                                    1997         1996          1997          1996
                                 -----------  -----------  ------------  ------------
Simulcast racing parimutuel
handle                            $5,290,000   $5,098,000   $16,091,000   $15,696,000
Live racing parimutuel handle      5,988,000    6,481,000    15,967,000    16,065,000
  Less patrons' winning tickets   (8,940,000)  (9,172,000)  (25,402,000)  (25,162,000)
                                 -----------  -----------  ------------  ------------
                                   2,338,000    2,407,000     6,656,000     6,599,000
Less:
  State and county parimutuel tax   (131,000)    (133,000)     (384,000)     (379,000)
  Purses and Horsemen's
  Association                       (993,000)  (1,042,000)   (2,812,000)   (2,823,000)
                                 -----------  -----------  ------------  ------------
Revenues-parimutuel commissions   $1,214,000   $1,232,000    $3,460,000    $3,397,000
                                 ===========  ===========  ============  ============



Simulcast handle remained relatively constant for the comparative three and nine month periods, increasing by 4% from $5.1 million to $5.3 million in the three months ended September 30, 1996 and 1997 respectively, and increasing by 3% from $15.7 million in the first nine months of 1996 to $16.1 million in 1997. Live racing handle also remained relatively constant for the nine month periods ending September 30,

1996 and 1997, decreasing by less than 1% from $16.1 million to $16.0 million, but decreased by 7.6% from $6.5 million to $6.0 million for the three month periods ending September 30, 1996 and 1997. Mountaineer completed 176 of its annually required 220 days of live racing in the first nine months of 1997, compared to 170 days completed in the first nine months of 1996. Average live race handle was $98,000 for each race day during the three months ended September 30, 1997, compared to $105,000 for the same period in 1996 and $91,000 for each race day during the first nine months of 1997, compared to $95,000 for the same period in 1996. Pursuant to legislation and agreement with the HBPA, the minimum annual requirement has been reduced to 210 race days commencing January 1, 1998.



     Mountaineer paid average daily live purses of $49,000 and $44,000 during the three and nine months ended September 30, 1997 and $38,000 and $32,000 in the corresponding periods of 1996. Management believes that live racing handle will increase as racing purses are raised, as higher purses attract higher quality race participants, which in turn captures the interest of wagerers from a larger geographic region. In accordance with this philosophy, Mountaineer has begun promoting moderately funded stakes races of up to $25,000 per race during the third quarter of 1997, and a featured night of racing in October in which over $100,000 of purses was offered. More sizable stakes races may be offered in the future if a favorable revenue trend develops from this practice.


     Legislation was approved by the Ohio General Assembly that permitted full-card simulcasting and off-track betting beginning in September 1996. To date, simulcasting in Ohio has remained at existing racing facilities. Management is unaware of any imminent plans for competing Ohio racetracks to open any off-track betting sites near Mountaineer, and it is unknown whether the opening of such facilities would have a material adverse effect on the business of Mountaineer.

     In 1997, the West Virginia legislature passed a bill which Management believes will help the Company's live racing operations. The bill includes the following important features:

      - Effective July 1997, a portion of the taxes and assessments on video lottery revenues, which are administered by the West Virginia Lottery Commission, and which were previously allotted solely to the West Virginia Breeders Classics Association, will be reallocated in the following manner:

            (i) The first $800,000 assessed on statewide video lottery operations will be allocated to the West Virginia Breeders Classics Association.

            (ii) The next $200,000 assessed on statewide video
                 lottery operations will be allocated to Mountaineer to be used for the payment of purses and promotional expenses of a stakes race to be known as the West Virginia Derby.

           (iii) After this annual statewide $1.0 million funding threshold is reached, any further assessments paid will be returned to the respective racetracks from which they were assessed. Any amounts refunded to Mountaineer under this provision are required to be disbursed evenly between capital improvement expenditures and purse payments for the West Virginia Derby.


            From July 1, 1997 through October 25, 1997, $354,000 of such assessments had been funded.

      - Effective July 1997, Mountaineer and the other three racetracks in West Virginia are permitted to export simulcast broadcasts of their live races. To encourage intrastate simulcasting, the legislation exempts from parimutuel taxation one-half of the racing handle wagered at other West Virginia racetracks on live races conducted at Mountaineer, and vice versa. Management believes that if demand for simulcast broadcasts continues, Mountaineer may commence such activities during 1998; however, there can be no assurance such demand will continue or that it will be adequate to make such operations profitable.

      - Beginning in 1998, the two thoroughbred tracks in West Virginia will be required to schedule 210 days of live racing annually, down from the current 220 day minimum. Additionally, the bill specifies procedures which will allow further reductions in the required number of live race days if certain conditions exist, subject to approval by the State Racing Commission. On August 15, 1997, the HBPA executed an agreement with Mountaineer accepting the 210 day minimum.

     FOOD, BEVERAGE AND LODGING OPERATIONS


     Food, beverage and lodging revenues accounted for a combined increase of 22.5% from $1.4 million to $1.7 million for the three months ended September
30, 1996 and 1997 respectively, and 36% from $3.0 million to $4.0 million for the nine months ended September 30, 1996 and 1997 respectively. Management attributes the increase to direct elements of the infomercial marketing campaign which commenced in January 1997, discounting, coupons and other sales promotions designed to attract heavier patronage, especially at the track facilities, as well as the synergistic effects of heavier video lottery patronage. Approximately $3.0 million of the revenues for the first nine months of 1997 were derived from food and beverage operations, compared to $2.1 million in the first nine months of 1996. Mountaineer's lodge-based restaurant and bar venues accounted for $436,000 of the revenue increase from 1996 to 1997, while track-based venues contributed a revenue increase of $147,000. Mountaineer's lodging operations also achieved significant growth in revenues, increasing 22% from $825,000 in the first nine months of 1996 to $1.0 million in the corresponding 1997 period.

     OTHER OPERATING REVENUES


     Other sources of revenues remained stable, decreasing by only $2,000 to $832,000 for the nine month period ended September 30, 1997, compared to the same period in 1996. Other operating revenues are primarily derived from the sale of live and simulcast racing programs, parking and admission fees relating to Mountaineer's racing activities and periodic boxing and concert events. During 1997 Mountaineer stopped charging patrons for parking.

COSTS AND EXPENSES

     Operating costs and gross profit earned from operations for the three and nine month periods ended September 30, 1997 and 1996 are as follows:



                            Three Months Ended        Nine Months Ended
                               September 30              September 30
                             1997         1996        1997         1996
                          -----------  ----------  -----------  -----------
Operating Costs:
  Video lottery operations $8,894,000  $6,343,000  $23,199,000  $14,371,000
  Parimutuel commissions    1,637,000   1,363,000    4,428,000    3,860,000
  Lodging, food and
  beverage                  1,424,000   1,064,000    3,473,000    2,593,000
  Other revenues              226,000     302,000      789,000      794,000
                          -----------  ----------  -----------  -----------
   Total Operating Costs  $12,181,000  $9,072,000  $31,889,000  $21,618,000
                          ===========  ==========  ===========  ===========
Gross Profit (Loss):
  Video lottery operations $5,506,000  $3,724,000  $13,986,600   $7,596,000
  Parimutuel commissions     (423,000)   (131,000)    (968,000)    (463,000)
  Lodging, food and
  beverage                    287,000     332,000      552,000      376,000
  Other revenues              112,000      79,000       43,000       40,000
                          -----------  ----------  -----------  -----------
   Total Gross Profit      $5,482,000  $4,004,000  $13,613,000   $7,549,000
                          ===========  ==========  ===========  ===========


     The Company's 56% increase in revenues resulting from the expanded scope of entertainment offerings at Mountaineer resulted in higher total costs, as operating costs increased by 48% to $31.9 million in the first nine months of 1997. As a result, gross profit from the Company's four profit centers increased substantially from $7.5 million for the first nine months of 1996 to $13.6 million for the same period in 1997, an increase of 80%.

     VIDEO LOTTERY OPERATIONS


     Costs of VLTs increased by $2.5 million, or 40%, to $8.9 million for the three months ended September 30, 1997 versus 1996, and by $8.8 million, or 61%, to $23.2 million for the nine months ended September 30, 1997, reflecting the increase in statutory expenses directly related to the respective 43% and 69% increases in video lottery revenues. Such expenses accounted for $8.2 million of the total cost increase for the nine month period.


     After payment of a State Administrative Fee of up to 4% of revenues, Mountaineer is obligated to make payments from the remaining video lottery revenues to certain funds administered by the West Virginia Lottery Commission as follows: State Tax 30%, Horsemen's Purse Fund 15.5%, Tourism Promotion 3%, Hancock County

Tax 2%, Stakes Races 1%, Veterans Memorial 1%, and Employee Pension Fund 0.5%. Assessments paid to the Employee Pension Fund are returned by the Lottery Commission to a defined contribution pension plan administered by Mountaineer for the sole benefit of Mountaineer employees. Assessments paid to the Horsemen's Purse Fund are returned by the Lottery Commission to bank accounts administered by Mountaineer for the sole benefit of horse owners who race at Mountaineer. These funds are used exclusively to pay purses for thoroughbred races run at Mountaineer in amounts determined by the Company in accordance with its agreement with the Horsemen's Benevolent and Protective Association. Taxes and assessments paid to all of these funds are included in "Cost of Video Lottery Operations" in the Condensed and Consolidated Statements of Operations. Statutory costs and assessments, including the State Administrative Fee, for the respective three and nine month periods are as follows:




                          Three Months Ended       Nine Months Ended
                             September 30             September 30
                           1997        1996        1997         1996
                        ----------  ----------  -----------  -----------
Employee Pension Fund      $70,000     $49,000     $182,000     $107,000
Horseman's Purse Fund    2,183,000   1,523,000    5,641,000    3,322,000
                        ----------  ----------  -----------  -----------
Subtotal                 2,253,000   1,572,000    5,823,000    3,429,000

State of West Virginia   4,545,000   3,096,000   11,712,000    6,940,000
Tourism Promotion Fund     423,000     295,000    1,092,000      643,000
Hancock County             282,000     197,000      728,000      429,000
Stakes Races               141,000      98,000      364,000      214,000
Veteran's Memorial         141,000      98,000      364,000      214,000
                        ----------  ----------  -----------  -----------
                        $7,785,000  $5,356,000  $20,083,000  $11,869,000
                        ==========  ==========  ===========  ===========



     The remaining significant expenses incurred by video lottery operations for the comparative three and nine month periods consist of VLT lease expense ($266,000 and $852,000 for the respective periods in 1997 compared to $350,000 and $1,068,000 in 1996), direct and indirect wages and employee benefits ($512,000 and $1,375,000 for the respective periods in 1997 compared to $223,000 and $616,000 in 1996), and utilities, property tax and insurance ($144,000 and $440,000 for the respective periods in 1997 compared to $104,000 and $338,000 in 1996).


     In March 1997, the Company purchased 400 new Slot Terminals and retired 200 leased Card Terminals. As a result, VLT lease expense has declined from approximately $108,000 per month in the first quarter of 1997 to approximately $89,000 per month for the remainder of the lease term. Wages and benefits expense increased from 1996 to 1997 in response to higher levels of patron play. Management believes these costs will continue to exceed prior year levels due to this increase in number of VLTs from 800 to 1000 in March 1997, and anticipated high levels of patronage.

     PARIMUTUEL COMMISSIONS


     Costs of parimutuel commissions increased by $568,000, or 15%, from $3.9 million in the first nine months of 1996 to $4.4 million in the first nine months of 1997. Only $66,000 of such increase (from $1,571,000 to $1,637,000)
was attributable to the three month period ending September 30. Host track simulcast fees, totalisator and other lease expenses remained stable at approximately $900,000 in the first nine months of 1997 and 1996. Wages and benefits relating to the Company's racing operations increased by $254,000, or 13%, from $1.9 million to $2.2 million in the nine months ended September 1997 compared to the prior period, largely as a result of conducting 176 live race performances in 1997 compared to only 170 in the first nine months of 1996. Cost of supplies increased by $212,000, or 163%, from $130,000 to $342,000 for the same period to period comparison.



     Mountaineer's labor agreement with approximately 50 mutuel and 14 video lottery employees has been extended until November 30, 2002.


     On August 15, 1997, Mountaineer executed a new agreement with the HBPA, the exclusive authorized bargaining representative for all thoroughbred horse owners who participate in live races at Mountaineer. Mountaineer contributes all purse funds earned by such horse owners, as well as compensation to the HBPA in an amount equal to 1.5% of the amount paid for purses, from proceeds of its live and simulcast racing and video lottery operations. Mountaineer is required to conduct a minimum of 210 live racing events annually during the term of the agreement, down from a minimum threshold of 220 days under the prior contract. Also, the minimum daily purse payment will increase from $22,500 under the prior agreement to $30,000. The new contract, which expires on January 1, 2001, contains no other material changes from the prior agreement.

     FOOD, BEVERAGE AND LODGING OPERATIONS


     Operating costs of the Company's food, beverage and lodging operations increased by 34% from $1.1 million to $1.4 million in the three months ended September 30 and from $2.6 million to $3.5 million in the nine months ended September 30, 1996 versus 1997, consistent with the increase in revenues from such operations for the same comparative periods. Direct expenses of the Company's food and beverage operations increased from $1.8 million in the first nine months of 1996 to $2.6 million during the corresponding period in 1997. The food and beverage operation earned a gross profit of $412,000 in the first nine months of 1997, compared to $364,000 in 1996 as higher revenues more fully absorbed the operation's fixed costs. Lodging direct costs totaled $864,000 for the nine months ended September 30, 1997, compared to $813,000 in 1996. Lodging operations achieved a gross profit of $140,000 in the 1997 period, compared to a $12,000 profit in the first nine months of 1996.

     COST OF OTHER REVENUES


     Cost of other revenues remained stable, decreasing by only $5,000 from $794,000 for the nine months ended September 30, 1996 to $789,000 for the nine months ended September 30, 1997. During the three months ended September 30, such costs declined by $76,000, from $302,000 in 1996 to $226,000 in 1997.
Cost of other revenues consist primarily of direct and indirect wages and employee benefits, and supplies and other items purchased for resale.


     GENERAL AND ADMINISTRATIVE EXPENSES


     General and administrative expenses increased by $907,000 to $3.7 million in the first nine months of 1997 from $2.8 million for the nine month period ended September 30, 1996. $383,000 of such increase (from $748,000 to $1.3 million) was attributable to the three month period ending September 30. Management's efforts to reduce the cost of corporate overhead continued to yield beneficial results, as corporate general and administrative expenses declined from $1.4 million in the first nine months of 1996 to $1.1 million in the corresponding period of 1997. General and administrative expenses at Mountaineer increased to $2.6 million in the first nine months of 1997, compared to $1.5 million in the corresponding period of 1996. Wages and benefits expense at Mountaineer increased from $619,000 in the first nine months of 1996 to $1.1 million for the same period in 1997, due to the transfer of management employees from the Company's corporate office to Mountaineer, the hiring of support staff to administer the expanded scope of Mountaineer's operations, and its assumption of various corporate responsibilities. Professional fees at Mountaineer also rose significantly, from $308,000 to $725,000 for the nine month periods ended September 30, 1996 and 1997, respectively. Over $300,000 of the increased professional fees were incurred in pursuit of financing alternatives. (See Liquidity and Sources of Capital below).


     MARKETING AND PROMOTIONS EXPENSE

     Marketing expenses at Mountaineer increased from $1.0 million in the first nine months of 1996 to $2.4 million in the first nine months of 1997, as Management embarked on an aggressive regional marketing campaign centered around its 30-minute infomercial broadcasts. $460,000 of such increase (from $617,000 to $1,077,000) was attributable to the three month period ending

September 30. Marketing and promotions expense in the first nine months of 1997 are net of approximately $497,000 to be refunded to Mountaineer under the auspices of two state grants to a convention and visitors bureau of which Mountaineer is a member. The Company has also qualified to be reimbursed for up to $110,000 of future expenses incurred in advertising programs supported by these grants. Patron inquiries from the infomercial are being compiled into a relational database for use in direct mail marketing campaigns.


     The Company has added to its marketing department staff, producing a 42%, or $86,000 increase in wage and benefits expense from $203,000 to $289,000 for the same period to period comparison. Significantly expanded marketing activities are reflected in the comparative expense levels for the nine months ending September 30, 1997 and 1996, respectively; television advertising $611,000 versus $58,000, newspaper advertising $408,000 versus $256,000, radio advertising $123,000 versus $9,000, and direct mail marketing $93,000 versus $8,000. In addition, promotional events and discounts amounted to $758,000 versus $387,000, consisting of promotional events and discounts for video lottery $336,000 versus $149,000, sales discounts and food and beverage coupons at the track $173,000 versus $27,000, sales discounts and food and beverage coupons at the lodge $205,000 versus $119,000, and other promotional events and discounts $44,000 versus $92,000.

     Management is currently analyzing the potential benefits to be earned from the installation of player tracking software in its video lottery terminals to enhance its direct mail targeting capabilities. The cost of the software, if purchased, is expected to exceed $1,000,000.

     DEPRECIATION AND AMORTIZATION EXPENSE


     Depreciation and amortization expenses increased by $156,000 or 36%, from $435,000 for the three months ended September 30, 1996 to $591,000 for the corresponding period in 1997, and by $287,000, or 22%, from $1.3 million for the nine month period ended September 30, 1996 to $1.6 million for the corresponding period in 1997. Management expects depreciation expenses to continue to increase in subsequent quarters as new capital improvements are placed into service, most notably a $3.1 million purchase of 400 video slot terminals which became operational in March 1997, and large scale redecoration of Mountaineer's grandstand video lottery and ancillary dining and bar facilities, which were substantially completed in the Summer of 1997.


     CASH FLOWS

     The Company's operations produced $5.5 million of cash flow in the nine months ended September 30, 1997, compared to $551,000 produced in the first nine months of 1996. Current year noncash expenses include $1.6 million for depreciation and amortization and $1.2 million for the amortization of deferred financing costs as interest expense.

     The Company invested $5.1 million for continued expansion and development of its properties at Mountaineer in the first nine months of 1997 including a $3.1 million investment in Slot Terminals, compared to a $1.1 million investment in the first nine months of 1996. In the first nine months of 1997, the Company settled certain common stock price guarantees relating to the 1992 acquisition of Mountaineer via cash payments of $385,000 and the issuance of 150,000 shares of common stock.

     In 1997, the Company and its lender amended and restated the existing loan agreements, converting the line loan to a term loan, as further described below, and the lender advanced the full amount of the $5.4 million line of credit to Mountaineer. The Company paid cash loan fees of $920,000 during the nine months ended September 30, 1997.

LIQUIDITY AND SOURCES OF CAPITAL

     The Company's working capital balance stood at $7.2 million at September 30, 1997, and its unrestricted cash balance amounted to $8.4 million. Racing purses are paid from funds contributed by the Company to bank accounts owned by the horse owners who race at Mountaineer. At September 30, 1997, the balances in these accounts exceeded the purse payment obligations by $762,000; this amount is available for payment of future purse obligations at the discretion of the Company and in accordance with the terms of its agreement with the HBPA. The Company would expect this amount to grow during the winter as racing days are curtailed and video lottery and simulcast revenues continue at a comparatively less reduced rate.

     Redeemable Common Stock Settlements. On October 13, 1992, the Company acquired all of the issued and outstanding shares of Golden Palace Casinos, Inc. ("Golden Palace") in exchange for shares of the Company's common stock and the assumption of certain options, warrants and convertible debentures of Golden Palace. With respect to 209,000 shares of such stock, the Company granted the founders of Golden Palace put rights requiring the Company, upon demand, to redeem such shares at $6.00 per share (the "Redeemable Shares") if the shares were not registered by February 1, 1993.

     From 1995 until May 1996, the Company reduced the number of Redeemable Shares by entering into settlement agreements with the holders of such Redeemable Shares. The terms of these settlement agreements varied from holder to holder, but generally included the issuance of make-up shares or a promissory note to the holder, in exchange for the cancellation of the holder's right to have its shares repurchased by the Company at a specified price. For complete details regarding the various settlement agreements, see

Note 11 - Shareholders' Equity - Redeemable Common Stock Settlements to the Consolidated Financial Statements.

     The Company granted put rights to the holder (a bank) of 60,604 shares at $6.00 per share, all of which became exercisable on or before December 31, 1995. Such rights were not exercised as of December 31, 1995. Accordingly, the Company has reduced redeemable common stock and has increased shareholders' equity in the accompanying 1996 consolidated statement of shareholders' equity.

     In connection with the aforementioned settlements, the Redeemable Shares have been reclassified to common stock during 1996, the Company reduced redeemable common stock obligations by $1,406,000, recorded long-term debt of $241,000, and increased additional paid-in capital by $1,165,000 during 1996 which is included in the accompanying 1996 consolidated statement of shareholders' equity.

     Long-Term Debt and Line of Credit Refinancing.  Effective July 2, 1997,
Mountaineer and the Company amended and restated the   July 2, 1996 Term Loan
Agreement, which had been previously amended and restated as of December 10, 1996. The December 10, 1996 Amended Term Loan Agreement reflected an increase in the amount borrowed from $5 million to $16.1 million, established a $5,376,500 revolving line of credit, and converted the lender's position from second to first trust holder.

The July 2, 1997 Second Amended Term Loan Agreement (i) extends the term of the loan to July 2, 2001 (compared to July 2, 1999); (ii) increases the total amount borrowed to $21,476,500 (by virtue of Mountaineer drawing down the line of credit); (iii) eliminates from the Amended Term Loan Agreement annual fees of cash in the amount of 8% of the outstanding principal balance of the loan that would have been due each November 15 while the loan is outstanding; (iv) calls for payments of interest only with the principal due at the end of the four year term; (v) eliminates annual warrants to purchase 250,000 shares of the Company's common stock at $1.06 per share which would have been issued on November 15, 1997, 1998 and 1999; and (vi) eliminates annual warrants to purchase additional shares in a number to be calculated under a formula defined in the Amended Term Loan Agreement, which would have been issued on November 15, 1997, 1998 and 1999. The lender's rights pursuant to the Amended Term Loan Agreement with respect to the 550,000 shares of the Company's stock and warrants to purchase 1,632,140 additional shares issued thereunder are unaffected by the Second Amended Agreement. The Company continues to guarantee the loan. As a result of this transaction and as a result of the combination of financing and the Company's increased revenues and cash flows, the Company was able to reduce its accounts payable balance from $909,000 at December 31, 1996 to $664,000 at September 30, 1997. In addition, as a result of the Second Amended Term Loan

Agreement the Company has excess funds available for investment, further expansion at Mountaineer and, subject to regulatory approval, additional VLTs.

     As consideration for the lender's entering into the Second Amended Term Loan Agreement, Mountaineer has agreed (i) to pay a one time fee of $1.8 million or 8.5% of the total amount borrowed, which may be paid over the first year of the term (as of September 30, 1997, the Company has paid $500,000 and is obligated to pay the remaining $1.3 million in equal payments over the next nine months); (ii) to pay interest at the rate of 13% (compared to 12% on the $16.1 million term loan and 15% on the $5.4 million line of credit under the Amended Term Loan Agreement); and (iii) to pay a call premium equal to 5% in the event of prepayment during the first year of the term, declining to 3% during the second year, 2% in the third year and 1% in the final year.

     CAPITAL IMPROVEMENTS. The Company is contemplating significant further expansion of its Mountaineer facility including approximately doubling its hotel room capacity and constructing a regional convention center, most likely to occur in 1998 and 1999. The Company began to invest in significant infrastructure improvements beginning with extensive paving in the fourth quarter of 1997 and construction of a sewage treatment facility is planned for 1998. The Company may separately finance any construction activities that it executes of this magnitude. Capital improvements of a near-term nature include numerous smaller renovations, including a new entrance to the racetrack clubhouse. Management is also contemplating the respective benefits and costs of installing a point of sale computerized player tracking system in its video Slot Terminal network. The cost of the system, if purchased, is expected to exceed $1,000,000.

     On October 7, 1997, Mountaineer entered into an agreement in which it obtained an exclusive option to purchase 349 acres of real property located adjacent to its Hancock County, West Virginia operation. Mountaineer paid $100,000 in exchange for an irrevocable option to purchase the property for $600,000 before October 1, 1998, with payment to be made in the form of a $200,000 cash payment at closing and a $400,000 term note bearing interest at 9% payable over five years.

     ROAD IMPROVEMENTS. During the third quarter of 1997, construction projects commenced affecting West Virginia State Route 2 (the road Mountaineer fronts) both in Weirton (approximately 18 miles to the south) and in Chester (approximately 8 miles to the north), and Ohio State Routes 7 and 11. Although such road improvements could ultimately benefit Mountaineer by improving traffic flow, while such construction is in progress, access to Mountaineer could be impeded. If construction were to make travel to Mountaineer unduly burdensome, patronage at Mountaineer could decline, adversely affecting the Company's financial condition.

The materiality of such effect would be in proportion to any decline in patronage. Although there can be no assurance as to the long-term effects of such construction on the business of Mountaineer, the Company has experienced no discernible impact on patronage since it commenced.

     INCREASE IN AUTHORIZED NUMBER OF SHARES. On October 15, 1996, the Company's shareholders voted to amend the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 25,000,000 to 50,000,000. The purpose of this amendment was to provide a sufficient number of shares for the Company to honor its obligation to issue shares of common stock under various agreements and for future corporate purposes. While the Company has no plans to issue shares of common stock other than in the ordinary course of business, the authorization of additional shares gives the Company flexibility in future capital raising or acquisition activities.

     OUTSTANDING OPTIONS AND WARRANTS. As of September 30, 1997, there were outstanding options and warrants to purchase 6,397,247 shares of the Company's common stock at below market price. Of this amount, options to purchase 2,818,914 shares are held by employees, former employees or directors of the Company, and warrants to purchase 2,220,776 shares are held by the Company's lender whose exercise rights are subject to a statutory ownership limitation not to exceed 5% of the Company's outstanding voting shares without prior approval of the West Virginia Lottery Commission. All but 70,000 of such shares are subject to registration rights and will be included in a registration statement which the Company intends to file with the Securities and Exchange Commission.

     DEFERRED INCOME TAX BENEFIT. Management believes that the substantial and steady revenue increases earned in the past three years will continue, and ultimately occur in amounts which will allow the Company to utilize its $21.8 million federal net operating loss tax carryforwards, although there are no assurances that sufficient income will be earned in future years to do so. The utilization of federal net operating losses may be subject to certain limitations. As of September 30, 1997, the deferred income taxes receivable balance is approximately $1 million on the Condensed and Consolidated Balance Sheet (See Note 3 in Notes to Condensed and Consolidated Financial Statements).

COMMITMENTS AND CONTINGENCIES


     The Company has various commitments including those under various consulting agreements, operating leases, and the Company's pension plan and union contract. The Company has also entered into new employment agreements with certain employees for periods ranging from one to three years. Compensation under the employment agreements consists of both cash payments and stock option commitments. The Company anticipates cash payments in the amount of $1,861,000 over the next three years under the employment agreements. The Company believes that it has the ability to meet all of its obligations under the employment agreements. In addition, the Company is faced with certain contingencies involving litigation and environmental remediation. These commitments and contingencies are discussed in greater detail in Notes 9 and 10 to the Company's audited financial statements for the years ended December 31, 1996, 1995 and 1994, and Notes 2 and 5 to the Company's financial statements for the nine months ended September 30, 1997 and 1996, included elsewhere herein. Although there can be no assurance, the Company believes that cash generated from operations will be sufficient to meet all of the Company's currently anticipated commitments and contingencies.


RESULTS OF DISCONTINUED OPERATIONS

     On March 31, 1993, the Company's Board approved a formal plan to divest the Company of certain oil and gas operations the Company owns in Michigan through a plan of orderly liquidation. This decision was based upon several factors including (i) the anticipated potential of the Company's gaming operations and the anticipated time to be devoted to it by management, (ii) the expiration of "Section 29" credits, a credit against federal income taxes derived from gas produced from Devonian Shale and "tight sands" formations from wells commenced before January 1993, (iii) the impact of delays in connection with the West Virginia Supreme Court litigation and subsequent passage of enabling legislation for video lottery during 1994 which caused management to focus the Company's efforts and financial resources on Mountaineer Park, and
(iv) the Company's desire to continue to place its primary emphasis on its gaming and recreational businesses. That plan of orderly liquidation provided for certain rework, remediation and development costs to address environmental matters, increased production and enhancement of the value of such properties for sale.

     Descriptions of the oil and gas properties and financial information relating to operating results and balance sheet items as of December 31, 1994 and 1995 and as of June 30, 1996 have been disclosed as "Discontinued Operations" for purposes of this Prospectus.

     Although the Company has prepared a plan of liquidation with respect to these properties, it has thus far been unable to effect a liquidation of its Michigan properties due to the lack of financial resources available to complete its rework costs. The Company has valued such properties at $2,616,000 as of June 30, 1996, net of $252,000 of accrued rework costs, which it believes represents net realizable value for the properties. Nonetheless, given the Company's difficulty in finding a buyer for the properties, it may be required to sell the properties at a loss and on terms substantially less favorable to the Company than initially foreseen or, alternatively, to write down the value of such assets on its consolidated balance sheet. For the three and nine month periods ended September 30, 1996 and 1997, the Company had no revenues or expenses for discontinued operations.


                                    BUSINESS

MOUNTAINEER RACE TRACK & GAMING RESORT

     RACETRACK FACILITIES

     Mountaineer Park offers horse racing before expansive clubhouse and grandstand viewing areas with enclosed seating for year-round racing. The track also conducts simulcast thoroughbred and greyhound racing from other prominent racetracks. Mountaineer's main racetrack consists of an oval dirt track approximately one mile in length. Inside the main track is a natural turf (grass) track measuring seven furlongs or 7/8 of a mile. The racetrack is equipped with two chutes for races of lengths from 4 1/2 furlongs to over one mile. The racetrack buildings consist of the clubhouse and grandstand which provide glass-enclosed stadium and box seating for approximately 770 and 2,850 patrons, respectively. The buildings are each three-stories and are connected by an enclosed walkway. Live and simulcast racing can be viewed by approximately 1,200 dining patrons in a restaurant and sandwich bar located in the clubhouse and grandstand respectively. The grandstand building also houses the Hollywood Grande Buffet which provides customers with low-cost meals featuring a variety of foods from breakfast fare to prime rib and seats 120.
In October 1997 Mountaineer converted a 2,400 square foot area of the Clubhouse into a glass-enclosed meeting room which will accommodate approximately 200 people. In addition to seating areas, the grandstand covers approximately 57,000 square feet of interior space on the main and mezzanine levels containing 42 parimutuel windows and food and beverage concession stands. The clubhouse covers approximately 25,000 square feet of interior space containing 22 parimutuel windows. The grandstand has an indoor stage with a seating capacity of approximately 2,240, and has been the site of several concerts and nationally televised boxing matches. The racetrack apron, which is accessible from both buildings, provides racing fans with up-close viewing of horses entering the racetrack and crossing the finish line. The stable area accommodates approximately 1,250 horses and is located adjacent to the main track. None of the horses are owned by Mountaineer or the Company, however, Mountaineer leases stable space to horse owners whose horses race at Mountaineer Park. Mountaineer Park's racetrack parking lots have a combined capacity for over 2,900 vehicles.

     LODGE FACILITIES

     The Lodge is a two-story facility which overlooks the golf course at Mountaineer's main entrance on West Virginia State Route 2. The Lodge offers 101 rooms, including 50 standard rooms (one double bed), 46 superior rooms (two double beds), and five king rooms and suites. The Mountaineer Lodge Dining Room seats 125 patrons for casual dining overlooking the golf course. In 1995, in response to increased patronage of the off-track betting, video lottery gaming, dining and bar facilities located at the Lodge, the Company expanded its 5,000 square foot Speakeasy Gaming Saloon with an 8,000 square foot addition.
Capacity of the Speakeasy Gaming Saloon now stands at 750. Extensive off-track wagering facilities continue to be maintained at the Speakeasy Gaming Saloon. Lodge parking lots have a combined capacity for approximately 700 vehicles.

     VIDEO LOTTERY FACILITIES

     In addition to live and simulcast parimutuel wagering, Mountaineer offers video lottery gaming through 1,000 VLTs located in the racetrack clubhouse, grandstand and the Lodge. Mountaineer purchased and on March 13, 1997, installed 400 new VLTs at the racetrack clubhouse. The 400 new VLTs are Slot Terminals. At the same time, Mountaineer removed 200 older VLTs that were Card Terminals, resulting in an increase in the number of VLTs currently in operation from 800 to 1,000 consisting of 800 Slot Terminals and 200 Card Terminals. 500 VLTs are located at the Lodge and the Speakeasy Gaming Saloon, and 500 are located at the racetrack.

     RECREATIONAL FACILITIES

     Mountaineer offers a par three nine-hole "executive" golf course, three tennis courts, a volleyball court, a basketball court, two swimming pools and two children's swimming pools. These facilities are made available for use by Lodge guests and the general public at specified daily or seasonal fee rates.

     TRAILER PARK

     Located across West Virginia State Route 2 from the Lodge and the entrance to Mountaineer Park, the Company maintains a trailer park consisting of 61 individual lots constituting approximately 11.5 acres. The lots are rented for fixed monthly fees, mostly to individuals who are employed by Mountaineer in racing operations. The Company is responsible for maintenance of the road and grounds, refuse removal and providing water and sewage hook-ups. The tenants pay all utility expenses.

     UNDEVELOPED LAND

     Mountaineer owns, as part of its 606 acre site, a 375 acre tract that is currently undeveloped. The acreage is located directly across West Virginia State Route 2 from the Lodge and racetrack main entrance. On October 7, 1997, Mountaineer acquired an option to purchase approximately 350 additional contiguous acres. The option, for which Mountaineer paid $100,000, has a duration of one year and entitles Mountaineer to purchase the property for $600,000. Management currently has no plans for development of such property.

     CURRENT OPERATIONS

     The Company's operating revenues at Mountaineer Park are derived principally from its racing and video lottery operations, and, to a lesser extent, its lodging, food and beverage operations. Additional revenues are generated from greens fees and other recreational facilities fees.

     RACING OPERATIONS

     The Company is subject to annual licensing requirements established by the Racing Commission. The Company's license was renewed in December 1996, and will remain effective through December 1997.

     The Company's revenue from racing operations is derived mainly from commissions earned on parimutuel wagering on live races held at Mountaineer
Park and on races conducted at other "host" racetracks and broadcast live
(i.e., import simulcast) at Mountaineer Park. In parimutuel wagering, patrons bet against each other rather than against the operator of the facility or with pre-set odds. The dollars wagered form a pool of funds from which winnings are paid based on odds determined solely by the wagering activity. The racetrack acts as a stakeholder for the wagering patrons and deducts from the amounts wagered a "take-out" or gross commission, from which the racetrack pays state and county taxes and racing purses. The Company's parimutuel commission rates are fixed as a percentage of the total handle or amounts wagered. With respect to Mountaineer Park's live racing operations, such percentage is fixed by West Virginia law at three levels, 17.25%, 19% and 25%, depending on the complexity of the wager. The lower rate applies to wagering pools involving only win, place and show wagers while the higher rates apply to pools involving wagers on specified multiple events, such as trifecta, quinella and perfecta wagers.
With respect to simulcast racing operations, the Company generally has opted to apply the commission rates imposed by the jurisdictions of the host racetracks, as it may do with the consent of the Racing Commission. Such rates vary with each jurisdiction and may be more or less favorable than the live racing commission rates. Out of its gross commissions, the Company is required to distribute fixed percentages to its fund for the payment of regular purses (the "regular purse fund"), the state of West Virginia and Hancock County and, with respect to commissions derived from simulcast operations, Mountaineer's employee pension plan. After deducting state and county taxes and, with respect to simulcast commission, simulcast fees and expenses and employee pension plan contributions, approximately one-half of the remainder of the commissions are payable to the regular purse fund.

     Mountaineer also receives the "breakage," which is the odd cents by which the amounts payable on each dollar wagered in a parimutuel pool exceeds a multiple of ten cents. Breakage from simulcast wagers is generally allocated proportionately between the host racetrack and Mountaineer on the basis of the amounts wagered at their respective facilities.

     VIDEO LOTTERY OPERATIONS

     The Company is subject to annual licensing requirements established by West Virginia law. The Company's license was renewed in July 1997 for a period of one year.

     The Company derives revenue from the operation of video lottery games in the form of net win on the gross terminal income, or the total cash deposited into a VLT less the value of credits cleared for winning redemption tickets. Pursuant to the Lottery Act, the Company's commission is fixed at 47% of the net win after deducting an administration fee of up to 4% of gross terminal revenues first paid to the State of West Virginia.

     On March 26, 1996, the Company amended the master lease agreement pursuant to which it leases the 600 leased VLTs to reflect a new monthly consolidated payment schedule as follows: (i) $0 in December 1995, January 1996 and February 1996, (ii) $119,471 in March and April 1996, (iii) $183,176 from May through October 1996, and (iv) $119,471 from November 1996 through January 1999. In addition, the Company is obligated to make interest payments from March through October 1996 at the rate of 15% of the past due periodic rental payments under the master lease agreement, representing a total interest obligation of $26,278.

     In 1995, the Lottery Commission approved the linking of VLTs to enhance the amount that could be won on any single play of any single terminal within the linked group. The Lottery Commission also approved nominal payout percentages for this gaming option, commonly referred to as "progressives", of up to 95%. The Company expects to link approximately one-half of its VLTs into several progressive playing groups located in the Riverside Gaming Terrace at the racetrack and the Speakeasy Gaming Saloon at the Lodge. The Company's supplier is working on the development of progressive gaming software for the Company's existing VLTs. Management's target date for implementation of progressive gaming play is the third quarter of 1998, although there can be no assurance that progressive games will be successfully implemented by that date, or at all.

     In March 1996, the West Virginia legislature approved the usage of video game themes depicting symbols on reels, commonly referred to as "line games" or "slot games." On March 15, 1997, Mountaineer purchased and installed 400 new VLTs at the racetrack clubhouse. The 400 new VLTs offer simulated slot machine games as well as card games and keno. At the same time, Mountaineer removed 200 older VLTs that offered only card games and keno, resulting in an increase in the number of VLTs currently in operation from 800 to 1,000, consisting of 800 Slot Terminals and 200 Card Terminals.

     RACETRACK, FOOD AND BEVERAGE OPERATIONS

     The clubhouse restaurant is open a minimum of 220 days annually on live race days (210 days beginning in 1998), and offers seating for 650 customers with full lunch and dinner menus and a private buffet. Clubhouse customers include racing fans, local residents and private social groups. Beverages and cocktails are also available in the clubhouse at the Hollywood Knights Saloon, which services video lottery players, as well as racing fans. The grandstand offers a buffet primarily for bus and riverboat excursion tours and charter groups and is open approximately 140 days annually. Renovation and expansion were completed in March, 1995 increasing dining capacity of the Hollywood Grande Buffet. Closed circuit television monitors displaying Mountaineer's live and simulcast races are provided at every table in both the Clubhouse and grandstand restaurant for the convenience of racing fans. The racetrack food and beverage facilities are intended to complement the entertainment experience for racing fans and video lottery players and, therefore, are designed to offer familiar menus with moderate pricing in a comfortable atmosphere.

     Lodge customers principally include local residents and business travelers visiting nearby steel plants and other businesses on weekdays, with a larger number of recreational customers and persons from non-local markets on weekends. Lodge facilities also include the Mountaineer Lodge Dining Room, which seats 125 patrons for casual dining overlooking the golf course, and an additional 68 persons may be seated on an outside deck, weather permitting. Food and beverages are also available at the Lodge in Big Al's Deli located in the Speakeasy Gaming Saloon and in the Iron Horse Lounge. Table and barstool seating is available in the Speakeasy Gaming Saloon and the Iron Horse Lounge for the video lottery gaming and off-track wagering patrons accommodated there. The Lodge and its food and beverage operations are operated in combination with its entertainment facilities and is utilized principally to increase racing attendance and video lottery play. Accordingly, the Company maintains inexpensive room rates.

     IMPROVEMENT PLAN AND EXPANDED OPERATIONS

     Since its acquisition of Mountaineer in December 1992, the Company has been engaged in an ongoing effort to renovate and, more recently, enhance and expand Mountaineer Park, which was first opened in 1951. Prior to West Virginia's adoption of the Lottery Act in March 1994, the Company completed certain renovations necessary to maintain the clubhouse and lower grandstand areas, including upgrades to the plumbing and electrical systems, the installation of new furniture and furnishings and the redesign of the grandstand parimutuel (wagering) windows. These improvements were made during 1993.

     In 1993, the Company commenced its capital improvement program, designed to upgrade and expand Mountaineer Park's existing facilities to a level which would allow its marketing as a more upscale gaming, racing, and recreational destination resort.

     In 1994 and 1995, the Company invested $8.9 million in building improvements, furnishings, fixtures and equipment suitable for large scale gaming activities in its race track grandstand and clubhouse, and an additional $591,000 to convert a portion of existing Lodge space to gaming areas. In response to increased patronage at its Lodge gaming areas, the Company embarked upon an 8,000 square foot expansion of the Lodge video lottery facilities in 1995.

     Mountaineer has expanded its off-track betting facilities in both the racetrack and Lodge locations. In 1994 and 1995, the Company invested $1.9 million in two track-side restaurants offering seating for 1,200 racing patrons, with new 13-inch television monitors located at each table, and a total of 32 overhead monitors with 40-inch screens. A simulcast control center is located in the clubhouse restaurant, which also offers video and graphic overlay capabilities. This system enables the Company to promote upcoming events and Mountaineer's other entertainment facilities, in addition to the day's live and off-track racing schedule. In 1995, the Company completed the renovation of the Lodge off-track betting facility, offering seating for 198 patrons in the Speakeasy Gaming Saloon. The Lodge simulcasting facility is served by 24 40-inch television monitors, as well as 3 projection screens. The Company currently has available 51 mutuel windows in the racetrack facility and six windows in the Speakeasy Gaming Saloon.

     The Company also created a boxing arena and entertainment stage, which it has integrated into the grandstand seating. The stage is an integral component of the Company's efforts to expand Mountaineer Park's customer base by offering new, complementary forms of entertainment. Mountaineer has hosted eight boxing events since December 1994, including nationally televised bouts on ESPN and USA Cable. Mountaineer paid fixed fees and provided certain lodging at no charge to the event promoters. Mountaineer retained all proceeds from ticket sales, food and beverage sales and program sales. Management intends to engage in similar events to increase public awareness and thereby help to increase future attendance at Mountaineer Park.

     The Lodge lobby and reception area were renovated in 1994, followed by restoration of 41 guest rooms damaged by fire and a general renovation and upgrade of the 60 remaining guest rooms and common areas in 1995.

     In 1996 and 1997, enhancements and expansion of the Speakeasy Gaming Saloon, parking lot expansion and general paving were completed.

     BUSINESS STRATEGY

     The Company's business strategy is to increase revenues in all areas of operations through the promotion and expansion of its video lottery business and the enhancement of its racing and entertainment facilities.

      DEVELOP AND MARKET MOUNTAINEER PARK AS A DIVERSIFIED
      ENTERTAINMENT FACILITY

     The Company believes that the Mountaineer Park racetrack facility has not performed up to its potential in the past because it was utilized primarily to conduct parimutuel racing, thereby limiting the facility's customer base and under-utilizing its sizable infrastructure during non-racing times. The expansion of video lottery operations and the introduction of bingo for local senior citizen groups and simulcast boxing events at Mountaineer Park have begun to remedy these deficiencies. Management believes that the addition of such improvements and programs to those already completed will provide the right product mix to attract an increasing number of visitors and more efficiently use Mountaineer's facilities during non-racing times. It is anticipated that the resulting benefits will be shared by parimutuel, as well as by video lottery and other entertainment operations, since patrons who traditionally do not visit horse racetracks may, once at Mountaineer Park, be more inclined to wager on racing. In addition, because a significant percentage of revenues from video lottery operations must be contributed to the racing purse fund, as video lottery revenues increase, so will the size of purses. Management believes that this will attract better quality racehorses, further enhancing Mountaineer Park's appeal to traditional horse racing fans who largely generate the Company's parimutuel revenues.

     EXPAND VIDEO LOTTERY OPERATIONS

     At December 31, 1996, the Company planned to expand its video lottery operations by installing an additional 200 VLTs, which were authorized by the Lottery Commission in 1995, to replace existing VLTs which had been placed in operation in 1994. By March 13,

1997, the Company had accomplished its plan by removing 200 older Card Terminals and adding 400 new Slot Terminals, resulting in an increase in the number of VLTs in operation from 800 to 1,000, consisting of 800 Slot Terminals and 200 Card Terminals. The Company believes that its video lottery revenues will continue to increase with the installation of new machines, the implementation of progressive and video slot games, and the implementation of its expanded marketing plan. With its current involvement in video lottery gaming and
parimutuel racing, its substantial infrastructure and   grounds, and the
attractive location of its facility, management believes that Mountaineer is positioned to take advantage of any additional forms of gaming which may be legalized in West Virginia in the future. There can be no assurances, however, that the state of West Virginia will authorize additional gaming activities or that, if authorized, the Company would be permitted to engage in such operations.

     RELOCATE OFF-TRACK WAGERING

     The Company recently relocated its primary simulcasting operations to the Speakeasy Gaming Saloon at the Lodge. Management believes that by exposing video lottery patrons to simulcast and live racing, new racing fans can be developed, thereby increasing parimutuel operations. The expanded clubhouse simulcast facilities are also expected to create additional excitement and increase the level of activity at the racetrack on live race days.

      IMPROVE LIVE RACING PRODUCT AND COMMENCE EXPORT SIMULCASTING OUTSIDE HUB AREA

     The Company's ability to attract attendance at Mountaineer and wagering on its live races is dependent, in part, upon the quality of the horses racing at Mountaineer. Horse races at racetracks competing with Mountaineer, and at the racetracks from which Mountaineer receives import simulcasts, have often been of higher quality than Mountaineer's horse races, thereby attracting a larger volume of wagering and higher average wagers than at Mountaineer Park. Beginning in October 1994, Mountaineer has been able to attract better quality horses by paying incrementally higher purses. The increased purses reflect an increase in the minimum daily purses guaranteed pursuant to the Company's agreement with the horsemen's association, a non-union entity which represents the jockeys in their dealings with Mountaineer. Management's ability to increase further the size of purses will depend on increased video lottery operations and, to a lesser extent, expanded simulcast racing operations. The Company anticipates that it will be able to continue increasing purse sizes to levels attractive to owners of mid-level quality or better racehorses.

     Management sponsored several stakes races in 1996, with purses of up to $20,000 per race. In September 1995, Mountaineer hosted the West Virginia Breeders' Classics stakes races, with purses totaling $330,000 funded by state-wide video lottery tax revenue. Mountaineer broadcast certain of these races to a number of other racetracks around the country, and, subject to clarification by the West Virginia legislature of the applicable simulcast statute, intends to simulcast its regular card of live races commencing in 1998. Wagering handles from participating racetracks are commingled with Mountaineer's on-site wagering handle when it exports its simulcast signal.

     COMMENCE EXPORT SIMULCASTING OUTSIDE HUB AREA

     Export simulcasting is a highly desirable source of revenue because the direct costs associated with such operations are relatively low. The Company believes that the higher average purses anticipated from video lottery contributions will improve the quality of races which it can export to other racetracks, off-track betting facilities, casinos and other gaming establishments once it has completed its improvement plan. In order to make its races more attractive to simulcast outlets, the Company anticipates that it will experiment with different post times, possibly adopting more evening racing days which are preferable because they do not compete with live racing conducted by host tracks. Although the Company intends to pursue export simulcasting possibilities vigorously, there can be no assurance that such opportunities will prove realistic or that the Company will be successful in its pursuit of such business.

     INCREASING IMPORT SIMULCASTING

     The Company intends to increase the number and quality of races it makes available for wagering by simulcasting additional out-of-state races. Although management does not anticipate that it will increase the number of import signals it can receive simultaneously, it will increase the number of races displayed with each available signal. In May 1995, Mountaineer introduced simulcasts of off-track greyhound racing, and has since offered thoroughbred and/or greyhound import simulcasting seven days per week. Because operating expenses associated with simulcast racing are generally lower than those associated with live racing, management believes that increases in the levels of simulcast wagering would result in greater operating profits than similar increases in live racing levels.

     MARKETING

     Mountaineer's primary market includes four million persons of gaming age who reside within a one-hour drive, or approximately 50 miles, of the facility including the population centers of Pittsburgh, Pennsylvania, Youngstown/Warren and Akron/Canton, Ohio, and Wheeling, West Virginia. A secondary market of 3.4 million persons of gaming age reside within a two-hour drive, including

Cleveland, Ohio and Morgantown, West Virginia. Both markets have an average household income of approximately $26,000.

     The Company has adopted and is in the process of implementing a comprehensive marketing program to capitalize on Mountaineer's recently expanded gaming facilities to create a larger and more loyal customer base.
The program includes (i) the Players Club, a player rating and tracking system designed to reward qualified play through the issuance of reward certificates which are redeemable for food and beverages, merchandise and other services,
(ii) entertainment programming featuring boxing and other special events, (iii) attractive food and beverage pricing, (iv) comprehensive advertising, and (v) a bus program. Some features of the program are subject to approval by the Lottery Commission. Prior to the formulation of the new marketing program, the Company's marketing efforts consisted of limited television, radio and print advertising and promotional events tied to major holidays or horse racing events.

      COMPETITION

     Mountaineer's principal direct competitors are Wheeling Downs, located approximately 40 miles to the south in Wheeling, West Virginia and Thistledown, located approximately 85 miles to the northwest in Cleveland, Ohio and Ladbroke located approximately 80 miles away from Mountaineer in Washington, Pennsylvania. Wheeling Downs conducts parimutuel greyhound dog racing and video lottery gaming. Thistledown conducts parimutuel thoroughbred horse racing but not video lottery. Ladbroke conducts live harness racing and provides import simulcasting, but does not have video lottery gaming. Other than Wheeling Downs, Thistledown and Ladbroke, there are currently no facilities offering competitive parimutuel live thoroughbred or video lottery gaming within a 100-mile radius of Mountaineer Park. As a result, although there are facilities located more than 100 miles away, management does not believe that such other facilities compete with Mountaineer Park for a significant segment of its target customer base (although they do compete to some extent for quality racehorses). In addition, none of those facilities, all of which are located in Pennsylvania and Ohio, are currently licensed to offer video lottery gaming. The two facilities in West Virginia, other than Mountaineer and Wheeling Downs, offering video lottery, are located in the central and eastern parts of the state and, as a result, management believes they do not compete to any significant extent with Mountaineer Park for customers. In addition, one other well-known resort located downstate, has sought legislative approval to operate a land-based casino available only to its overnight guests. The Company does not believe that such operations, if approved and implemented, would compete with Mountaineer. The Company also competes with statewide lotteries in West Virginia, Pennsylvania and Ohio, on-site and off-track wagering in Pennsylvania and other entertainment options available to consumers, including live and televised professional and collegiate major sports events. The Company will also compete with off-track wagering in Ohio, which was approved in 1996.

     The Company is attempting to attract patrons by promoting Mountaineer Park as a complete entertainment complex and destination resort offering a unique combination of quality racing, video lottery wagering, dining, special events and other entertainment options, all in a physically attractive setting which is easily accessed with ample on-site parking. To the extent that Pennsylvania or Ohio legalize any forms of casino gaming, the Company's video lottery operations will compete with new gaming facilities located within driving distances of Mountaineer's geographic market. Such facilities may offer more gaming machines than Mountaineer as well as forms of gaming not available in West Virginia.

     EMPLOYEES

     As of December 31, 1997, Mountaineer had approximately 480 full-time employees and 30 part-time employees, of whom approximately 70 were represented by a labor union under a collective bargaining agreement. The union representing mutuel clerks at the race track has been expanded in recent years to cover certain employees providing off-track betting services at the Lodge. On February 18, 1997, the collective bargaining agreement was extended until September 26, 1997. In September a vote was held on a proposal to make approximately 200 other employees union members. Based on the information available to the Company, the Company believes that the vote on the proposal to expand the union coverage was 72 against and 60 for, with 87 votes challenged and under review for eligibility. Pending the outcome of such review, the Company is unable to predict the ultimate outcome of this vote. As of December 31, 1996, the Company also employed two persons in Orange County, California. The Company believes that its employee relations are good, however, there can no assurance that if such expansion of the union is approved, the Company's employee relations will remain on the same terms as in the past.

REGULATION AND LICENSING

     RACING

     The Company's horse racing operations are subject to extensive regulation by the Racing Commission, which is responsible for, among other things, granting annual licenses to conduct race meets, approving simulcasting post times, and other matters. When granting licenses, the Racing Commission has the authority to determine the dates on which Mountaineer may conduct races. In order to conduct simulcast racing, Mountaineer is required under West Virginia law to hold a minimum of 220 (210 in 1998) live race days each year. Mountaineer was granted a license to conduct 220 (210 beginning in 1998) live race days for 1997.

     West Virginia law requires that at least 80% of Mountaineer's employees must be citizens and residents of West Virginia and must have been such for at least one year. In addition, certain activities, such as simulcasting races, require the consent of the representatives of a majority of the horse owners and trainers at Mountaineer Park.

     Mountaineer's revenues from live racing operations are derived substantially from its parimutuel commissions, which are fixed by the State of West Virginia as percentages of Mountaineer's wagering handles. West Virginia law fixes these percentages at three levels, 17.25%, 19% and 25%, depending on the complexity of the wager, as previously discussed. The West Virginia legislature could change these percentages at any time, although the Company is not aware of any current proposal to do so.

     The Company's simulcast activities that occur outside of West Virginia could be subject to regulation by other state racing commissions, as well as the provisions of the Federal Interstate Horse Racing Act of 1978, which prohibits Mountaineer from accepting off-track wagering on simulcast racing without the approval of the Racing Commission and, subject to certain exceptions, of any other currently operating track within 60 miles, or if none, of the closest track in any adjoining state.

     VIDEO LOTTERY

     The operation of video lottery games in West Virginia is subject to the Lottery Act. Licensing and regulatory control is provided by the Lottery Commission.

     Prior to the adoption of the Lottery Act in March 1994, the Company conducted video lottery gaming pursuant to an agreement with the Lottery Commission which authorized the Company to operate video lottery machines at the racetrack and Lodge as part of a video lottery pilot project. Under the terms of the agreement, the Company retained ownership or control of the video lottery machines and other equipment it provided for use in video lottery gaming. In March 1993, the Attorney General of West Virginia issued an opinion that, under the West Virginia Constitution, video lottery machines could not be privately owned. As a result of the Attorney General's opinion, the Company was unable to renew its agreement with the Lottery Commission, which was scheduled to expire in June 1993. In October 1993, the Supreme Court of West Virginia found that the legislature had not adequately defined and authorized video lottery gaming and, as a result, the Lottery Commission's authorization of video lottery gaming at Mountaineer was invalid. The court's order was to become effective in late November 1993, at which time video lottery gaming at Mountaineer would have had to terminate. However, the court stayed its order pending consideration and passage of satisfactory video lottery legislation. The subsequent adoption of the Lottery Act has not been contested in, or otherwise addressed by, the Court or any other West Virginia court.

     Under the Lottery Act, only parimutuel horse or dog racing facilities that were licensed by the Racing Commission prior to January 1, 1994 and that conduct at least 220 (210 in 1998) live racing dates, or such other number as may be approved by the Racing Commission, are eligible for licensure to operate video lottery games. There are four racing facilities in West Virginia (two horse racing and two dog racing), including Mountaineer Park, all of which satisfy the eligibility requirements. The conduct of video lottery gaming by a racing facility is subject to the approval of the voters of the county in which the facility is located. If such approval is obtained, the facilities may continue to conduct racing activities unless the matter is resubmitted to the voters pursuant to a petition signed by at least 5% of the registered voters, who must wait at least five years to bring such a petition. If approval is denied, another vote on the issue may not be held for a period of two years. Video lottery gaming was approved in Hancock County, the location of Mountaineer Park, on May 10, 1994.

     In order to qualify as a "video lottery game," as the term is defined under the Lottery Act, a game must, among other things, be a game of chance which utilizes an interactive electronic terminal device allowing input by an individual player. Such a game may not be based on any of the following game themes: roulette, dice, or baccarat card games. Moreover, video lottery machines must meet strict hardware and software specifications, including minimum and maximum pay-out requirements, and must be connected to the Lottery Commission's central control computer by an on-line or dial-up communication system. Only machines registered with and approved by the Lottery Commission may offer video lottery games.

     Under the Lottery Act, racetracks that conduct video lottery gaming, as well as persons who service and repair video lottery machines and validation managers (persons who perform video lottery ticket redemption services) are required to be licensed by the Lottery Commission. The licensing application procedures are extensive and include inquiries into, and an evaluation of, the character, background (including criminal record, reputation and associations), business ability and experience of an applicant and the adequacy and source of the applicant's financing arrangements. In addition, a racetrack applicant must hold a valid racing license, have an agreement regarding video lottery revenues with the representatives of a majority of the horsemen, the parimutuel clerks and the breeders for the racetrack and post a bond or irrevocable letter of credit in such amount as the Lottery Commission shall determine. Finally, no license will be granted until the Lottery Commission determines that each person who has "control" of an applicant meets all of the applicable licensing qualifications. Persons deemed to have control of a corporate applicant include: (i) any holding or parent company or subsidiary of the applicant who has the ability to elect a majority of the applicant's board of directors or to otherwise control the activities of the applicant; and (ii) key personnel of an applicant, including any executive officer, employee or agent, who has the power to exercise significant influence over decisions concerning any part of the applicant's business operations. The Company's license application was approved by the Lottery Commission in June 1995. From March 1994 until such approval, the Company conducted video lottery gaming under a provision of the Lottery Act that permitted any racetrack authorized by the Lottery Commission to conduct video lottery gaming prior to November 1, 1993, to continue to do so for a limited time without additional licensure.

     Prior to Mountaineer's loan with Bennett, the Lottery Commission approved the Company's license in September 1994. During the relicensing proceedings prior to July 1, 1995, the Lottery Commission required Bennett to submit audited financial statements, based on the combined effect of Bennett's stock ownership in the Company, its security interest pursuant to the deed of trust in connection with the Bennett Loan, and the fact that AGEL, Bennett's affiliate, performed management services for the Company. These factors required the Company to seek Lottery Commission approval of Bennett. Although Bennett initially failed to provide information required by the Lottery Commission, the Lottery Commission relicensed Mountaineer in June, 1995, after which time Bennett supplied the requisite information. In connection with the relicensing proceedings held in June 1996, the Lottery Commission released an opinion dated May 9, 1996 to the effect that because Bennett had the right to vote less than 5% of the outstanding stock of Winners Entertainment, Inc., the Company's previous name, and AGEL, an affiliate of Bennett, was no longer providing management services, Bennett could not influence or control Mountaineer's business, and thus, Lottery Commission approval was not required. Accordingly, no Lottery Commission approval of Bennett was required in 1996.

     Mountaineer refinanced its loan with Bennett. Assuming the Lottery Commission does not change its current position, if no new lender acquires the right to vote more than 5% of the voting stock and does not obtain the right to take an active role in the affairs of Mountaineer, no Lottery Commission approval will be required. While the Company has no reason to believe that its license is in jeopardy as a result of either loan, a change in policy by the Lottery Commission could affect Mountaineer's license and thus adversely affect the Company.

     Licenses granted by the Lottery Commission must be renewed on July 1 of each year. A license to operate video lottery games is a privilege personal to the license holder and, accordingly, is non-transferable. In order for a license to remain in effect, Lottery Commission approval is required prior to any change of ownership or control of a license holder. Unless prior approval of the Lottery Commission is obtained, the sale of five percent or more of the voting stock of the license holder or any corporation that controls the license holder or the sale of a license holder's assets (other than in the ordinary course of business), or any interest therein, to any person not previously determined by the Lottery Commission to have satisfied the licensing qualifications, voids the license.

     Once licensed, a racetrack has the right to install and operate up to 400 video lottery machines and may operate more than 400 machines only upon Lottery Commission approval. The Company has received approval to operate a total of 1,000 machines.

     Video Lottery machines may only be operated in the areas of the racetrack where parimutuel wagering is permitted; provided, however, that if a racetrack was authorized by the Lottery Commission prior to November 1, 1993 to operate video lottery machines in another area of the racetrack's facilities, such racetrack may continue to do so as long as there is one video lottery machine in the parimutuel wagering area for each machine located in another area of the racetrack. Accordingly, the Company may continue to operate video lottery machines at the Lodge, provided that there are at least as many machines located at Mountaineer's racetrack.

     The Lottery Act imposes extensive operational controls relating to, among other matters, security and supervision, access to the machines, hours of operation, general liability insurance coverage and machine location. In addition, the Lottery Act prohibits the extension of credit for video lottery play and requires Lottery Commission approval before any video lottery advertising and promotional activities are conducted. The Lottery Act provides for criminal and civil liability in the event of specified violations.

     All revenues derived from the operation of video lottery games must be deposited with the Lottery Commission to be shared in accordance with the provisions of the Lottery Act. Under such provisions, each racetrack must electronically remit to the Lottery Commission its "gross terminal income" (total cash deposited into video lottery machines less the value of credits cleared for winning redemption tickets). To ensure the availability of such funds to the Lottery Commission, each racetrack must maintain in its account an amount equal to or greater than the gross terminal income to be remitted. If a racetrack fails to maintain this balance, the Lottery Commission may disable all of the racetrack's video lottery machines until full payment of all amounts due is made. From the gross terminal income remitted by a licensee, the Lottery Commission will deduct up to 4% to cover its costs of administering video lottery at the licensee's racetrack and divide the remaining amounts as follows: 47% is returned to the racetrack, 30% is paid to the State's general revenue fund, 15.5% is deposited in the racetrack's fund for the payment of purses, and the remaining 9% is divided among tourism promotion, Hancock County, the Breeders' Classics, the Veterans Memorial Program and the Racetrack Employees Pension Fund.

DISCONTINUED OPERATIONS

     BARTLETT FIELD LEASES - OHIO

     In January 1992, the Company, through its wholly owned subsidiary, ExCal Energy Corporation ("ExCal") acquired approximately 16,000 net developed acres and 16,800 net undeveloped acres (held by production) of oil and gas leases in the Bartlett Field in Southeastern Ohio from Biscayne Petroleum Corporation, an affiliate of Edson R. Arneault, President and Chief Executive Officer and a Director of the Company. Mr. Arneault was not affiliated with the Company at the time of such acquisition. The Company agreed to provide funds to drill 40 gas wells on such properties, and in 1992, the Company attempted to raise the required capital through a public offering. Due to the expiration of "Section 29" credits (a credit against Federal income taxes derived from gas produced from Devonian Shale and "tight sands" formations from wells commenced before January 1993), in December 1992, the Company abandoned the offering. As a result, the Company recorded certain provisions for writedown of these interests. During 1993, the Company allowed the leases for the net undeveloped acreage to expire, and sold to third parties approximately 2,300 of net developed acres. In December 1994, all of the remaining leases were sold pursuant to the plan of orderly liquidation described below.

     BARTLETT FIELD WELLS - OHIO

     In January 1992, ExCal acquired 77 gas wells in the Bartlett Field from 18 limited partnerships controlled by Mr. Arneault and operated by his affiliate, Century Energy Management Company, Inc. The wells were in need of repair and the Company planned to incur rework costs to increase production and maximize the value of the assets. Aggregate annual gas production was 100,000 to 150,000 MCF, and management believed that with limited rework, production could be increased by at least 100%. In December 1994, all of the wells were sold pursuant to the plan of orderly liquidation described below.

     MARATHON-OTTER LAKE FIELD - MICHIGAN

     In January 1992, ExCal acquired all the issued and outstanding shares of Crystal Oil Company, Inc. ("Crystal"). Crystal's assets consisted of an average of a 64% net revenue interest in approximately 3.4 million barrels of oil (proved reserves) plus 34 oil and gas wells and related equipment in the Marathon-Otter Lake Field in the State of Michigan. In 1991, the wells were shut-in by Crystal which had undertaken no material drilling since then. In December 1992, ExCal entered into a joint venture agreement with Fleur-David Corporation ("Fleur-David"), a minority stockholder of the Company, to perform rework and remediation activities to re-establish production and provide activities necessary for compliance with state environmental standards. ExCal contributed its net revenue interest in the proved reserves and agreed to pay 25% of on-going costs in exchange for a 25% interest in the joint venture. For a 75% interest in the joint venture, Fleur-David agreed to provide technical expertise and 75% of on-going costs. Fleur-David also obtained a covenant not to sue for clean-up and abandonment costs from the state of Michigan by funding $188,000 in an environmental escrow fund required by the state. Costs were estimated at $2,200,000 and have included rework of wells, repairs to oil storage tank batteries, acid treatments of producing formations, plugging, clean-up, equipment removal, waste disposal and soil removal costs required by the Michigan Department of Natural Resources. The Company is responsible to provide 25%, or approximately $550,000 of such costs, of which $286,000 as of December 31, 1996, has been paid primarily from proceeds from the exercise of certain stock options granted to Fleur-David by the Company, as well as cash from continuing operations.

     PLAN OF ORDERLY LIQUIDATION

     On March 31, 1993, the Company's Board approved a formal plan to divest its oil and gas operations over a period of two years. This decision was based upon several factors including (i) the anticipated potential of the Company's gaming operations and the anticipated time to be devoted to it by management,
(ii) the expiration of "Section 29" credits, a credit against Federal income taxes derived from gas produced from Devonian Shale and "tight sands" formations from wells commenced before January 1993, and (iii) the impact of delays in connection with a political controversy over video lottery in West Virginia during 1993 which caused management to focus the Company's efforts and financial resources on Mountaineer. To enhance the value of the properties for sale, the plan of orderly liquidation provided for remediation costs to address certain environmental matters and rework and development costs to increase future production.

     During 1993, the Company began disposition of the Bartlett Field oil and gas leases by selling to third parties or, based on certain contingencies in the acquisition agreement, returning to their previous owners, approximately 2,300 net developed acres. The Company received approximately $85,000 in connection with the sale of the leases. The Company also allowed leases comprising 16,800 net undeveloped acres to expire. At December 31, 1993, the Company held net developed acreage of 13,700 acres and reserves in the Bartlett Field of 902,200 MCF.

     The plan of orderly liquidation also called for rework costs of approximately $150,000 in connection with the Company's 77 Bartlett Field gas wells. Because the wells were in various states of disrepair, the plan called for maintenance of wells, acid treatments of producing formations and, in some cases, plugging and abandonment, all for the purpose of increasing production and the value of such assets for ultimate sale. In mid-1993, the Company reduced its appropriation for such rework costs to $100,000, which was estimated to increase net cash flows from production to a minimum of $25,000 per month. However, after completion of only $50,000 of such rework costs, the Bartlett Field wells and remaining Bartlett Field leases were sold in December 1994 to Development & Acquisition Ventures in Energy, Inc. ("DAVE"), whose principal stockholder is the brother of Edson R. Arneault, the President and Chief Executive Officer and a Director of the Company, for notes valued at approximately $426,000, of which $150,000 (discounted to $126,000) is non-recourse, secured solely by the assets sold. See "Certain Transactions".

     At the time of the sale, the Company remained obligated on a $590,000, 9% note to the previous owners of the Bartlett Field wells. On March 31, 1995, the note was amended to provide the Company with a credit for the current value of 98,333 shares of the Company's Common Stock issued to the previous owners in March 1993 in the amount of $123,000. The amendment further provided for the $467,000 balance of the note to be paid in monthly payments of interest only at 10% from May through October 1995, with principal amortized over 36 months thereafter with a balloon payment after 12 months on October 1, 1996. The note was payable at the option of the Company through the issuance of Common Stock on or before November 1, 1995 at the then current market value, provided that such shares were registered by the Company at the time of issuance. The Company paid monthly interest payments in May and June 1995, and in October 1995, the note was canceled in exchange for interest payments for the months of July, August and September 1995, and 373,600 shares of the Company's Common Stock, subject to registration rights and valued for purposes of the transaction at the then current market value of $1.25 per share.

     The Company intends to sell its sole remaining oil and gas interest in the Marathon-Otter Lake Field during 1998. For further discussion of management's plan of orderly liquidation, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Discontinued Operations".

PROPERTIES

     GAMING, RACING AND OTHER ENTERTAINMENT

     Mountaineer Park is comprised of a thoroughbred race track and the Lodge providing video lottery gaming, off-track wagering, dining and lounge facilities as well as facilities for golf, swimming, tennis and other outdoor activities covering approximately 606 acres (including 375 undeveloped acres) in Chester, West Virginia. The Mountaineer facility encompasses approximately 4,100 feet of frontage on the Ohio River and approximately 2,500 feet of highway frontage straddling West Virginia State Route 2. Substantially all of Mountaineer's assets are pledged to secure the debt evidenced by the Second Amended and Restated Term Loan.

     OIL AND GAS

     The Company's oil and gas interest constitutes a 25% joint venture in a 64% net revenue interest in proved reserves with 34 net producible wells in the Marathon-Otter Lake field in Lapeer and Genesee Counties, Michigan. Proved reserves are estimated at 3,314,800 BBL. For financial and other information about the Company's oil and gas interests, see "Discontinued Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Discontinued Operations," and Note 10 of the Notes to Consolidated Financial Statements included elsewhere in this Prospectus.

     EQUIPMENT LEASES

     At December 31, 1996, in connection with video lottery operations, Mountaineer leased 800 video lottery machines, a totalisator system, video tape and closed circuit television systems and other equipment required for operations. During the first quarter of 1997, the Company agreed to amend its master lease agreement, reducing the number of VLTS under lease to 600. For discussion of such equipment leases, see Note 7 of the Notes to Consolidated Financial Statements included elsewhere in this Prospectus.

LEGAL PROCEEDINGS


     PENDING LITIGATION

     Ovelle Holdings, Inc. V. MTR Gaming Group, Inc., Circuit Court of Hancock, West Virginia, Civil Action 97-C-133G. On July 24, 1997, the Company and Mountaineer were served with a complaint filed by Ovelle Holdings, Inc. claiming breach of contract and breach of the implied covenant of good faith and dealing in connection with a financing commitment allegedly obtained by the plaintiff for Mountaineer Park, Inc. The complaint seeks recovery of $350,000 in fees, as well as lost profits on shares of the

Company's stock the plaintiff alleges it could have purchased, and loan servicing fees, which lost profits and servicing fees are alleged to exceed $75,000, pre- and post-judgment interest, and costs. Management believes that the claims of the plaintiff are without merit and intends to vigorously defend the action. Management believes that the matter will not result in any material liability to the Company, however, there can be no assurance of such result.

     Hamilton v. Mountaineer Park, Inc. et al., Circuit Court of Hancock County, West Virginia, Civil Action No. 96-C-150R. On November 11, 1996, Mountaineer was served with a complaint filed by a former employee alleging that Mountaineer had wrongfully terminated his employment, in violation of an alleged oral, life-time employment contract, in retaliation for his allegedly having reported to Mountaineer officials and/or West Virginia racing officials that Mountaineer had violated state and federal laws. Mr. Hamilton, who had served as Director of Mutuels from about July of 1991 until his termination in July of 1995, alleges that he complained that Mountaineer extended credit to officers, employees, and patrons for wagering in violation of state law; that between April and September of 1994, a Mountaineer employee made illegal cash payments on behalf of Mountaineer of $7,750 to local politicians in return for their support of video lottery legislation; and that Mountaineer committed other violations of state and federal law.

     The complaint seeks compensatory damages in the amount of $1,000,000, prejudgment interest, and costs as well as punitive damages in the amount of $5,000,000, reinstatement, back pay, front pay, compensation for pecuniary losses, and attorneys' fees.

     Mountaineer has answered the complaint, denying all allegations of wrongdoing and liability. Mountaineer has also moved to dismiss the complaint with prejudice on the grounds that (i) Mr. Hamilton's prior testimony under oath when seeking unemployment compensation benefits (that his termination resulted solely from a combining of departments) estops him from now claiming otherwise; (ii) the claimed lifetime employment contract is unenforceable as a matter of West Virginia law; and (iii) the complaint fails to state a claim for wrongful discharge, discrimination, or intentional infliction of emotional distress. The Company believes the lawsuit is frivolous and, therefore, that it will not incur any material liability as a result.

     The complaint also names as a defendant an employee of Mountaineer. Mountaineer has advised the employee to engage separate counsel and has agreed to reimburse the employee for his legal fees.

     George Jones v. Mountaineer Park., Inc. and Winners Entertainment, Inc., Circuit Court of Hancock County, West

Virginia, Civil Action No. 95-C-103G. On June 19, 1995, the Company and Mountaineer were served with a complaint by George Jones, claiming breach and wrongful termination of Mr. Jones' employment agreement with Mountaineer, retaliatory discharge, fraud, outrage, and defamation. The complaint alleges, among other things, that Mountaineer terminated Jones' employment in September of 1993 in retaliation for his efforts to investigate alleged improper activities occurring at Mountaineer. Mr. Jones seeks an award of compensatory damages in the amount of $1 million and a like amount in punitive damages.

     The Company and Mountaineer have answered the complaint, denying any liability to Mr. Jones. Management has determined to defend the case vigorously on the grounds that the defamation claim is barred by the statute of limitations, and that all of the claims should be dismissed because Mr. Jones' employment was properly and justifiably terminated. In April of 1997, Mountaineer was advised by its insurance carrier that only the defamation claims against it are covered by insurance. Discovery has only recently commenced in the case, largely because Mr. Jones' counsel had been unable to locate him. The Company does not believe that either the Company or Mountaineer will incur any material loss on account of such claims.

     Mountaineer Park, Inc. v. Manypenny, Circuit Court of Hancock County, West Virginia, Civil Action No. 96-C-96W. In July of 1996, Mountaineer brought suit against Lawrence Manypenny for legal malpractice. Mountaineer's complaint alleges that Mr. Manypenny negligently failed to file a responsive pleading on Mountaineer's behalf, resulting in the entry of a default judgment against Mountaineer in the principal amount of $308,000. Mountaineer seeks to recoup the $100,000 it paid in settlement of the judgment together with its costs and attorney's fees incurred in its attempts to overturn the judgment.

     Mr. Manypenny has answered the complaint (denying its allegations of negligence), asserted a third-party claim in the nature of contribution, alleging that to the extent he is liable to Mountaineer, Mr. Russell, alleged to have been Mountaineer's general counsel, is liable to him, and asserted a counterclaim for legal fees allegedly due him in the amount of $7,000. Mountaineer will seek summary judgment on the counterclaim based on accord and satisfaction. Mountaineer has agreed to provide Mr. Russell a defense to the third-party claim. Discovery has established that Mr. Manypenny has professional liability insurance in an amount sufficient to satisfy any judgment Mountaineer might obtain. There can be no assurance, however, that Mountaineer will prevail in the litigation.

     The Company (including its subsidiaries) is also a defendant in various law suits relating to routine matters incidental to its business. Management does not believe that the outcome of such litigation, in the aggregate, will have any material adverse effect on the Company.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information regarding the directors and executive offices of the Company.


      Name                   Age              Position and Office Held
-----------------            ---            -----------------------------
Edson R. Arneault             50            President, Chief Executive
                                            Officer, Chairman of the
                                            Board
Robert L. Ruben               35            Assistant Secretary, Director
Robert A. Blatt               56            Assistant Secretary, Director
Thomas K. Russell             44            Chief Financial Officer,
                                            Secretary and Treasurer

BUSINESS EXPERIENCE

     Edson R. Arneault, 50, has served as the Company's President and Chief Executive Officer since April 26, 1995. He is also a member of the Company's Board and an officer and director of the Company's subsidiaries, Mountaineer, Golden Palace and ExCal. He has served as a member of the Board since 1992, when he was elected President of ExCal. Mr. Arneault is also a principal in numerous ventures directly or indirectly engaged in the development, production and transportation of oil and gas. Since becoming the President of the Company and Mountaineer, however, Mr. Arneault has devoted virtually all his time and attention to the business of the Company. Mr. Arneault is a certified public accountant, and has served as a tax partner with Seidman and Seidman (now "BDO Seidman"), a public accounting firm, in Grand Rapids, Michigan, from 1977 to 1980. Mr. Arneault is a member of the Independent Producers Association of America, the Ohio Oil and Gas Association, the Michigan Oil and Gas Association and the Michigan Association of Certified Public Accountants. Mr. Arneault received his Bachelor of Science in Business Administration from Bowling Green University in 1969, his Master of Arts from Wayne State University in 1971; and his Masters in Business Administration from Cleveland State University in 1978.


     Robert L. Ruben, 35, is a partner in Ruben & Aronson, LLP, a Washington, D.C. law firm. Previously, Mr. Ruben was a principal in Freer, McGarry, Bodansky & Rubin, P.C., a Washington, D.C. law firm, where he practiced from 1991 to 1997. Mr. Ruben is also a director of Mountaineer and serves as assistant secretary of the Company and Mountaineer and as Chairman of the Compensation Committee. From 1986 to 1988, Mr. Ruben was associated with the firm of Bishop, Cook, Purcell & Reynolds, which later merged with Winston & Strawn, and from 1989 to 1991, Mr. Ruben was associated with the firm of Wickens, Koches & Brooks. Mr. Ruben practices principally in the areas of commercial litigation and corporate/securities law. Mr. Ruben received his Bachelor of Arts from the University of Virginia in 1983 and his Juris Doctor from the Dickinson School of Law in 1986. He is a member of the bars of the District of Columbia and the Commonwealth of Pennsylvania. Freer, McGarry, Bodansky & Rubin, P.C. served as counsel to the Company from November of 1991 to December of 1997. Ruben & Aronson, LLP currently serves as counsel to the company, and Mr. Ruben has represented Mr. Arneault and various of his affiliates since 1987.


     Robert A. Blatt, 56, is the Chief Executive Officer of Island Golf Resorts, L.L.C., Championship Golf Enterprises, L.L.C., Championship Golf Antigua, Limited of St John's Antigua, CGE Shattuck, L.L.C., and CGE Niantic, L.L.C.and a member of the board of directors of AFP Imaging Corporation. Mr. Blatt is also a director of Mountaineer and Chairman of the Company's Finance Committee. Since 1979 he has been chairman and majority owner of CRC Group, Inc., and related entities, a developer, owner, and operator of shopping centers and other commercial properties, and since 1985, a member (seat owner) of the New York Stock Exchange, Inc. From 1959 through 1991, Mr. Blatt served as director, officer or principal of numerous public and private enterprises. Mr. Blatt received his Bachelor of Science in Finance from the University of Southern California in 1962 and his Juris Doctor from the University of California at Los Angeles in 1965. He is a member of the State Bar of California (inactive) and a Registered General Principal, NASD and the New York Stock Exchange, Inc.

     Thomas K. Russell, 44, has served the Company as its Secretary, Treasurer, Chief Financial Officer and General Counsel and was a member of the Company's Board from December 1989 until October 8, 1997. Mr. Russell is also an officer and director of ExCal, and Mountaineer. Mr. Russell is an attorney with responsibility for the management of compliance, litigation and general legal matters. From 1979 to 1989, he was a practicing attorney in Tustin and Palos Verdes, California emphasizing business litigation, medical malpractice and representation of American Indian Tribes in tribal and federal courts and legislative and administrative matters. Since 1975, Mr. Russell has served as an officer or director of various public and private corporations engaged in the oil, mining, hotel, equipment leasing, wholesale travel and motion picture businesses. Mr. Russell received his Bachelor of Arts in Marketing from California State University at Fullerton in 1975 and his Juris Doctor from Pepperdine University in 1978. He has been an active member of the State Bar of California since 1979.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation awarded, paid to or earned by the most highly compensated executive officers of the Company whose compensation exceeded $100,000 in the fiscal year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE


                                 Annual Compensation                     Long Term Compensation
                      ------------------------------------------  ------------------------------------
                                                                        Awards             Payouts
                                                                  -------------------  ---------------
                                                                  Restricted
                                                                    Stock     Options   LTIP     All
                             Salary   Bonus   Other Annual Comp.    Awards     SARs    Payouts  Other
        Name          Year   ($)(1)    ($)          ($)(2)          ($)(3)    ($)(4)     ($)    Comp.
--------------------  -----  -------  ------  ------------------  ----------  -------  -------  ------
EDSON R. ARNEAULT(5)
 Chairman, President
 and Chief Executive
 Officer of MTR
 Gaming Group, Inc.    1996   230,521  67,500        24,590           2,748     300,000     -       -
                       1995    68,985  23,000          -            144,667      68,415     -       -
                       1944   188,729    -            4,021          46,000(3)      -       -       -
THOMAS K. RUSSELL(5)
 Secretary,
 Treasurer, Chief
 Financial Officer,
 General Counsel and
 Director of MTR       1996   162,729    -            7,496             619     100,000     -       -
 Gaming Group, Inc.    1995   105,734    -             -             41,554     357,316     -       -
                       1994   134,075    -            2,898            -           -        -       -
Compensation paid
to all officers and
directors as a
group during 1996      1996   393,250  67,500        32,086           3,367     400,000     -       -

(1) Mr. Arneault's salary was $213,652 in 1995, of which $144,667 was paid in the form of a stock award on February 9, 1996. Mr. Russell's salary was $147,288 in 1995, of which $41,554 was paid in the form of a stock award on February 9, 1996. During 1996, said amounts, together with interest at the rate of 10% per annum, were converted to shares of the Company's common stock at the market value of the shares on February 9, 1996, the effective date of the conversion.

(2) Includes accrued 1996 vacation compensation of $13,618 and 1996 per diem allowances of $10,972 paid to Mr. Arneault, and accrued 1996 vacation compensation of $7,496 paid to Mr. Russell.

(3) 1996 payments to Messrs. Arneault and Russell include interest paid on accrued 1995 salaries; 1995 payments to Messrs. Arneault and Russell represent the value of common stock paid to them in lieu of accrued 1995 salaries.

(4) No options were granted in 1994. All options granted by the board of directors in 1995 were approved by vote of the stockholders at the Company's annual meeting of stockholders held September 11, 1995.

(5)  See "Employment Agreements" below.

                             OPTION GRANTS IN 1996

     The following table contains information concerning the grant of stock options during fiscal year 1996 to the Company's executive officers named in the Summary Compensation Table.


                                                                                               Potential
                                                                                           Realized Value at
                                                                                          Assumed Annual Rates
                                                                                      of Stock Price Appreciation
                                                                                          for Option Term (2)
                                                                                     ------------------------------
                        Number of
                       Securities
                       Underlying       % of Total Options
                         Options         Granted in Fiscal     Exercise  Expiration
      Name            Granted(#)(1)            Year             Price       Date           5%             10%
-----------------  --------------------  --------------------  --------  ----------  --------------  --------------
EDSON R. ARNEAULT        300,000                 60%             $.5625  Jan. 2001          $46,622        $103,024
THOMAS K. RUSSELL        100,000                 20%             $.5625  Jan. 2001          $15,541         $34,341

(1) In January 1996, the Board of Directors granted incentive stock options to certain executive officers, key personnel and employees to purchase, in the aggregate, 500,000 shares of the Company's common stock for a price of $.5625 per share, the market price of the stock on the date of grant.
     Such incentive stock options were approved by the shareholders in October 1996.

(2) In accordance with the rules of the Securities and Exchange Commission, "Potential Realizable Value" has been calculated assuming an aggregate five year appreciation of the fair market value of the Company's common stock on the date of the grant, or $.5625 per share, at annual compounded rates of 5% and 10%, respectively.

                         FISCAL YEAR END OPTION VALUES

     The following table sets forth information regarding the number and value of options held by each of the Company's executive officers named in the Summary Compensation Table as of December 31, 1996. None of the named executive officers exercised any stock options during fiscal year 1996.


                     Number of Securities         Value of Unexercised
                     Underlying Unexercised      in-the-Money Options at
                     Options at Fiscal Year          Year End ($)(1)
                             End

      Name         Exercisable  Unexercisable  Exercisable  Unexercisable
Edson R. Arneault   1,059,749         -          270,247          -
Thomas K. Russell    536,816          -          103,203          -

(1) Based on the market price of the Company's Common Stock of $1.281 on March 20, 1996, as reported by Nasdaq.

                        TEN-YEAR OPTIONS/SAR REPRICINGS

     The following table sets forth the number of options held by officers of the Company subject to repricing during the fiscal year ended December 31, 1996. See table entitled "Option Grants in 1996".



                                                                                                                  Length of Original
                                                                                                                      Option Term
                                Number of           Market Price of       Exercise Price at                       Remaining at Date
                               Options/SARs        Stock at Repricing    Time of Repricing   New Exercise Price    of Repricing or
      Name          Date      Amended Fiscal Year   or Amendment ($)      or Amendment ($)           ($)              Amendment
Edson R. Arneault  Sep. 95        240,000                1.563                 4.875                 2.00            2 years
Thomas K. Russell  Sep. 95        240,000                1.563                 4.875                 2.00            2 years

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the provisions of Section 16(a) of the Exchange Act, the Company's officers, directors and 10% beneficial stockholders are required to file reports of their transactions in the Company's securities with the Commission. Based solely on a review of the Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that as of December 31, 1997, all of its executive officers, directors and greater than 10% beneficial stockholders complied with all filing requirements applicable to them during 1996.

EMPLOYMENT AGREEMENTS

     Messrs. Arneault and Russell each have an employment agreement with the Company. On March 1, 1997, the Company entered into a new three year employment agreement with Mr. Arneault to reflect Mr. Arneault's responsibilities as president and chairman of the Company which he assumed on April 26, 1995. The new agreement replaced a May 10, 1994, agreement pursuant to which Mr. Arneault served as president of ExCal Energy Corporation and vice president in charge of political relations for the Company. The new agreement provides that Mr. Arneault will receive a base salary with annual cost of living adjustments and bonuses at the discretion of the Compensation Committee of the Board of Directors. As of March 1, 1997, Mr. Arneault's base salary is $315,000 an increase of 31% and he was awarded performance bonuses of $67,500 in December 1996 and July 1997. The Compensation Committee obtained the consent of the Company's lender for the increase and bonuses. Mr. Russell has an employment agreement with the Company. Pursuant to that agreement, Mr. Russell receives a base salary with annual cost of living adjustments, and bonuses and stock options at the discretion of the Board. Mr. Russell's employment agreement with the Company will expire
May 9, 1998. Mr. Russell's base salary, giving effect to prior cost of living adjustments, is $173,643.

     Each agreement provides that if the employee's period of employment is terminated by reason of death or physical or mental incapacity, the Company will continue to pay the employee or his estate the compensation otherwise payable to the employee for a period of two years. If the employee's period of employment is terminated for a reason other than death or physical or mental incapacity or for cause, the Company will continue to pay the employee the compensation that otherwise would have been due to him for the remaining period of employment. If the employees' period of employment is terminated for cause, the Company will have no further obligation to pay the employee, other than compensation unpaid at the date of termination.

     In the event that the termination of the employee's period of employment occurs after there has been a change of control (as defined in the agreement) of the Company and the termination is (i) not for cause, (ii) by reason of the death or physical or mental disability of the employee or (iii) the employee terminates his employment for good reason (as defined in the agreement), then the employee will have the right to receive within thirty days of the termination, a sum that is three times his annual base salary, but not to exceed the amount deductible by the Company under the Internal Revenue Code of 1986. The term "change of control" means (i) any change of control of the Company that would be required to be reported on Schedule 14A under the Exchange Act, (ii) any person becoming the direct or indirect beneficial owner of 20% or more of the Company's outstanding voting securities, other than a person who was an officer or director of the Company on the date of the agreement or (iii) the circumstance in which the present directors do not constitute a majority of the Board. The term "good reason" means (i) the assignment to the employee of any duties that in the employee's judgement are inconsistent with, or constitute a diminution of, the employee's position, authority, duties or responsibilities, (ii) the employee's involuntary relocation or (iii) the Company's failure to comply with the compensation provisions of the agreement.

     Each agreement provides that, during the term of the agreement, the employee will not compete with the business or any contemplated business of the Company either individually or as an officer, director, stockholder, employee, agent, partner or consultant of any entity at any location within ninety miles of any locations at which the Company does business or at which the employee knows that the Company contemplates doing business.

COMPENSATION OF DIRECTORS

     Mr. Ruben and Mr. Blatt are entitled to receive a fee of $2,500 for each quarterly Board meeting that they attend and are also entitled to be reimbursed for out-of-pocket expenses incurred in attending Board meetings. Mr. Blatt is also entitled to a fee of $3,000 per month for serving as Chairman of the Finance Committee. Directors who are employees of the Company do not receive compensation for attendance at Board meetings, but are entitled to reimbursement for expenses that they incur in attending such meetings.

     On January 23, 1996, Mr. Ruben and Mr. Blatt were granted options to purchase 75,000 and 50,000 shares of the Company's Common Stock, respectively, at the fair market value on the date of the grant of $0.5625 per share. On October 2, 1996, Messrs. Blatt and Ruben were each granted non-qualified options to purchase 75,000 shares of the Company's common stock at the fair market value on the date of grant of $1.06 per share. On September 19, 1997, Mssrs. Blatt and Ruben were each granted non-qualified options to purchase 150,000 shares of the Company's common stock at the fair market value on the date of grant of $1.34375 per share. All of the foregoing options were granted to Mssrs. Ruben and Blatt as compensation for their services as directors and are exercisable at any time and from time to time in whole of in part for a period of five years from the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On November 8, 1995, the Board voted to form an executive compensation committee consisting of Mr. Ruben and Mr. Blatt, the Company's two non-employee directors (the "Committee"). The Committee is authorized to review all compensation matters involving directors and executive officers and Committee approval is required for any compensation to be paid to executive officers or directors who are employees of the Company. As a matter of policy and to assure compliance with Rule 16b-3(d)(1) of the Securities Exchange Act of 1934, the decisions of the Compensation Committee are subject to ratification by a majority of the Board.

                              CERTAIN TRANSACTIONS

     All of the Company's oil and gas leases were acquired by its subsidiary, ExCal, in January 1992 from Biscayne Petroleum Corporation, of which Edson R. Arneault was president. At the time of this acquisition, Mr. Arneault was not affiliated with the Company. As a result of this transaction, Mr. Arneault became ExCal's president. The acquisition of such leases was part of a larger transaction involving (i) the acquisition by ExCal of 77 operating wells formerly owned by limited partnerships (the "Partnerships") controlled by Mr. Arneault, (ii) the acquisition of all of the stock of Crystal Exploration Company, Inc. from Century Energy Management Company, Inc., another affiliate of Mr. Arneault, and (iii) the employment of Mr. Arneault by ExCal for a period of three years at a salary of $120,000 per year and participation in other board of directors approved compensation plans.

     Such leases were acquired in exchange for $100,000 cash, a $790,000 non-interest bearing note (of which $100,000 was paid on December 31, 1992, the balance being due during 1993) and 50,000 shares of the Company's Common Stock. The Company and the Partnerships entered into modifications of their original agreement dated March 25 and November 17, 1993, March 30, August 10 and September 30, 1994, and March 30, and October 1, 1995. Under the terms of the March 25, 1993, modification of the note, the balance remaining to be paid by the Company to the Partnerships was $590,000. Pursuant to the modification, the Company paid $100,000 cash and issued 98,333 shares of its Common Stock to the Partnerships, which, based on the then current market value of the Common Stock, satisfied the Company's obligation thereunder. The shares issued to the Partnerships, together with 5,000 additional shares issued in consideration of the Partnerships' agreement to extend the date for registration from September 15, 1994 to October 15, 1994, were to be registered for public sale under the Securities Act. Because the registration statement covering the Partnership's shares did not become effective before March 31, 1995, the March 30, 1995 modification of the agreement (i) reinstated the note with a principal amount of $590,000 and increased the interest rate on the note representing the $590,000 balance to 10%, (ii) reduced the balance to $467,084 by crediting the note with the average share price of the Company's Common Stock for the first 14 days that the shares were eligible for sale under Rule 144, and (iii) amended the payment schedule to provide for payments of interest only from May 1, 1995 through October 1, 1996, and twelve payments of principal and interest from November 1, 1995, through October 1, 1996, calculated on a 36 month amortization schedule with a balloon payment of the unpaid balance on October 1, 1995. Pursuant to the October 1, 1995, modification, the outstanding balance of the note was retired through the issuance of 373,600 shares of the Company's Common Stock.

     In December 1994, the Company entered into an arrangement to sell certain of the proved and unproven gas reserves located in Southeast Ohio to Development and Acquisition Ventures in Energy, Inc. for notes valued at approximately $426,000. Mr. David Arneault is a principal of Development and Acquisition Ventures in Energy, Inc., and is the brother of Mr. Edson R. Arneault, an officer and shareholder of the Company. In connection therewith, the Company obtained two notes, a $300,000 note, bearing interest at 8% per annum, payable $10,000 per month and a $150,0000 note payable from the portion of the monthly net revenues of the wells in excess of $10,000. based on 50% of excess revenues over $10,000 per month from production, secured by the assets sold. The Company recorded a loss on the sale of these assets of $567,000. As of December 31, 1996, the principal balance on the notes receivable approximated $228,000. The purchaser is delinquent on four of the Note payments which were due in the first six months of 1997. The Company and the purchaser are negotiating arrangements to bring the account current, and the Company believes the matter will be resolved amicably. The Company is continuing to attempt to sell its remaining oil and gas interests pursuant to the plan of liquidation.

     To assist Fleur-David Corporation, the Company's joint venture partner in rework activities related to the Company's plan of orderly liquidation of its oil and gas interests in Michigan, Mr. Arneault purchased 25,000 shares of the Company's Common Stock held by Fleur-David in July 1995 in a private transaction.

     During 1995 and 1996, Thomas K. Russell and Mark C. Russell, his brother, each purchased a working interest in the Marathon-Otter Lake oil and gas reserves in Michigan, owned in part by the joint venture between the Company and Fleur-David for an aggregate amount of approximately $60,000. The subject working interests and others were offered by Fleur-David to raise capital to finance further rework and remediation activities at the property.


     Mr. Robert Ruben, a member of the Company's board, is a partner in the law firm Ruben & Aronson, LLP, which has performed legal services for the Company. The Company and Ruben & Aronson anticipate that the law firm will perform legal services for the Company in the future. Mr. Ruben was a principal in the law firm of Freer, McGarry, Bodansky & Rubin, P.C., which performed legal services for the Company from 1991 until 1997. During the fiscal year ended December 31, 1996, the Company paid Freer, McGarry, Bodansky & Rubin the sum of $334,340 for legal services.


     In March 1994, the Company lent $50,000 to a non-affiliated company (the "Judgment Debtor") for a term of seven days in exchange for a promissory note bearing interest at 8% per annum. During 1995, the Company recorded a provision for loss in the amount of $50,000. In April 1996, the Company and the recipient renegotiated and cancelled the original note, and executed a replacement confessed judgment promissory note in the principal amount of $58,333 at 8% per annum, all due and payable August 4, 1996. On March 13, 1997, the Company obtained a default judgment against the Judgment Debtor in the amount of $64,737.47, including principal, accrued interest and legal costs. Post-judgment interest will accrue at 10% per annum. The Company intends to pursue all available legal remedies to enforce the judgment, however, there are no assurances that MPTV has adequate assets to satisfy the judgment.

     NOTES PAYABLE TO RELATED PARTIES

     At December 31, 1995 the Company incurred salaries to key management, in the amount of approximately $204,000. In February 1996, management agreed to accept an aggregate of 466,676 shares of the Company's Common Stock in satisfaction of the amounts due them. Such shares have an approximate value of $177,000, thus no additional compensation expense was recorded as a result of this issuance of Common Stock.

      REDEEMABLE COMMON STOCK

     On October 13, 1992, the Company acquired all of the issued and outstanding shares of Golden Palace in exchange for shares of the Company's common stock and the assumption of certain options, warrants and convertible debentures of Golden Palace. With respect to 209,000 shares of such stock, the Company granted the founders of Golden Palace put rights requiring the Company, upon demand, to redeem such shares at $6.00 per share (the "Redeemable Shares") if the shares were not registered by February 1, 1993.

     During 1995, holders of 104,500 of the Redeemable Shares received an aggregate of 276,750 make-up shares, and in 1996 the holder of 52,250 Redeemable Shares received 133,416 make-up shares for a total of 410,166 "Settlement Shares." The holders of the Settlement Shares were granted registration rights and the right to that number of additional shares necessary to make up the difference, if any, between $1.50 per share and the average market value of the Company's common stock for the ninety (90) trading days immediately following the effective date of the registration of the Settlement Shares (the "Average Market Price"). In the event the Settlement Shares were not registered by June 30, 1996, the Company was to issue promissory notes in the principal amount of $1.50 multiplied by the number of Settlement Shares and bearing interest at the rate of 12% per annum and payable in 24 monthly installments. For each $1.50 of principal paid on the notes, however, the holder was required to return a Settlement Share to the Company. Also, the notes were to be reduced by an amount equal to the Average Market Price multiplied by the number of Settlement Shares.

     With respect to 120,000 of the Settlement Shares, the holder elected to terminate the Company's $1.50 per share repurchase right. Accordingly, the Company was not required to issue a promissory note with respect to these Settlement Shares. However, based on the Average Market Price, the Company was required to issue 30,312 additional shares.

     With respect to 156,750 shares of the Settlement Shares, the Company issued a note in the amount of $235,000 (156,750 shares multiplied by $1.50). However, by an amended settlement agreement dated November 1, 1996, in exchange for a cash payment of $31,000 and the cancellation of the Company's right to repurchase the Settlement Shares for $1.50 per share, the holder canceled the promissory note and relinquished the right to receive additional shares.

     With respect to the holder of 133,416 Settlement Shares, the Company Issued a note in the amount of $200,000. The Company redeemed 16,677 shares (which were canceled and return to authorized but unissued status) upon the October 31, 1996 effectiveness of a registration statement that included the Settlement Shares. Such effectiveness stayed the Company's payment obligation for a period of 90 business days. Based on the Average Market Price, the Company was required to issue 30,159 additional shares.

     Pursuant to a May 10, 1996 settlement agreement with the final holder of 52,250 of the Redeemable Shares, the Company agreed to pay the holder $25,000 upon the execution of the agreement and issue a $225,000 non-interest bearing promissory note in exchange for the cancellation of put rights in connection with the Redeemable Shares. The Company discounted the note at 8%. The outstanding balance under the note as of December 31, 1996 amounted to $178,000. Under the terms of the note, the Company was obligated to pay $5,000 on February 1, 1997, $50,000 in May 1997, and four annual May payments of $40,000 from 1998 through 2001. The holder also agreed to the cancellation of options to purchase 50,000 shares of the Company's common stock for $0.01 per share.

     The Company granted put rights to the holder (a bank) of 60,604 shares at $6.00 per share, all of which became exercisable on or before December 31, 1995.

     In connection with the December 1992 acquisition of Mountaineer, the Company issued 469,072 shares of the Company's common stock which bore registration rights guaranteed at $6.00 per share to be made up by the issuance of additional shares of Common Stock if the Shares could not be registered and sold at the guaranteed value. Between December 1996 and July 1997 the Company obtained the cancellation of the price guarantee with respect to the holders of 438,730 of such shares in exchange for the payment of $555,100, the issuance of 150,000 shares of Common Stock (100,000 of which Shares were granted piggy back registration rights) and the cancellation of promissory notes in the principal amount of $302,000 plus accrued interest. The Company is attempting to negotiate a settlement with the previous holder of the remaining 30,342 guaranteed shares. The holder has previously sold such Shares pursuant to Rule
144. A November 1994 Amendment entitled the Company to a credit against any liability to such holder in the amount of approximately $50,000, the amount realized by the holder in sales of shares pursuant to Rule 144.

     At December 31, 1997, 90,496 shares of redeemable Common Stock were outstanding.

         STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth, as of December 31, 1997, the ownership of the Company's Common Stock by persons owning more than 5% of such stock, and the ownership of such stock by the executive officers named in the summary compensation table, the directors individually and the officers and directors as a group. As of December 31, 1997 there were 19,989,291 shares of Common Stock outstanding. All such shares were owned both beneficially and of record, except as otherwise noted.


                                                 Amount and Nature
                                                  of Beneficial
           Name and Address                        Ownership         Percentage of Class
Edson R. Arneault(1)
MTR Gaming Group, Inc.
State Route 2 South
P.O. Box 356
Chester, WV  26034                                  2,795,567               13.20%

Thomas K. Russell(2)
1461 Glenneyre Street,
Suite E
Laguna Beach, CA 92677                                629,376                3.07%

Robert L. Ruben(3)
Ruben & Aronson, LLP
1101 30th Street, N.W.
Suite 500
Washington, DC  20007                                 338,228                1.67%

Robert A. Blatt(4)
The CRC Group
Larchmont Plaza
1890 Palmer Avenue,
Suite 303
Larchmont, NY 10538                                   667,684                3.29%

Bennett Management and
Development Corp.(5)
2 Clinton Square
Syracuse, NY 13202                                  1,530,000                7.65%

Madeleine LLC(6)
450 Park Avenue
New York, NY  10022                                 2,884,302               12.84%

                                              Amount and Nature
                                                of Beneficial
       Name and Address                          Ownership           Precentage of Class
Donald G. Saunders(7)
900 East Desert Inn Road
Suite 521
Las Vegas, NV  89109                                1,807,665                8.71%

Total Officers and Directors as a Group
(4 persons)(8)                                      4,430,855               19.89%

(1) Includes 1,605,818 shares and options to acquire beneficial ownership of 1,189,749 shares within 60 days held by Mr. Arneault or his affiliates.

(2) Includes 103,810 shares and options to acquire beneficial ownership of 525,566 shares exercisable within 60 days held by Mr. Russell.

(3) Includes 38,228 shares and options to acquire beneficial ownership of 300,000 shares within 60 days held by Mr. Ruben.

(4) Includes 392,684 shares and options to acquire beneficial ownership of 275,000 shares exercisable within 60 days held by Mr. Blatt.

(5) Includes 780,000 shares for which voting rights have been assigned to the Board to satisfy licensing requirements of the Lottery Commission.

(6) Includes 412,428 shares and options to acquire beneficial ownership of 2,471,874 shares within 60 days held by Madeleine LLC; provided, however, that pursuant to an agreement with the Company, Madeleine LLC may not exercise its warrant to the extent such exercise would result in its ownership of 5% or more of the then issued and outstanding shares of common stock of the Company without the prior approval of the West Virginia State Lottery Commission.

(7) Includes 1,051,816 shares and options to acquire beneficial ownership of 755,849 shares within 60 days.

(8)  Includes Messrs. Arneault, Russell, Blatt and Ruben.

                              SELLING STOCKHOLDERS

     GENERAL

     On July 2, 1996, Mountaineer entered into the Term Loan Agreement. The Company acted as a Guarantor of this Term Loan Agreement. In connection with this Term Loan Agreement, the Company issued the lender 183,206 shares of Common Stock, warrants to purchase 1,492,860 shares of Common Stock at $1.06 per share. In connection with a separate $250,000 bridge loan which was repaid with the proceeds of the $5,000,000 loan, the Company issued two other private lenders warrants to purchase an aggregate of 50,000 shares of Common Stock at $.80 per share. Prior to the date of the Post-Effective Amendment of which this Prospectus forms a part, the private lender transferred 80,153 shares of its originally issued 183,206 shares and 653,126 of its originally issued 1,492,860 Warrants to two unaffiliated parties to the Registration Statement.

     On December 10, 1996, Mountaineer borrowed $11.1 million pursuant to the Amended Term Loan Agreement. This Amended Term Loan Agreement refinanced the Term Loan Agreement from the same lender and allowed the Company to prepay the outstanding $8,711,273.16 balance of the Bennett Loan. The lender also provided Mountaineer a $5,376,500 revolving line of credit to be used for capital improvements, the acquisition of equipment and/or other gaming businesses, or the acquisition of properties for use in the gaming and lottery businesses consistent with the current business of Mountaineer Park. The Amended Term Loan Agreement is guaranteed by the Company.

     As part of the Amended Term Loan Agreement, the Company agreed to issue the lender, over a period of thirteen months, an additional 550,000 shares of the Company's Common Stock and warrants to purchase 1,632,140 shares of Common Stock for $1.06 per share. In connection with the Amended Term Loan Agreement and the Second Amended Term Loan Agreement, the Company paid Bridge Capital, LLC $100,000.

     The warrants issued in connection with the Amended Term Loan Agreement, as well as the warrants issued to the lenders in connection with the Term Loan Agreement (which are being offered pursuant to this Prospectus), are entitled to protection from dilution in certain circumstances. The Company agreed to register the shares of Common Stock and warrants for public sale pursuant to the terms of the warrants and the Registration Rights Agreement entered July 2, 1996. Amendment No. 1 to Registration Rights Agreement, which was entered in connection with the Amended Term Loan Agreement, limits the lender's right to demand registration to once per calendar year absent default by Mountaineer Park or the Company, prepayment of the loan, or a change in control of the Company.

     The Selling Stockholders have the right, at the Company's expense, to have the shares of Common Stock and Warrants offered hereby, registered for the offer and sale to the public under the Securities Act until (i) none of the shares constitute Registrable Securities (as defined in the Registration Rights Agreements and the Warrant Certificates) or (ii) all of such shares may be sold under Securities Act Rule 144(k) subject to the Company obtaining an opinion of counsel, and counsel for the Selling Stockholders concurring with such opinion, that such conditions were satisfied.

     In connection with the registration of the securities offered hereby, the Company will supply prospectuses to the Selling Stockholders and use its best efforts to qualify such securities for sale in certain states which may be designated by the Selling Stockholders.

STOCK OWNERSHIP

     The table below sets forth the number of shares of Common Stock (i) owned beneficially by each of the Selling Stockholders; and (ii) being offered by each Selling Stockholder pursuant to this Prospectus; (iii) to be owned beneficially by each Selling Stockholder after completion of the offering, assuming that all of the Warrants held by the Selling Stockholders are exercised and all of the shares offered hereby are sold and that none of the other shares held by the Selling Stockholders, if any, are sold and (iv) the percentage of outstanding shares of Common Stock to be owned by each Selling Stockholder after completion of the offering, assuming that all of the shares offered hereby are sold and that none of the other shares held by the Selling Stockholders, if any, are sold. For purposes of this table each Selling Stockholder is deemed to own beneficially (i) the shares of Common Stock underlying the Warrants held by them, (ii) the issued and outstanding shares of Common Stock owned by the Selling Stockholder as of December 31, 1997, and
(iii) the shares of Common Stock underlying any other options or warrants owned by the Selling Stockholder which are exercisable as of December 31, 1997 or which will become exercisable within 60 days after December 31, 1997. Except as otherwise noted, none of such persons or entities has had any material relationship with the Company during the past three years.

                                                                                   Percentage
                                                                                      of
                                                                                  Outstanding
                                                                Number of         Shares to be
                                                               Shares to be          Owned
                                                                  Owned            Beneficially
                            Number of                          Beneficially           After
                             Shares               Number of        After           Completion
                          Beneficially             Shares      Completion of           of
Selling Stockholders         Owned                Offered        Offering           Offering
--------------------         -----                -------        --------           --------
Madeleine LLC             2,884,302 (1)           942,787 (2)     1,941,515              *

Bridge Capital              442,387 (3)            25,000 (4)       417,387              *

Brownstone Holding          581,517 (5)            25,000 (6)       556,517              *
                         ----------             ---------

Total                     3,908,206               992,787

*        Less than 1%

(1) Includes 412,428 shares currently outstanding and 2,471,874 shares issuable upon the exercise of warrants exercisable within 60 days held by Madeleine LLC.

(2) Includes 103,053 shares currently outstanding and 839,734 shares issuable upon the exercise of the Warrants.

(3) Includes 25,000 shares issuable upon the exercise of warrants exercisable within 60 days held by Bridge Capital; 137,476 shares currently outstanding held by Capital One ("Capital One"), an affiliate of Bridge Capital; and 279,911 Warrants exercisable within 60 days held by Capital One.

(4)      Includes 25,000 shares issuable upon exercise of Warrants.

(5) Includes 183,302 shares currently outstanding and 398,215 shares issuable upon the exercise of warrants exercisable within 60 days.

(6)      Includes 25,000 shares issuable upon exercise of Warrants.

                              PLAN OF DISTRIBUTION

         Shares of Common Stock currently outstanding and shares of Common Stock issuable upon exercise of the Warrants may be sold pursuant to this Prospectus by the Selling Stockholders. These sales may occur in privately negotiated transactions or in the over-the-counter market through brokers and dealers as agents or to brokers and dealers as principals, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Common Stock for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. The Company has not been advised by the Selling Stockholders that they have made any arrangements relating to the distribution of the shares of Common Stock covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

         Upon being notified by a Selling Stockholder that any material arrangement (other than a customary brokerage account agreement) has been entered into with a broker or dealer for the sale of shares through a block trade, purchase by a broker or dealer, or similar transaction, the Company will file a supplemented Prospectus pursuant to Rule 424(c) under the Securities Act disclosing (a) the name of each such broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), (e) if applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in the Prospectus, as supplemented, and (f) any other facts material to the transaction.

         Certain of the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act by virtue of the number of shares of Common Stock to be sold or resold by such persons or entities or the manner of sale thereof, or both. If any of the Selling Stockholders, broker-dealers or other holders were determined to be underwriters, any discounts or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of Common Stock might be deemed underwriting compensation under the Securities Act.



         The Company has advised the Selling Stockholders that any purchase or sale of the Common Stock by them must be in compliance with Regulation M under the Exchange Act. In general, Regulation M under the Exchange Act prohibits any affiliated purchasers from bidding for or purchasing or attempting to induce any person to bid for or purchase shares of Common Stock without compliance with the provisions of Rule 102, until after they have completed their participation in the Distribution (the "Distribution Period").



         During the Distribution Period, Rule 102 under the Exchange Act prohibits any affiliated purchasers from bidding for, purchasing, or attempting to induce any person to bid for or purchase shares of Common Stock. However, Rule 102 under the Exchange Act does not prohibit the following activities: odd-lot transactions; transactions by close-end investment companies; redemptions by commodity pools or limited partnerships; exercises of securities; offers to sell or the solicitation of offers to buy; unsolicited purchases; and transactions in Rule 144A securities.



                            DESCRIPTION OF SECURITIES

COMMON STOCK

         The Company is currently authorized to issue 50,000,000 shares of Common Stock, par value $.00001 per share. As of December 31, 1997, there were 19,989,291 shares of Common Stock issued and outstanding. As of December 31, 1997 there were approximately 571 stockholders of record of the Company's Common Stock.

         As of December 31, 1997, a total of 8,032,247 shares of Common Stock were reserved for issuance pursuant to outstanding options and warrants of the Company.

         A majority of the outstanding shares of the Company's Common Stock must be present at a duly called stockholders' meeting in order to have a quorum under the Company's By-Laws. Only those stockholders of record as of the record date, which may be fixed not more than 60 nor less than 10 days before the meeting, or stockholder action in lieu of a meeting, are entitled to vote on the subject matter before the stockholders. In most cases, if a quorum is present, the affirmative vote of the majority of the shares represented at the meeting constitutes an act of the stockholders. Consequently, the holders of one share more than one-quarter of the outstanding Common Stock could exercise effective control over the Company. The affirmative vote of a majority of all outstanding shares entitled to vote, however, is required to amend the Company's Certificate, as well as to accomplish certain other matters.

         All shares of Common Stock are equal to each other with respect to voting, liquidation, dividend and other rights. Owners of shares of Common Stock are entitled to one vote for each share of Common Stock they own at any stockholders' meeting. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to stockholders. The Term Loan Agreement restricts the payment of dividends to stockholders without the lender's consent. There are no preemptive rights or privileges with respect to any shares of Common Stock. The Common Stock of the Company does not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than 50% would not be able to elect any directors.

ANTI-TAKEOVER PROVISIONS

         The Company's Certificate has two significant anti-takeover provisions. Pursuant to Article VI of the Certificate, any "Acquisition Proposal" (defined therein as a proposal by any person to (i) make a tender offer or exchange offer for any equity securities of the Company, (ii) merge or consolidate the Company with another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company), requires the Board to scrutinize such Acquisition Proposal within certain guidelines. Specifically, the Certificate states that the Board, in exercising its judgment with respect to the best interests of the Company, is authorized to give due consideration to such factors as the Board determines to be relevant, including, without limitation:

               (i) the interests of the Company's stockholders;

               (ii) whether the proposed transaction might violate federal or state laws, or affect the Company's ability to obtain required licenses;

               (iii) the consideration being offered in the proposed transaction, in relation not only to the then current market price for the outstanding capital stock of the Company, but also to the market price for the capital stock of the Company over a period of years, the estimated price that might be achieved in a negotiated sale of the Company as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices, and the Company's financial condition and future prospects; and

               (iv) the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Company, and the communities in which the Company conducts its business.

         The Certificate requires a supermajority of 80% of the outstanding shares of the Company entitled to vote in the election of directors to amend or repeal this provision.

         In addition to this provision relating to the Board's response to a takeover offer, in response to regulatory requirements of the Lottery Commission requiring advance approval of persons who acquire 5% or more of the Company's voting stock, Article VII of the Certificate provides the Company with the right to redeem any shares acquired on the open market or otherwise. Specifically, the Certificate prohibits any Person (a natural person or entity) from becoming the Beneficial Owner (as defined in conformance with Rule 13d-3 of the Exchange Act) of five percent (5%) or more of the Company's Common Stock unless such person agrees in writing delivered to the Company at its registered office to:

         (1) provide to the Gaming Authorities (defined in the Certificate as any governmental authority regulating any form of gaming which has jurisdiction over the Company or its subsidiaries) information regarding such Person, including, without limitation, information regarding other gaming related activities of such Person and financial statements and disclosures, in such form, and with such updates, as may be requested and/or required by any Gaming Authority;

         (2) respond to written and/or oral questions and inquiries that may be propounded by any Gaming Authority; and

         (3) consent to the performance of any personal background investigation that may be required by any Gaming Authority, including, without limitation, an investigation of any criminal record and/or alleged criminal activity of such Person.

         Notwithstanding such provisions, any and all issued and outstanding shares of Common Stock held or otherwise owned by a Disqualified Holder (defined in the Certificate as any Beneficial Owner of shares of Common Stock, or its subsidiaries, whose holding of Common Stock may result, in the judgment of the Board, in (i) the denial, loss or non-reinstatement of any license or franchise from any governmental agency applied for or held by the Company or any subsidiary to conduct any portion of the proposed or actual business of the Company or any subsidiary, which license or franchise is conditioned upon some or all of its holders of Common Stock meeting certain criteria, or (ii) the disapproval, modification, or non-renewal of any contract under which the Company or any of its subsidiaries has sole or shared authority to manage any gaming operations) shall be subject to repurchase (such securities being defined as the "Repurchase Securities") by the Company at any time at the sole discretion of the Company by action of the Board. The terms and conditions of such repurchase provided for by the Certificate are as follows:

         (1) the repurchase price of the Repurchase Securities to be repurchased pursuant to such provision shall be an amount equal to the Fair Market Value (defined as the average closing price as quoted on Nasdaq for the 20 days preceding the repurchase) of such Repurchase Securities or such other repurchase price as required by either the DGCL, any state law applicable to the determination that a Beneficial Owner is a Disqualified Holder or applicable federal law;

         (2) the repurchase price of such Repurchase Securities may be paid in cash, or Corporation Debt Securities (defined as any debt securities of the Company which comprise all or a portion of the repurchase price), or any combination thereof;

         (3) if less than all of the Repurchase Securities held or otherwise owned by one or more Disqualified Holders are to be repurchased, the Repurchase Securities to be repurchased shall be selected in such manner as shall be determined by the Company's Board in their sole discretion, which may include selection of the most recently acquired Repurchase Securities, selection of Repurchase Securities by lot, or selection of Repurchase Securities in such other manner as shall be determined by the Company's Board;

         (4) at least ten (10) days' written notice of the Repurchase Date shall be given to the Beneficial Owner (and the record holder if such Person is not the Beneficial Owner) of the Repurchase Securities selected to be repurchased unless notice is waived in writing by any such holder) provided that the Repurchase Date may be the date on which written notice is given if the cash or Corporation Debt Securities necessary to effect the repurchase shall have been deposited in trust for the benefit of such record holder and subject to immediate withdrawal upon surrender of the certificates for the Repurchase Securities to be repurchased;

         (5) from and after the Repurchase Date or such earlier date as mandated by either the DGCL, any state law applicable to the determination that a Beneficial Owner is a Disqualified Holder or applicable federal law, any and all rights of whatever nature which may be held by the Beneficial Owners of Repurchase Securities selected for repurchase (including, without limitation, any rights to vote or participate in dividends declared on securities of the same class or series as such Repurchase Securities), shall cease and terminate and such Beneficial Owners shall thenceforth be entitled only to receive the cash or Corporation Debt Securities payable upon repurchase; and

         (6) such other terms and conditions as the Board shall determine.

         All securities subject to this restriction bear a restrictive legend stating the fact that such securities are subject to the repurchase option of the Company and may not be transferred other than in accordance with the Certificate.

         TRANSFER AGENT

         The Transfer Agent for the Common Stock is Continental Stock Transfer & Trust Company.

         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

         However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

         In addition, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The Certificate and By-laws of the Company are consistent with Section
145. The Certificate provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts and omissions not in good faith or which involve intentional misconduct or knowing violation of the law;
(iii) for acts specified in Title 8, Section 174 of the DGCL, or (iv) for which the director derived an improper personal benefit.

         In addition to the Certificate, the Company's By-laws provide indemnification (the "Indemnity Provisions") for any person who is or was a party to any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative, arbitrative, investigative procedure by reason of the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or served in such capacity with another entity at the Company's request (such persons are defined as an "Indemnified Party" or "Indemnified Parties"). With respect to third party actions, the Indemnity Provisions represent the Company's commitment to indemnify based on such persons incurring expenses (including legal fees) judgments, fines, excise taxes, and amounts paid in settlement based on civil or criminal matters. In the case of a civil matter, the Indemnified Parties must have acted in good faith and in a manner reasonably believed by that person to be in or not opposed to the best interests of the Company. With respect to a criminal matter, the person must have had no reasonable cause to believe that the conduct was unlawful.

         With respect to derivative actions, Indemnified Parties are entitled to indemnification for any and all expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the settlement or defense of such actions. The Indemnified Party must show that he or she acted in good faith and a manner reasonably believed by that person to be in or not opposed to the best interests of the Company, except that no indemnification shall be available if such person has been adjudged liable for negligence or misconduct in performing his or her duties to the Company, unless the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the Indemnified Party is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Nonetheless, if the Indemnified Party is successful on the merits or otherwise, he or she need not show that the applicable standard of conduct was met. If not successful on the merits, any indemnification may only be made if the Indemnified Party applies to the Company for indemnification and (i) a majority vote of a quorum of the Board, or (ii) if a quorum is not available or even if obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by vote of the stockholders of the Company.

         With respect to both derivative actions and third party actions, the Indemnity Provisions also provide for the advancement of expenses, including actual and reasonable attorneys' fees, incurred in defending or investigating any action, suit, proceeding or claim, subject to a written affirmation by the Indemnified Party or person requesting an advance for such Indemnified Party that he or she has met the applicable standard of conduct and that he or she will repay such advance if it is ultimately determined that he or she did not meet the applicable standard of conduct.

         Notwithstanding the foregoing, the Company has discretion to impose as conditions to any of the Indemnification Provisions, such requirements as may appear appropriate in the specific case including but not limited to: (a) that any counsel representing the person be mutually acceptable to the Company and the Indemnified Party, (b) that the Company has the right to assume control of the defense of such Indemnified Party, and (c) that the Company shall be subrogated to the extent of any payments made by way of indemnification to all of such Indemnified Party's right of recovery, and do everything necessary to assure such rights of subrogation to the Company.

         The rights of Indemnified Parties under the Indemnity Provisions are not exclusive of any other rights Indemnified Parties may have under the Certificate, any agreement, vote of stockholders, vote of disinterested directors, any liability insurance policies or otherwise. The Company currently maintains a Directors and Officers liability insurance policy with coverage of $5,000,000. Although the Company believes the policy and its coverage limits to be adequate, the policy may not provide coverage in all circumstances in which the Company's directors and officers are entitled to indemnification and may not cover the Company's total liability to its directors and officers even in cases where coverage is provided.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Indemnified Parties pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such persons in connection with the securities being registered, the Company will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF WARRANTS

         GENERAL

         In connection with the Term Loan Agreement, the Company issued an aggregate of 1,542,860 Warrants to three private lenders (the "Warrant Holders"), all of which are presently outstanding. The Warrants were issued pursuant to Warrant Certificates dated July 2, 1996, between the Company and each of the Warrant Holders.

         Each Warrant entitles the holder thereof to purchase one share of Common Stock (each a "Warrant Share") from the Company. The exercise price of 1,492,860 of the Warrants is $1.06 per share and the exercise price of 50,000 of the Warrants is $0.80 per share, in each case subject to adjustment as described below. Subject to certain limitations, the Warrants may be exercised at any time beginning on July 2, 1996 until 5:00 p.m. Pacific Time on July 2, 2001 (the "Expiration Date"). Warrants that are not exercised prior to the Expiration Date will expire.

         EXERCISE

         In order to exercise all or any of the Warrants represented by a Warrant Certificate, the holder thereof is required to surrender to the Company a completed Exercise Agreement (as defined in the Warrant Certificate), a Warrant Certificate and cash or certified check payable to the Company in an amount equal to the then effective Purchase Price for the shares for which the Warrant Certificate is being exercised. Certificates for Warrant Shares purchased upon exercise of the Warrants will be delivered by the Company to the holder thereof within five business days after the exercise. The Warrant Shares shall, when issued, be duly authorized, validly issued, previously unissued, fully paid and nonassessable and will be free from all taxes, liens and charges with respect thereto.

         ADJUSTMENTS

         The initial purchase price per Warrant shall be subject to adjustment from time to time upon the occurrence of certain events including: (i) the issuance or sale of any shares of Common Stock by the Company, (ii) the grant of any rights to subscribe for or to purchase Common Stock, or any options for the purchase of Common Stock or any securities convertible into or exchangeable for Common Stock, (iii) the issuance or sale of convertible securities, whether or not immediately exercisable, or (iv) the declaration of any dividend or the making of any other distribution of any stock of the Company payable in Common Stock, options or convertible securities. Upon the occurrence of such an event, the holder shall be entitled to purchase the number of Warrant Shares equal to that percentage of the total number of shares of Common Stock that the holder was entitled to purchase immediately prior to such event; provided, however, that if the issuance of securities is made to all holders of the Common Stock, then the Warrant Holder shall be entitled to receive the number of shares which such holder would have been entitled to receive had the holder exercised the Warrants immediately prior to the event. Notwithstanding this fact, no adjustment shall be made: (i) at any time prior to 30 months after repayment in full of the outstanding amounts under the Second Amended Term Loan Agreement and the Loan Commitment (if drawn down by the Company), if (a) the securities issued in connection with such event exceed the holder's purchase price or if (b) the event was approved in advance in writing by the holders of a majority of the shares of Common Stock issuable on the exercise of the Warrants; and (ii) following the date that is 30 months after the repayment in full of all of the outstanding amounts under the Second Amended Term Loan Agreement and the Loan Commitment (if drawn down by the Company); provided, that notwithstanding (i) and (ii) above, the adjustments provided for in the event of the issuance of Common Stock of the Company shall be made to the extent that such issuance involves the offer and/or issuance of securities to all holders of any class of securities of the Company; provided, further, that the provisions referenced above will not limit any adjustments to be provided pursuant to other sections of the Warrant Certificate. No adjustment need be made based on issuances of stock to employees, directors or officers of the Company in any fiscal year, not to exceed 4% of the issued and outstanding shares of Common Stock on the date of issuance; Common Stock issued in the ordinary course of business, not to exceed 2% of the outstanding shares of Common Stock on the day of issuance; or any of the Warrants or shares of Common Stock issued in connection with the Term Loan Agreement or Loan Commitment. As of the date of this prospectus, no adjustment has been required. The holder of the Warrants shall be entitled to participate in any dividends declared by the Company or any rights to subscribe for the purchase of Common Stock, options, or convertible securities to the same extent as such holder would be entitled after giving full effect to the exercise of such Warrants. Finally, should the Company undertake a subdivision or combination of its Common Stock to either increase such shares into a greater number or decrease such shares into a lesser number, the number of shares purchasable under the Warrant Certificate are to be proportionately increased or reduced. If conditions arise not otherwise covered by the anti-dilution provisions discussed above, the Company is required to appoint a firm of independent certified public accountants of recognized national standing, which shall give their opinion on any adjustment necessary to preserve the exercise rights of the Warrant Holder.

         REORGANIZATIONS, MERGERS, AND CERTAIN OTHER TRANSACTIONS

         If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, shall be effected so as to entitle the holders of the Common Stock of the Company to receive stock, securities or assets with respect to or in exchange for shares of Common Stock, then, prior to and as a condition of such reorganization, reclassification, consolidation, merger, sale or conveyance, the Warrant holder shall be entitled to receive in lieu of any Warrant Shares, such shares of stock, securities, or assets as may be issued or payable in exchange for a number of shares of Common Stock equal to the number of shares immediately theretofore purchasable or receivable upon exercise of the rights under the Warrant Certificate had such reorganization, reclassification, consolidation or merger, sale or conveyance, not taken place.

         NO RIGHTS AS STOCKHOLDERS

         The holders of unexercised Warrants are not entitled, as such, to receive notice of any meeting of the stockholders of the Company, to consent to any action of the stockholders of the Company, to receive notice of any other stockholder proceedings, or to any other rights as stockholders of the Company, except with respect to dividend subscription rights and rights upon merger or consolidation, as discussed above, and none of the rights of the Warrant Holder shall give rise to liability for the purchase price of the Warrant Shares or as a stockholder of the Company.

         ADDITIONAL WARRANTS

         In connection with the Amended Term Loan Agreement, the Company issued warrants to purchase 1,632,140 shares of Common Stock with terms substantially similar to the warrants described above. None of the warrants issued in connection with the Amended Term Loan Agreement, nor any of the shares of Common Stock issuable upon the exercise thereof are registered hereby.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of December 31, 1997, the Company had approximately 19,989,291 shares of Common Stock outstanding. In addition, the Company is obligated to issue an additional 8,032,247 shares of Common Stock upon the exercise of outstanding options and warrants. Of shares of Common Stock currently outstanding, approximately 2,265,236 were issued in registered or other offerings which rendered such shares freely tradable in the hands of the holders thereof. Of the remaining 17,724,055 shares of Common Stock currently outstanding which were not freely tradable by the holders thereof upon issuance by the Company, the Company has registered the resale of 2,455,427 shares of Common Stock by the holders thereof and an additional 13, 776,481 shares are currently salable pursuant to Rule 144. 1,283,905 shares of Common Stock currently outstanding remain "restricted securities" for purposes of the Act.

         With respect to the shares of Common Stock to be issued upon the exercise of outstanding options or warrants, the Company has previously registered the resale of 3,040,396 of such shares by the holders thereof. The remaining 4,991,851 shares of Common Stock issuable upon the exercise of outstanding options and warrants will be "restricted securities" for purposes of the Act when issued.

         The Company is currently obligated to or intends to file future registration statements to cover the resale of 6,535,214 shares of Common Stock which are, or will when issued be, "restricted securities." Of that 6,535,214 shares of Common Stock, 3,556,398 underlie various employee plans and grants.

         In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned "restricted securities" for at least one year but less than two years and any affiliate of the Company who has owned shares for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of the Company's Common Stock or the average weekly trading volume in the Company's Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Such sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder who is not an affiliate of the Company at the time of the sale and for at least 90 days prior to a proposed transaction and who has beneficially owned "restricted securities" for two years is entitled to sell such shares under Rule 144 without regard to the limitations described above.

         Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could have an adverse impact on the market price of Common Stock.

REGISTRATION RIGHTS

         In addition to the shares of Common Stock and Warrants offered hereby, the Company has previously filed registration statements to cover the sale of 5,495,823 shares of Common Stock which satisfied its obligations under several registration rights agreements.

         Notwithstanding the foregoing, the Company has several outstanding registration rights obligations. Following is a brief description of the registration rights which the Company has not yet satisfied.

         Pursuant to the Second Amended Term Loan Agreement and the Warrant Certificate issued in connection therewith, the Company is obligated, upon demand, to file a registration statement with respect to 550,000 shares of the Company's Common Stock issued to Madeleine LLC, warrants to purchase 1,632,140 shares of Common

Stock held by Madeleine LLC, and the shares underlying such warrants.

         Pursuant to an agreement dated October 1, 1997, the Company granted piggyback registration rights with respect to 150,000 shares underlying warrants held by Jefferies & Company.

         Pursuant to an agreement entered as of April 2, 1996, as amended June 18, 1996, the Company granted piggyback registration rights with respect to 30,159 shares held by Dorothy van Haaften.

         Pursuant to a Letter Agreement dated March 25, 1996 between the Company and Thomas K. Russell, Chief Financial Officer, General Counsel, Treasurer, Secretary and member of the Board, the Company agreed to file a registration statement on Form S-8 as soon as possible with respect to 103,810 shares of Common Stock held by Mr. Russell. None of these shares are included in this Registration Statement.

         Pursuant to a Letter Agreement dated March 25, 1996 between the Company and Edson R. Arneault, the Company's President and Chief Executive Officer and member of the Board, the Company agreed to file a registration statement on Form S-8 as soon as possible with respect to 262,866 shares of Common Stock held by Mr. Arneault. None of these shares are included in this Registration Statement.

         Pursuant to an Agreement dated June 30, 1995 with Michael Mapes, the Company granted piggyback registration rights with respect to 30,312 shares held by Louis Haskell, Mr. Mapes' successor.

         Pursuant to an Agreement dated May 31, 1994, as amended on January 12, 1995, between the Company and William E. Blair, Jr. and Bonnie Blair, the Company is required to file a registration statement on Form S-8 with respect to 183,888 shares issuable upon exercise of options held by Mr. and Mrs. Blair. None of these shares are included in this Registration Statement.

         An Original Rider dated December 3, 1992 to a Stock Purchase Agreement (Merger and Stock Exchange Agreement) for all of the outstanding shares of Mountaineer dated November 28, 1994 between the Company and the previous owner of Mountaineer and affiliates of such owner, contemplated the Company using its best efforts to file a registration statement covering 469,072 shares issued in connection with the acquisition of Mountaineer. Pursuant to an amendment to Rider No. 4 to such an agreement, the Company agreed to use its reasonable best efforts to cause a registration statement to become effective with respect to such shares. In addition, the Company agreed that if any shares were sold pursuant to Rule 144 during the period prior to effectiveness of the registration statement or pursuant to the registration statement, within 20 days of the effectiveness of such registration statement, at a price of less than $6.00 per share based on the average closing bid price of the Company's Common Stock as reported on Nasdaq for the ten days prior to the effective date of such registration statement, the Company would issue additional registered shares in an amount equal to the difference between the price received and $6.00. Between December, 1996 and January, 1997, the Company obtained the cancellation of the price guarantee with respect to the holders of 438,730 of such shares in exchange for the payment of $555,100, the issuance of 150,000 shares of Common Stock (100,000 of which shares were granted piggy back registration rights) and the cancellation of promissory notes in the principal amount of $302,000 plus accrued interest. The Company is attempting to negotiate a settlement with the previous holder of the remaining 30,342 shares; however, there can be no assurance that such renegotiation will be successful. The holder of such 30,342 shares has previously sold such shares pursuant to Rule 144. Pursuant to the amendment to Rider 4 discussed above, the Company is entitled to a credit against any liability to such holder in the amount of approximately $50,000, the amount realized by the holder in sales of shares pursuant to Rule 144.

         Pursuant to various stock option plans and grants of options to employees, directors and consultants of the Company, the Company intends to file a registration statement on Form S-8 with respect to 3,688,047 shares of Common Stock when issued subsequent to the exercise of such options. None of these shares are included in this Registration Statement.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

         On July 2, 1996, the Company as Guarantor and the Company's subsidiary, Mountaineer, entered into the Term Loan Agreement for a $5,000,000 secured working capital loan and a commitment for first mortgage refinancing. In connection with the Term Loan Agreement, the Company agreed to issue the lender 183,206 shares of Common Stock and five-year Warrants to purchase an additional 1,492,860 shares at $1.06 per share, which are exercisable for a period of five
(5) years. Prior to the date of the Post-Effective Amendment of which this Prospectus forms a part, the lender transferred 80,153 of its originally issued 183,206 shares and 653,126 of its originally issued 1,492,860 Warrants to two unaffiliated parties pursuant to the Registration Statement. The shares of Common Stock and Warrants issued to the lender and the shares of Common Stock underlying such Warrants remain covered by this Registration Statement.

         In December, 1996, the Company entered into the Amended Term Loan Agreement. The lender also provided Mountaineer Park a $5,376,500 revolving line of credit to be used for capital improvements, the acquisition of equipment and/or other gaming businesses, or the acquisition of properties for use in the gaming and lottery businesses consistent with the current business of Mountaineer Park.

         In connection with the Amended Term Loan Agreement, the Company agreed to issue the lender, over a period of thirteen months, 550,000 shares of the Company's common stock and warrants to purchase an additional 1,632,140 shares for $1.06 per share and paid a fee of $100,000.

         The shares and warrants issued in connection with both the Term Loan Agreement and the Amended Term Loan Agreement are entitled to protection from dilution in certain circumstances. The Registrant has agreed to register the shares and warrants for public sale. The lender's right to demand registration is limited to once per calendar year absent default by Mountaineer Park or the Company, prepayment of the loan, or a change in control of the Company.

         In July, 1997, the Company entered into the Second Amended Term Loan Agreement. The Second Amended Term Loan Agreement (i) extends the term of the Amended Term Loan Agreement to July 2, 2001 (compared to July 2, 1999); (ii) increases the total amount borrowed to $21,476,500 (by virtue of Mountaineer drawing down the line of credit); (iii) eliminates from the Amended Term Loan Agreement annual fees of cash in the amount of 8% of the outstanding principal balance of the loan that would have been due on each anniversary of the Amended Term Loan Agreement and stock and warrants of the Registrant that would have been due each November 15 while the loan is outstanding; and (iv) calls for payments of interest only with the principal due at the end of the four year term.

         The Second Amended Term Loan Agreement continues to be evidenced by Mountaineer's Promissory Notes and continues to be secured by a first priority Credit Line Deed of Trust with respect to Mountaineer's real property and a perfected security interest evidenced by a UCC-1 Financing Statement with respect to its personal property. The lender's rights pursuant to the Amended Term Loan Agreement with respect to the 550,000 shares of the Company's stock and warrants to purchase 1,632,140 additional shares issued thereunder are unaffected by the Second Amended Term Loan Agreement. The Company continues to guarantee the Second Amended Term Loan Agreement.

         As consideration for the lender's entering the Second Amended Term Loan Agreement, Mountaineer has agreed (i) to pay a one time fee of $1.8 million or 8.5% of the total amount borrowed, which may be paid over the first year of the term; (ii) to pay interest at the rate of 13% (compared to 12% on the $16.1 million Amended Term Loan Agreement and 15% on the $5.4 million line of credit under the Amended Term Loan Agreement); and (iii) to pay a call premium equal to 5% in the event of prepayment during the first year of the term, declining to 3% during the second year, 2% in the third year, and 1% in the final year.

         Mountaineer intends to use the additional proceeds toward the construction of a convention facility and additional hotel rooms.

                                  LEGAL MATTERS

         The validity of the Warrants and the shares of Common Stock offered hereby will be passed upon for the Company by Ross & Hardies, New York, New York.

                                     EXPERTS

         The consolidated financial statements of the Company and its subsidiaries included herein as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996 have been audited by Corbin & Wertz, independent certified public accountants, as set forth in their opinion included herein. The financial statements referred to above have been included herein in reliance upon such opinion given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Report...............................................F-2

Consolidated Financial Statements

Consolidated Balance Sheets as of December 31, 1996 and 1995 ..............F-3

Consolidated Statements of Operations for each of the years
  in the three-year period ended December 31, 1996.........................F-5

Consolidated Statements of Shareholders' Equity for each of the years in the three-year period ended December 31, 1996 ........................F-6

Consolidated Statements of Cash Flows for each of the years
  in the three-year period ended December 31, 1996 .......................F-10

Notes to Consolidated Financial Statements ...............................F-12

Condensed and Consolidated Balance Sheets at December 31, 1996 and
  September 30, 1997 (Unaudited)..........................................F-52

Condensed and Consolidated Statements of Operations for the Nine
  Months Ended September 30, 1997 and 1996 (Unaudited) ...................F-54

Condensed and Consolidated Statements of Cash flows for the Nine
  Months Ended September 30, 1997 and 1996 (Unaudited)....................F-55

Notes to Condensed and Consolidated Financial Statements (Unaudited)......F-56

                          INDEPENDENT AUDITORS' REPORT



Board of Directors
MTR Gaming Group, Inc.


We have audited the accompanying consolidated balance sheets of MTR Gaming Group, Inc. and its subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MTR Gaming Group, Inc. and its subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



                                                  /s/ CORBIN & WERTZ
                                                  CORBIN & WERTZ


Irvine, California
March 24, 1997

                            MTR GAMING GROUP, INC.

                         CONSOLIDATED BALANCE SHEETS

                       As of December 31, 1996 and 1995




ASSETS                                                   1996            1995
                                                     ------------    -----------
Current assets:
  Cash and cash equivalents                          $ 4,226,000     $   807,000
  Restricted cash                                        185,000         426,000
  Accounts receivable, net of allowance
   for doubtful accounts of $140,000 and
   $70,000 in 1996 and 1995, respectively                302,000         236,000
  Deferred financing costs                             1,066,000         388,000
  Deferred income taxes                                  760,000            --
  Other current assets                                   477,000         115,000
                                                     -----------     -----------

     Total current assets                              7,016,000       1,972,000
                                                     -----------     -----------

Property and equipment, net                           18,453,000      18,100,000
                                                     -----------     -----------

Net assets of discontinued oil and gas
 gas activities                                        2,616,000       2,616,000
                                                     -----------     -----------

Other assets:
  Excess of cost of investments over net
   assets acquired, net of accumulated
   amortization of $1,022,000 and $770,000
   in 1996 and 1995, respectively                      2,752,000       3,004,000
  Deposits and other                                      41,000          55,000
                                                     -----------     -----------

                                                       2,793,000       3,059,000
                                                     -----------     -----------

                                                     $30,878,000     $25,747,000
                                                     -----------     -----------
                                                     -----------     -----------


                             MTR GAMING GROUP, INC.

                        As of December 31, 1996 and 1995

LIABILITIES AND SHAREHOLDERS' EQUITY                   1996             1995
                                                   ------------    -------------
Current liabilities:
  Accounts payable                                 $    909,000    $  3,474,000
  Accrued liabilities                                 1,891,000       2,291,000
  Current portion of long-term debt                     186,000       2,536,000
  Current portion of redeemable common
   stock                                                   --           991,000
  Deferred income taxes                                 133,000         133,000
                                                   ------------    ------------
     Total current liabilities                        3,119,000       9,425,000

Accrued liabilities                                        --           456,000

Long-term debt, less current portion                 16,230,000       8,071,000

Deferred income taxes, less current portion           1,263,000       1,396,000


Redeemable common stock, 367,937 shares
 issued and outstanding at December 31,
 1995, net of current portion                              --           415,000
                                                   ------------    ------------

     Total liabilities                               20,612,000      19,763,000
                                                   ------------    ------------

Commitments and contingencies

Shareholders' equity:
  Common stock, par value $.00001,
   50,000,000 shares authorized; 19,126,043
   and 17,022,645 issued and outstanding
   at December 31, 1996 and 1995, respectively            2,000           2,000
  Common Stock subscribed, 525,848
   shares at December 31, 1996                             --              --
  Paid-in capital                                    35,173,000      32,115,000
  Receivable from exercise of stock options                --           (69,000)
  Accumulated deficit                               (24,909,000)    (26,064,000)
                                                   ------------    ------------

     Total shareholders' equity                      10,266,000       5,984,000
                                                   ------------    ------------

                                                   $ 30,878,000    $ 25,747,000
                                                   ------------    ------------
                                                   ------------    ------------



           See accompanying notes to consolidated financial statements

                             MTR GAMING GROUP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

                                                        1996                1995                1994
                                                   -------------       -------------       -------------
Revenues:
  Video lottery terminals                         $  30,700,000       $  16,479,000       $   7,481,000
  Parimutuel commissions                              4,299,000           4,263,000           3,768,000
  Lodging, food and beverage                          3,945,000           3,046,000           2,276,000
  Other                                               1,260,000           1,139,000           1,131,000
                                                   ------------        ------------        ------------
     Total revenues                                  40,204,000          24,927,000          14,656,000
                                                   ------------        ------------        ------------

Costs of revenues:
  Cost of video lottery terminals                    19,865,000          12,256,000           5,709,000
  Cost of parimutuel commissions                      5,257,000           5,064,000           4,563,000
  Cost of lodging, food and beverage                  3,543,000           3,285,000           2,337,000
  Cost of other                                       1,092,000           1,195,000             798,000
                                                   ------------        ------------        ------------
     Total cost of revenues                          29,757,000          21,800,000          13,407,000
                                                   ------------        ------------        ------------

Gross profit                                         10,447,000           3,127,000           1,249,000
                                                   ------------        ------------        ------------

Selling, general and administrative expenses:
  Marketing and promotions                            1,718,000           1,144,000           1,016,000
  General and administrative                          4,092,000           5,420,000           5,652,000
  Depreciation and amortization                       1,667,000           1,504,000             910,000
                                                   ------------        ------------        ------------
     Total selling, general and
      administrative expenses                         7,477,000           8,068,000           7,578,000
                                                   ------------        ------------        ------------

Operating income (loss)                               2,970,000          (4,941,000)         (6,329,000)

Interest income                                          54,000              52,000              26,000
Interest expense                                     (3,460,000)           (557,000)           (729,000)
Non-recurring income                                    705,000                   -                   -
                                                   ------------        ------------        ------------

Income (loss) before income taxes                       269,000          (5,446,000)         (7,032,000)

Benefit for income taxes                                886,000             133,000             130,000
                                                   ------------        ------------        ------------

Income (loss) from continuing
 operations                                           1,155,000          (5,313,000)         (6,902,000)


Discontinued operations:
  Loss on disposal of oil and gas
   operations                                                 -                   -            (640,000)
                                                   ------------        ------------        ------------

Net income (loss)                                  $  1,155,000        $ (5,313,000)       $ (7,542,000)
                                                   ============        ============        ============

Income (loss) per share:
  Income (loss) from continuing operations         $       0.06        $      (0.33)       $      (0.48)
  Discontinued operations                                     -                   -               (0.04)
                                                   ------------        ------------        ------------

Net income (loss) per share                        $       0.06        $      (0.33)       $      (0.52)
                                                   ============        ============        ============

Weighted average number of shares
 outstanding                                         19,242,458          16,226,743          14,523,377
                                                   ------------        ------------        ------------
                                                   ------------        ------------        ------------


           See accompanying notes to consolidated financial statements

                             MTR GAMING GROUP, INC.

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

     For Each Of The Years In The Three-Year Period Ended December 31, 1996


                                                                                             Receivable
                                                                                               From
                                                Common Stock       Shares of   Additional    Exercise
                                            -------------------  Common Stock    Paid-in     of Stock    Accumulated
                                             Shares      Amount   Subscribed     Capital      Options      Deficit         Total
                                             ------      ------  ------------  ----------   ----------   -----------       -----
Balances, January 1, 1994                  13,591,497   $ 1,000          -    $ 26,305,000   $      -   $(13,209,000)  $ 13,097,000

Shares received in connection with
 settlement with LVEN                        (250,000)        -          -        (750,000)         -              -       (750,000)

Shares issued for cash, net of
 commissions                                  786,199         -          -       2,193,000          -              -      2,193,000

Shares issued from exercise of stock
 options                                       50,000         -          -         200,000          -              -        200,000

Shares issued for services rendered
 and interest                                 147,500         -          -         210,000          -              -        210,000

Shares issued in connection with
 financing arrangement                        285,000         -          -       1,710,000          -              -      1,710,000

Shares issued for accounts payable             10,681         -          -          40,000          -              -         40,000

Compensation for stock options issued
 below fair value                                   -         -          -         600,000          -              -        600,000

Net loss                                            -         -          -               -          -     (7,542,000)    (7,542,000)
                                           ----------   -------  ---------    ------------   --------   ------------   ------------

Balances, December 31, 1994                14,620,877     1,000          -      30,508,000          -    (20,751,000)     9,758,000



Continued

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

                                                                                            RECEIVABLE
                                                                                               FROM
                                                COMMON STOCK       SHARES OF   ADDITIONAL    EXERCISE
                                            -------------------  COMMON STOCK    PAID-IN     OF STOCK    ACCUMULATED
                                             SHARES      AMOUNT   SUBSCRIBED     CAPITAL      OPTIONS      DEFICIT         TOTAL
                                             ------      ------  ------------  ----------   ----------   -----------       -----
Shares issued from exercise of stock
 options                                      286,667         -          -         109,000   (69,000)              -         40,000

Shares issued for services rendered
 and interest                                  77,332         -          -          42,000          -              -         42,000

Shares issued in connection with
 financing arrangement                        225,000     1,000          -       1,349,000          -              -      1,350,000

Cancellation of price guarantee in
 connection with financing arrangement              -         -          -      (3,060,000)         -              -     (3,060,000)

Shares issued to replace price guarantee
 in connection with financing arrangement   1,020,000         -          -       1,530,000          -              -      1,530,000

Shares forfeited by Company (510,000),
 retained by creditor, in connection with
 financing arrangement                              -         -          -         478,000          -              -        478,000

Shares issued for redeemable common stock     666,433         -          -         802,000          -              -        802,000

Shares issued in connection with legal
 settlement                                   175,000         -          -         414,000          -              -        414,000



Continued

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

                                                                                            RECEIVABLE
                                                                                               FROM
                                                COMMON STOCK       SHARES OF   ADDITIONAL    EXERCISE
                                            -------------------  COMMON STOCK    PAID-IN     OF STOCK    ACCUMULATED
                                             SHARES      AMOUNT   SUBSCRIBED     CAPITAL      OPTIONS      DEFICIT         TOTAL
                                             ------      ------  ------------  ----------   ----------   -----------       -----

Shares issued for notes payable                60,850         -          -          43,000          -              -         43,000

Cancellation of shares issued in
 1994 for services rendered                   (97,500)        -          -        (100,000)         -              -       (100,000)

Adjustment to shares outstanding              (12,014)        -          -               -          -              -              -

Net loss                                            -         -          -               -          -     (5,313,000)    (5,313,000)
                                           ----------   -------  ---------    ------------   --------   ------------   ------------

Balances, December 31, 1995                17,022,645     2,000          -      32,115,000   (69,000)    (26,064,000)     5,984,000

Shares issued in connection with
 legal settlements                            175,000         -          -         236,000          -              -        236,000

Shares issued for services
 rendered by related parties                  719,476         -          -         309,000          -              -        309,000

Shares  issued in connection
 with financing agreements                    442,829         -    465,377         953,000          -              -        953,000

Shares issued for capital raising
 activities                                   207,500         -          -         175,000          -              -        175,000

Expense recorded in connection with
 options issued to outside
 Directors                                          -         -          -          69,000          -              -         69,000





Continued

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

                                                                                            RECEIVABLE
                                                                                               FROM
                                                COMMON STOCK       SHARES OF   ADDITIONAL    EXERCISE
                                            -------------------  COMMON STOCK    PAID-IN     OF STOCK    ACCUMULATED
                                             SHARES      AMOUNT   SUBSCRIBED     CAPITAL      OPTIONS      DEFICIT         TOTAL
                                             ------      ------  ------------  ----------   ----------   -----------       -----
Cash collected on receivable from
 exercise of stock options                          -         -          -               -     69,000              -         69,000

Shares reclassed from redeemable
 common stock and issued in
 connection with settlements                  558,593         -     60,471       1,165,000          -              -      1,165,000

Value recorded in connection with
 warrants issued in connection
 with financing agreements                          -         -          -         401,000          -              -        401,000

Cancellation of price guarantees
 through cash payment                               -         -          -        (250,000)         -              -       (250,000)

Net income                                          -         -          -               -          -      1,155,000      1,155,000
                                           ----------   -------  ---------    ------------   --------   ------------   ------------

Balances, December 31, 1996                19,126,043   $ 2,000    525,848    $ 35,173,000   $      -   $(24,909,000)  $ 10,266,000
                                           ----------   -------  ---------    ------------   --------   ------------   ------------
                                           ----------   -------  ---------    ------------   --------   ------------   ------------





           See accompanying notes to consolidated financial statements

                             MTR GAMING GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

                                                        1996                1995                1994
                                                   -------------       -------------       -------------
Cash flows from operating activities:
  Income (loss) from continuing operations        $   1,155,000         $(5,313,000)      $  (6,902,000)
  Adjustments to reconcile income (loss)
   to net cash provided by (used in)
   continuing operating activities:
    Depreciation and amortization                     1,667,000           1,504,000             910,000
    Provision for settlements                                 -             408,000             525,000
    Non-recurring income (non-cash)                    (705,000)                  -                   -
    Other non-cash provisions, net                      (83,000)                  -             255,000
    Provision for accounts receivable                    70,000             290,000                   -
    Common stock and options issued for
     services rendered and amortization
     of interest                                      1,321,000              77,000           1,340,000
    Deferred income taxes                              (893,000)           (133,000)           (130,000)
    Change in operating assets and
     liabilities, net of effects of
     acquired companies:
      Prepaid management fees                                 -             220,000            (220,000)
      Prepaid purses                                          -             352,000            (352,000)
      Other current assets                              231,000              54,000              63,000
      Accounts payable                               (2,254,000)          1,676,000           1,221,000
      Accrued liabilities                              (183,000)          1,418,000            (244,000)
                                                   ------------        ------------        ------------

     Cash provided by (used in) continuing
      operations                                        326,000             553,000          (3,534,000)
                                                   ------------        ------------        ------------

Loss from discontinued operations:
  Oil and gas operations                                      -                   -            (640,000)
  Adjustments to reconcile loss to
   net cash used in discontinued
   operating activities -
    Provision for estimated loss on
     sale of discontinued oil and gas
     operations                                               -                   -             567,000
                                                   ------------        ------------        ------------

      Cash used in discontinued operations                    -                   -             (73,000)
                                                   ------------        ------------        ------------

Net cash provided by (used in) operating
 activities                                             326,000             553,000          (3,607,000)
                                                   ------------        ------------        ------------

Cash flows from investing activities:
  Restricted cash                                       241,000             220,000            (401,000)
  Proceeds from insurance reimbursement                       -                   -             241,000
  Repayments on notes receivable from
   related parties                                            -                   -              38,000
  Deposits and other assets                              14,000              17,000              (2,000)
  Capital expenditures                               (1,767,000)         (5,482,000)         (3,444,000)
  Net assets of discontinued oil and gas
   operations                                                 -             (45,000)           (198,000)
                                                   ------------        ------------        ------------
Net cash used in investing activities                (1,512,000)         (5,290,000)         (3,766,000)
                                                   ------------        ------------        ------------
Continued

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

                                                        1996                1995                1994
                                                   -------------       -------------       -------------
Cash flows from financing activities:
  Payments on long-term debt                        (10,469,000)            (53,000)           (150,000)
  Proceeds from the issuance of long-term
   debt                                              16,100,000           4,500,000           5,700,000
  Payments on short-term notes                       (1,052,000)                  -                   -
  Proceeds from issuance of short-term
   notes                                              1,052,000                   -                   -
  Payments on notes payable to shareholders                   -                   -             (70,000)
  Finance costs paid                                   (845,000)                  -             (61,000)
  Proceeds from issuance of common stock
   for cash, net                                              -                   -           2,193,000
  Payments in connection with redeemable
   common stock                                        (250,000)                  -                   -
  Proceeds from issuance of common stock
   through exercise of stock options                     69,000              40,000             200,000
                                                   ------------        ------------        ------------

Net cash provided by financing activities             4,605,000           4,487,000           7,812,000
                                                   ------------        ------------        ------------

Net increase (decrease) in cash and
 cash equivalents                                     3,419,000            (250,000)            439,000

Cash and cash equivalents, beginning of
 year                                                   807,000           1,057,000             618,000
                                                   ------------        ------------        ------------

Cash and cash equivalents, end of year            $   4,226,000       $     807,000       $   1,057,000
                                                   ------------        ------------        ------------
                                                   ------------        ------------        ------------

Supplemental disclosures of cash flow
 information -
  Cash paid during the year for:
   Interest                                       $   2,493,000       $     896,000       $     204,000
                                                   ------------        ------------        ------------
                                                   ------------        ------------        ------------
   Income taxes                                   $      25,000       $       4,000       $       5,000
                                                   ------------        ------------        ------------
                                                   ------------        ------------        ------------





           See accompanying notes to consolidated financial statements

                             MTR GAMING GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     For Each Of The Years In The Three-Year Period Ended December 31, 1996


NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

Secamur Corporation was incorporated on March 7, 1988. Effective June 19, 1989, Secamur Corporation and Pacific International Industries, Inc., dba Excalibur Securities Services, completed a merger accounted for under the pooling-of-interests method. Prior to the merger, Secamur Corporation had no operations. Secamur Corporation subsequently changed its name to Excalibur Security Services, Inc. During 1991, Excalibur Security Services, Inc. formally changed its name to Excalibur Holding Corporation.

Due to the inability of Excalibur Security Services, Inc. to attain profitable operations, its Board of Directors, on December 28, 1990, filed a voluntary petition for reorganization with the U.S. Bankruptcy Court in the Central District of California for protection under Chapter 11 of the U.S. Bankruptcy Code and in May 1991, Excalibur Holding Corporation sold the assets of its discontinued security guard business. Effective January 15, 1992, a formal plan was approved by the Bankruptcy Court to operate oil and gas activities and to devote Excalibur Holding Corporation's efforts to the acquisition of new businesses.

In January 1992, Excalibur Holding Corporation formed ExCal Energy Corporation ("ExCal") as a wholly-owned subsidiary to acquire certain assets of various companies which were controlled by the newly appointed president of ExCal for the purpose of establishing oil and gas operations.

During 1992, Excalibur Holding Corporation acquired all of the outstanding common stock of Golden Palace Casinos, Inc. ("Golden Palace"), an entity with no significant operations and cash of approximately $3,200,000. Excalibur Holding Corporation utilized substantially all of the cash obtained from Golden Palace Casinos to finance the acquisition of all of the outstanding common stock of Mountaineer Park, Inc. ("Mountaineer") (see Note 2), which operates a thoroughbred horse racing track, off-track betting facilities and 800 (1,000 effective March 1997 - see Note 18) video lottery terminals on a 606 acre facility in the northern panhandle of West Virginia. Mountaineer also operates a 101 room inn adjacent to the track, dining facilities, as well as a nine-hole executive golf course and other recreational facilities. Certain operations are regulated by agencies within the state of West Virginia through annual licensing (see Notes 15 and 16). At December 31, 1996, all significant licenses were in effect. Excalibur Holding Corporation started a major renovation of this facility in 1993 with cash expenditures incurred through December 31, 1996 of approximately $12,815,000.

Because of the significant acquisitions by Excalibur Holding Corporation in the gaming industry and the long-term potential of such acquisitions, it has, and continues to be management's strategy to focus its efforts on such opportunities. On March 31, 1993, management decided to adopt a formal plan of orderly liquidation of its oil and gas properties and is effecting an orderly sale of such assets having sold approximately 30% of such assets in 1994 (see
Note 12).

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996



NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

During 1993, Excalibur Holding Corporation formally changed its name to Winners Entertainment, Inc. Subsequently, in October 1996, the shareholders of Winners approved an amendment to the certificate of incorporation changing Winner's name to MTR Gaming Group, Inc. ("MTR").

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of MTR and its wholly-owned subsidiaries (collectively the "Company"). All significant intercompany transactions have been eliminated in consolidation. The accounts of the Company's acquired companies include the operations from the consummation dates.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates. Significant estimates made by management include, but are not limited to, the provision for losses on uncollectible accounts receivable, the net realizability of oil and gas assets, and the recoverability of property and equipment and goodwill through future operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

These consolidated historical financial statements contain financial instruments whereby the fair market value of the financial instruments could be different than that recorded on a historical basis in the accompanying consolidated financial statements. The financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and long-term debt. The carrying amounts of the Company's financial instruments generally approximate their fair values as of December 31, 1996.

CONCENTRATION OF CREDIT RISK

The Company maintains, at times, cash balances at certain financial institutions in excess of amounts insured by Federal agencies.

RISKS AND UNCERTAINTIES

SEASONALITY

The operations of Mountaineer have historically been seasonal in nature. Winter conditions may adversely affect transportation routes to Mountaineer, as well as cause cancellations of live horse racing. However, management believes that the emergence of video lottery as its dominant profit center has significantly moderated historical seasonal fluctuations on revenue. There can be no assurances that this moderating trend will continue to be achieved in future periods.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

LICENSING

The Company is licensed for horse racing and its video lottery activities through the West Virginia State Racing and Lottery Commissions (the "Commissions"), respectively. The Company's licenses are renewed on an annual basis at the discretion of the Commissions. The loss of one or both of these licenses would have a material adverse effect on the Company' operations.

Pursuant to both the Racing Commission's and Lottery Commission's regulatory authority, the Company may be investigated by either body at virtually any time. Accordingly, the Company must comply with all gaming laws at all times. Should either body consider the Company to be in violation of any of the applicable laws or regulations, each has the plenary authority to suspend or rescind the Company's licenses. While the Company has no knowledge of any non-compliance, and believes that it is in full compliance with all relevant regulations, should the Company fail to comply, its business would be materially adversely effected.

Management is aware of nothing to indicate that West Virginia state officials will change their policies toward gaming activities, particularly video lottery gaming; however, there are no assurances that such policies will not be changed. Any substantial unfavorable change in the enabling laws or tax rates on gaming revenues could make the Company's business substantially more onerous, less profitable or illegal, which would have a material adverse effect on the Company's business.

DISCONTINUED OPERATIONS

The Company adopted a formal plan in March 1993 to discontinue operations of its oil and gas operations under a plan of orderly liquidation (see Note 12). The net assets and operating results of the oil and gas segment are shown separately in the accompanying consolidated financial statements as discontinued operations. Although management still retains certain assets to maximize their ultimate value upon disposition, management believes that the classification as discontinued operations remains appropriate.

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

The Company considers highly liquid investments with a remaining maturity of 90 days or less from the purchase date to be cash equivalents. Cash equivalents consist primarily of overnight repurchase agreements at December 31, 1996.

Restricted cash includes short-term certificates of deposit (see Note 9) and unredeemed winning tickets from its racing operations (see Note 16).

DEFERRED FINANCING COSTS

The Company capitalizes certain loan costs in connection with its financing activities (see Notes 5, 6 and 7) and these costs are amortized over the expected term of the related loans using a method that approximates the effective interest method. Amortization of these costs totaling $1,845,000, $452,000 and $1,280,000 for the years ended December 31, 1996, 1995 and 1994, respectively, has been reflected as interest expense in the accompanying consolidated statements of operations.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996


NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost, less accumulated depreciation. Major betterments are capitalized while routine repairs and maintenance are charged to expense when incurred. The Company capitalizes direct materials and labor, and allocates interest during construction periods. Depreciation is computed using the straight-line method over the following estimated useful lives:

     Buildings                          20 to 40 years
     Furniture and fixtures              5 to  7 years
     Equipment and automobiles           3 to 15 years

Interest is capitalized to construction in progress based on the product resulting from applying the Company's cost of borrowing rate to qualifying assets under active redevelopment. Interest capitalized in 1996, 1995, and 1994 was $197,000 $1,127,000 and $790,000, respectively.

Management of the Company assesses the recoverability of property and equipment by determining whether the depreciation of such assets over their remaining lives can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured based on projected undiscounted cash flows and is charged to operations in the period in which such impairment is determined by management. To date, management has not identified any impairment of property and equipment.

IMPAIRMENT OF LONG-LIVED ASSETS

In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121") "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF". The Company adopted SFAS 121 in 1996, as required. SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The Company evaluates impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The result of such adoption was not material.

EXCESS OF COST OF INVESTMENTS OVER NET ASSETS ACQUIRED, NET

The excess of cost of investments over net assets acquired (goodwill) is amortized on a straight-line basis over the expected periods to be benefited. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected undiscounted cash flows. The amount of goodwill impairment, if any, is measured based on projected undiscounted cash flows and is charged to operations in the period in which goodwill impairment is determined by management. Goodwill is being amortized on the straight-line method over an expected fifteen year life. The methodology that management used to project results of operations forward eleven years, which represents the remaining life of the goodwill as of December 31, 1996, was based on a five-year trend line of expected cash flows. At December 31, 1996, no impairment of goodwill was determined by management.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996


NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Amortization expense included in the accompanying consolidated statements of operations for the years ended December 31, 1996, 1995 and 1994 is $252,000, $251,000 and $251,000, respectively.

REVENUE RECOGNITION

The Company recognizes revenues from parimutuel commissions earned from thoroughbred racing and off-track betting at the time wagers are made. Such commissions are a designated portion of the wagering handle as determined by the West Virginia Racing Commission (the "Racing Commission"). Such revenues are shown net of the taxes assessed by state and local agencies, as well as purses and contract amounts paid to the Horsemen's Benevolent Protection Association (see Note 16).

Revenues from video lottery represent the net win earned on video slot, poker, keno or blackjack wagers. Net win is the difference between wagers placed and winning payouts to patrons, and is recorded at the time wagers are made (see
Note 15).

Revenues from food and beverage are recognized at the time of sale and revenues from lodging are recognized on the date of stay.

Other revenues consist primarily of fees earned from activities ancillary to the Company's racing activities, such as parking and program sales. Such revenues are recorded at the time services are rendered.

STOCK-BASED COMPENSATION

During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "ACCOUNTING FOR STOCK-BASED COMPENSATION," which defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES." Entities electing to remain with the accounting method of APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied. In 1996, the Company adopted the provisions of SFAS 123 which relate to non-employee stock-based compensation, and has elected to account for its stock-based compensation to employees under APB 25.

ADVERTISING

The Company generally expenses advertising costs as incurred. Advertising expense for the years ended December 31, 1996, 1995 and 1994 was $1,433,000, $898,000 and $815,000, respectively. The Company has included $211,000 of prepaid advertising costs in "other current assets" in the accompanying consolidated balance sheet as of December 31, 1996 related to infomercial costs incurred in 1996. Such costs will be expensed at the time of the first airing of the infomercial, which is expected to take place in early 1997.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 1 - GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

INCOME TAXES

The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("Statement 109"), "ACCOUNTING FOR INCOME TAXES." Under Statement 109, an asset and liability method is used whereby deferred tax assets and liabilities are determined based on temporary differences between bases used for financial reporting and income tax reporting purposes. Income taxes are provided based on the enacted tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. The Company and its subsidiaries file a consolidated federal income tax return.

PER SHARE INFORMATION

Per share information is computed by dividing net income (loss) for the year by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. The effect of common stock equivalents are excluded from the calculation if they would be antidilutive.

RECLASSIFICATIONS

Certain reclassifications have been made to the 1994 and 1995 consolidated financial statements to conform with the 1996 presentation.

NOTE 2 - MERGERS AND ACQUISITIONS

MOUNTAINEER PARK, INC.

On December 4, 1992, the Company acquired all of the issued and outstanding common shares of Mountaineer, in a tax-free exchange. The acquisition was accounted for as a purchase and, accordingly, the results of operations of the acquired business have been consolidated with those of the Company commencing on December 4, 1992. The purchase price was allocated to the acquired assets and assumed liabilities based on their respective fair values. The purchase price exceeded the estimated fair value of the net assets acquired by $2,774,000, which has been recorded as excess of cost of investment over net assets acquired (see Note 1).

In connection with the acquisition, the Company issued 529,676 shares which bear registration rights, guaranteed at a per share value of $6.00. Upon registration, the Company is obligated to issue additional shares should a market value per share deficiency exist. The Company granted put rights to the holder (a bank) of 60,604 of the aforementioned shares at $6.00 per share, all of which became exercisable on or before December 31, 1995 (see Note 11).

In December 1996, the Company reached a settlement agreement with the holder of 135,529 shares which bore a $6.00 per share price guarantee. The Company paid a $250,000 cash settlement in December 1996 in exchange for a cancellation of the price guarantee (see Note 11).

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 2 - MERGERS AND ACQUISITIONS, CONTINUED

In December 1996, the Company reached a settlement agreement with the holder of 2,514 shares which bore a $6.00 per share price guarantee. The Company paid a $3,500 cash settlement in December 1996 in exchange for the cancellation of the price guarantee.

In January 1997, the Company reached a settlement agreement with holders of 118,948 shares which bore a $6.00 per share price guarantee. The Company issued stock and cash, as more thoroughly described in Note 18, in exchange for the cancellation of the price guarantee.

As of December 31, 1996, 212,081 shares remain outstanding, excluding the 118,948 shares described above, with $6.00 price guarantees as a result of the acquisition of Mountaineer.

GOLDEN PALACE CASINOS, INC.

On October 13, 1992, the Company acquired all of the outstanding capital stock of Golden Palace Casinos, Inc. ("Golden Palace"), a Minnesota corporation organized to manage casinos on Indian reservations. Although Golden Palace had no significant operations at the time of the acquisition, it held, through a wholly-owned subsidiary, a contract to manage a casino planned for an Indian reservation in Oklahoma, subject to the satisfaction of certain conditions. Shortly after the acquisition of Golden Palace, the West Virginia Lottery Commission advised Management that, as a condition to licensing of the Company's then-proposed video lottery operations at Mountaineer, the Company could not engage in Indian gaming activities. Consequently, in December 1992, the Company sold the subsidiary holding the management contract and agreed to not otherwise engage in Indian gaming activities as long as it conducted video lottery operations in West Virginia. Notwithstanding the sale of the management contract, the acquisition of Golden Palace, which had substantial cash on hand, provided the Company with sufficient funds to complete the acquisition of all of the outstanding capital stock of Mountaineer. In connection therewith, the Company granted put rights to the holders of 209,000 shares issued in connection with the acquisition of Golden Palace (see Note 11 "Redeemable Common Stock") at $6.00 per share should such shares not have been registered by February 1, 1993. The shares were not registered by February 1, 1993. The Company has entered into various settlement agreements with the holders of these put rights as more thoroughly described in Note 11.

In addition, on the acquisition date, the Company issued options to holders of Golden Palace options to purchase (a) 190,000 shares of the Company's common stock at $2.00 per share (all such options remain outstanding as of December 31, 1996, are fully vested and expire in 1997), (b) 200,000 shares of the Company's common stock at $.01 per share; options to purchase 70,000 shares at $.01 were exercised in 1995 and 50,000 options were canceled in 1996 by agreement with the holder - see Note 11 (there remain, as of December 31, 1996, 80,000 $.01 options outstanding which are fully vested and expire in 1997), and (c) warrants to purchase 283,250 shares of the Company's common stock at $2.40 per share which are fully vested and expire in 1997.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 2 - MERGERS AND ACQUISITIONS, CONTINUED

LVEN

On August 12, 1993, the Company entered into a letter of intent with Las Vegas Entertainment Network, Inc. ("LVEN") to acquire, through merger, the issued and outstanding shares of LVEN. Pursuant to the letter of intent, the Company also issued 250,000 shares of its common stock for $750,000 in cash. The letter of intent provided for other terms to be negotiated; however, the parties were unable to consummate a definitive agreement and the merger was not effected. The Company and LVEN later reached a settlement arrangement in 1994 (see Note 3).

NOTE 3 - SALE OF RIVERBOAT INTEREST AND SETTLEMENT WITH LVEN

RIVERBOAT GAMING

On March 2, 1993, the Company, as assignee, entered into an agreement with M&R Investment Company ("M&R") for an assignment of an 80% interest in a ground lease zoned for riverboat gaming in Tunica, Mississippi. The ground lease covered a riverboat gaming site approved by the US Army Corps of Engineers. The Company paid $106,937 on September 6, 1993 and $40,000 in rental payments in accordance with the terms of the agreement. On March 9, 1993, the Company entered into a joint venture arrangement with Regal Casinos, the remaining leaseholder, to construct and operate a riverboat. On April 21, 1993, the Company agreed to purchase Regal's 20% interest in the venture for $50,000 in cash and 50,000 shares of its common stock valued at $300,000.

On July 30, 1993, the Company entered into a joint venture arrangement with LVEN and BP Group, Ltd., which agreed to assist in the funding, construction and operation of the riverboat. On February 25, 1994, the Company entered into a settlement agreement with LVEN (see Note 2), whereby the Company sold its interest in the ground lease valued at $728,000 at December 31, 1993, and was repaid its note receivable of $200,000, totaling $928,000. Consideration received was 250,000 shares of the Company's common stock owned by LVEN valued at $750,000, and the balance in cash. No significant gain or loss resulted from this sale of the Company's interest and note receivable.

The parties mutually agreed to be released from all claims which may have existed as a result of the abandonment of the proposed merger between the Company and LVEN.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996


NOTE 4 - PROPERTY AND EQUIPMENT

At December 31, property and equipment consists of the following:

                                                1996                1995
                                            ------------        ------------

  Land                                      $   371,000         $   371,000
  Buildings                                  17,081,000          15,716,000
  Equipment                                   2,451,000           2,021,000
  Furniture and fixtures                      2,423,000           2,258,000
  Construction in progress                      326,000             519,000
                                            -----------        ------------
                                             22,652,000          20,885,000

  Less accumulated depreciation              (4,199,000)         (2,785,000)
                                            -----------        ------------

                                            $18,453,000        $ 18,100,000
                                            -----------        ------------
                                            -----------        ------------



Depreciation expense charged to operations related to property and equipment during the years ended December 31, 1996, 1995 and 1994 was $1,415,000, $1,252,000 and $658,000, respectively.

                            MTR GAMING GROUP, INC.

    For Each Of The Years In The Three-Year Period Ended December 31, 1996


NOTE 5 - SHORT-TERM DEBT

In 1996 Mountaineer entered into a series of short-term financing arrangements with certain lenders. Under the terms of the agreements, Mountaineer received net proceeds of $1,052,000 and was obligated to repay a total of $1,250,000. In addition, the Company issued 175,000 shares of its common stock valued at $137,000. These short-term obligations were paid in full in 1996. The Company has reflected $335,000 (including the aforementioned $137,000) as interest expense in the accompanying consolidated statement of operations for the year ended December 31, 1996 in connection with these obligations.

NOTE 6 - LONG-TERM DEBT

CONSTRUCTION NOTE PAYABLE

On June 27, 1994, Mountaineer entered into a financing arrangement (the "Loan Agreement") with Bennett Management and Development Corporation ("Bennett") for construction and redevelopment activities at Mountaineer. Pursuant to the Loan Agreement, Bennett advanced Mountaineer $10,200,000 for construction with interest payable at 12.5% per annum, subject to a default rate of 14.5% per annum. Mountaineer received advances of $5,700,000 from Bennett in 1994 and the remaining $4,500,000 in 1995. The loan balance was paid in full in 1996 and all liens evidencing Bennett's collateral interest in property owned by Mountaineer were released.

In a series of amendments to the loan agreements and forbearance agreements which were executed between July 7, 1995 and October 31, 1996, certain terms of the Bennett loan agreement were amended by the parties; a summary of the Bennett loan transactions is described below.

In 1995 and 1994, the Company issued 510,000 shares of common stock to Bennett that had a $6.00 price guarantee. These shares were valued at $3,060,000 in the aggregate and were recorded as deferred financing costs. In July 1995, the Company and Bennett agreed to cancel the aforementioned price guarantee in exchange for the issuances to Bennett of 1,020,000 shares of common stock at an estimated fair value of $1,530,000. The Company capitalized $1,530,000 as deferred financing costs. This amount was amortized to interest expense through December 1996. In the event the Company paid the outstanding indebtedness by October 1, 1995, the original 510,000 shares would have been returned to the Company. The Company did not pay the debt by October 1, 1995. Accordingly, the 510,000 shares were forfeited to Bennett and were valued on October 1, 1995 at their estimated fair value of approximately $478,000. This amount was recorded as additions to deferred financing costs and was amortized from October 1995 through December 1996.

                            MTR GAMING GROUP, INC.

    For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 6 - LONG-TERM DEBT, CONTINUED

Bennett has transferred the voting rights with respect to its shares to the Board of Directors of the Company to the extent such voting rights would exceed 5% of all voting rights held in connection with the Company's issued and outstanding shares. Bennett has agreed not to acquire additional common stock of the Company so that Bennett will not be permitted to vote more than 5% of the Company's common stock. Through December 31, 1997 the Company has the right to match any bona fide offer of a non-affiliate to purchase Bennett's shares, in the event that Bennett were to contemplate a sale of stock.

$5 MILLION TERM NOTE

On July 2, 1996, Mountaineer entered into a financing arrangement with a private lending firm for a $5 million working capital loan and a $11.1 million loan commitment to refinance the Company's construction loan with Bennett. The note evidencing the loan called for 36 monthly payments of interest only at the rate of 12% per annum. The Company also agreed to issue the lender 183,206 shares of its common stock, warrants to purchase an additional 1,142,860 shares at $1.06 per share and pay a $400,000 loan fee. All warrants are exercisable for a term of five years. The stock and warrants were registered during 1996.

As part of the transaction, the lender also provided a one year commitment to lend Mountaineer up to $11.1 million of additional funds to be used to refinance the first mortgage held by Bennett. In connection with the financial commitment, the Company paid a $110,000 commitment fee and issued the lender additional warrants to purchase 350,000 shares of common stock at $1.06 per share (which were fully vested at the issuance date and expire in 2001).

In order to assure compliance with provisions of the West Virginia Racetrack Video Lottery Act concerning control over a licensee of the State Lottery, the lender has agreed that it may not own, through the exercise of warrants or otherwise, more than 5% of the Company's outstanding common stock unless and until the West Virginia Lottery Commission either (i) approves the lender or
(ii) provides an advisory opinion approving an arrangement whereby the lender may own but may not have voting rights to any shares in excess of the 5% threshold. If the lender becomes disqualified after such Lottery Commission approval, any share held in excess of the 5% threshold, if registered, shall be sold by the lender in the market; otherwise such shares may be put to the Company at the then market price, said price payable in cash or in the form of a note with interest only payable monthly at 24% per annum for a period of one year at which time all principal and unpaid interest become due.

The Company assigned values of approximately $250,000 and $191,000 related to the aforementioned common shares and warrants issued in connection with the financing. Such amounts were capitalized as deferred financing costs along with the aforementioned fees. All deferred financing costs relating to the financing were amortized by December 31, 1996 because of the amendment as noted below.

                            MTR GAMING GROUP, INC.

    For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 6 - LONG-TERM DEBT, CONTINUED

$16.1 MILLION AMENDED AND RESTATED TERM NOTE

On December 26, 1996, Mountaineer amended and restated its July 2, 1996 term loan agreement, increasing the amount of principal borrowed from $5.0 million to $16.1 million. MTR, the Parent of Mountaineer, is guarantor of the Amended and Restated Term Loan Agreement. Mountaineer also entered into a revolving line of credit agreement with the same lender on December 26, 1996, as more fully described in Note 7.

The restated loan agreement bears interest at the rate of 12% per annum, and calls for payments of interest only until the maturity date of December 26, 1999, at which time all principal and unpaid interest is due. In connection with this transaction, the Company has agreed to issue 550,000 shares of its common stock and warrants to purchase an additional 1,632,140 shares of the Company's common stock at an exercise price of $1.06 per share (which were fully vested at the date of issuance and expire in 2001). Both the shares and the warrants will be issued in thirteen equal monthly installments commencing December 26, 1996. The shares and warrants were assigned an aggregate value of approximately $777,000, which was recorded as deferred financing costs in the accompanying 1996 consolidated balance sheet. The Company anticipates that it will refinance this $16.1 million loan by July 2, 1997 and, therefore, plans to amortize the deferred financing costs through June 30, 1997. The stock and warrants were registered during 1996.

Annual fees to be paid to the lender under the provisions of the Amended and Restated Term Loan Agreement are summarized as follows:

- -    Annual administrative fees totaling 8% of the outstanding principal balance.

- -    Up to $25,000 in annual audit fees, due on July 2, 1997, 1998, and 1999.

- -    On November 15, 1997, 1998 and 1999, a number of shares of the Company's common stock equal to 5% of the outstanding principal balance on such date (calculated using the closing price of the stock).

- - On November 15, 1997, 1998 and 1999, warrants to purchase 250,000 shares of the Parent's common stock at an exercise price of $1.06. All warrants issued in connection with this provision and the following provisions of the agreement will be effective for a period of five years.

- -    On November 15, 1997, 1998 and 1999, additional warrants to purchase a number of shares to be calculated by a formula, as defined.

The restated term loan agreement bears certain restrictive financial covenants affecting future transactions to be entered into by the Company. These covenants include, but are not limited to, restrictions on the ability of the Company to incur additional debt, lend money, acquire other businesses, make capital expenditures, or increase management's compensation. Anti-dilution provisions are included in the agreement limiting the number of securities which can be issued at prices below $1.06 per share without the lender's prior approval. The Company was in compliance with, or had obtained a waiver for non-compliance with, all such restrictive financial covenants at December 31, 1996.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 6 - LONG-TERM DEBT, CONTINUED

TRADE NOTE PAYABLE

In September 1995, Mountaineer entered into an agreement with its Totalisator system supplier to convert $461,167 of outstanding trade payables into a term note. Under the terms of the agreement, Mountaineer is required to make 21 monthly interest and principal payments of $17,800 and eight (8) additional payments of approximately $17,800 on various dates through May 31, 1997. The loan, which is unsecured, bears interest at the rate of 12% per annum. The loan is subject to an acceleration clause and other financial disincentives in the event of default. As of December 31, 1996 and 1995, the outstanding principal balance was $138,000 and $408,000, respectively.

OTHER NOTES PAYABLE

On December 4, 1992, the Company issued a 10% note in the principal amount of $93,750 payable to an unrelated party in connection with the acquisition of Mountaineer. At December 31, 1994, the outstanding principal balance of the note was $43,000. In 1995, the Company converted the note into 60,850 shares of its common stock.

In May 1996, the Company reached a settlement agreement with the holder of 52,250 shares of redeemable common stock, valued at $313,000 (see Note 2). Pursuant to the settlement agreement, the Company agreed to pay $25,000 upon execution of the settlement agreement and delivered an unsecured, non-interest bearing promissory note calling for a total of three payments of $5,000 due on August 1, 1996, November 1, 1996 and February 1, 1997; a payment of $50,087 on May 1, 1997; and a total of four annual payments of $40,087 due on May 1, 1998 through 2001. The obligation to pay the amounts described above was discounted at 8%. As of December 31, 1996, the remaining principal balance on this note was $178,000.

ANNUAL COMMITMENTS

Future annual principal payments under all long-term indebtedness as of December 31, 1996 are as follows:



       Years Ending
       December 31,
       ------------
          1997                                $      186,000
          1998                                        29,000
          1999                                    16,131,000
          2000                                        33,000
          2001                                        37,000
                                              --------------
                                              $   16,416,000
                                              --------------
                                              --------------

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 7 - LINE OF CREDIT

As part of the Amended and Restated Term Loan Agreement, the Company's lender has provided a line of credit which expires on December 26, 1999. Under the terms of the agreement, the Company may borrow up to a maximum of $5,376,000. The Company is required to pay interest monthly at 15% per annum on amounts borrowed with all unpaid principal and interest due at maturity. As of December 31, 1996, no principal or interest amounts were outstanding. The borrowings are secured by substantially all of the Company's assets as defined under the agreement. The Company is required to comply with certain financial covenants which are more thoroughly described under the agreement. As of December 31, 1996, the Company was in compliance with, or had obtained a waiver for non-compliance with, all such financial covenants.

Annual facility fees of $376,000 are due on January 1, 1998 and 1999 pursuant to the agreement. The first annual facility fee of $376,000 became due at the December 26, 1996 loan closing. Pursuant to the loan agreement, $57,900 of these fees were withheld from the proceeds of the December 26, 1996 term loan; the remaining $318,450 will be paid in eleven equal monthly installments of $28,950 commencing February 1, 1997. As of December 31, 1996, the Company had recorded $318,450 as deferred financing costs and $318,450 as an accrued liability in the accompanying 1996 consolidated balance sheet. The Company expects to amortize such costs through June 30, 1997 because it anticipates the refinancing of the aforementioned term loans and the line.

NOTE 8 - NON-RECURRING INCOME

In 1996, the Company negotiated significant reductions in four previously accrued obligations, and as a result recorded $705,000 in non-recurring income The non-recurring income resulted from the following: (i) In 1995, the Company recorded a provision for loss in the amount of $308,000 in connection with a legal judgment which had been assessed against Mountaineer. In June 1996, the related lawsuit was settled upon payment of a $100,000 payment; (ii) In September 1996, the Company reached agreement in a dispute over trade accounts payable. A $411,000 claim for professional fees, which was accrued as of December 31, 1995, was satisfied in full upon payment of a $150,000 cash settlement in September 1996; (iii) In July 1994, the Company entered into an agreement in settlement of claims arising from a 1993 financial advisory agreement. In connection therewith, the Company accrued a $150,000 liability and issued warrants to purchase 145,000 shares of common stock with registration rights, exercisable at a price of $6.25 per share through January 15, 1997. In September 1996, the settlement agreement was amended as follows: (a) The obligation to remit the $150,000 payment was reduced to $90,000 in return for an immediate payment of $90,000, and (b) The exercise price of the previously issued warrants was reduced to $3.00 per share and the exercise period was extended to January 15, 1998; (iv) In April 1995, the Company entered into a severance agreement with its former chief executive officer. In connection therewith, the Company was obligated to pay approximately $440,000 over a period of two years. In addition, the Company repriced certain incentive options and was obligated to provide certain benefits during the term of the agreement. In 1995, management discontinued payments under the agreement due to their discovery of certain matters which they believe nullified the agreement. As of December 31, 1995, the Company had accrued an estimated remaining liability of $400,000 in connection with the severance.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996


NOTE 8 - NON-RECURRING INCOME, CONTINUED

In October 1996, the severance agreement was amended as follows: (a) A cash payment of $100,000 was remitted to the former officer in October 1996; (b) the Company issued 100,000 shares of common stock with registration rights to the officer in October 1996. These shares were valued at $124,000; (c) The former chief executive officer waived his rights to receive salary and expense payments totaling approximately $400,000 as described in the original agreement.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

MOUNTAINEER BOND REQUIREMENTS

Mountaineer is required to maintain bonds in the aggregate amount of $95,000, as of December 31, 1996, for the benefit of the Lottery Commission through June 30, 1997. The bonding requirement has been satisfied via the issuance of a $20,000 surety bond and three letters of credit aggregating $75,000, each of which is collateralized by certain bank deposits.

JACKPOT SETTLEMENT AGREEMENT

In January 1993, the Company entered into a financing arrangement with Jackpot Enterprises, Inc. ("Jackpot"), the proceeds of which were to be used for redevelopment activities at Mountaineer. Pursuant to such arrangement, Jackpot initially provided the Company with a $600,000 letter of credit collateralized by Mountaineer's land and improvements to insure the performance of the Company obligations with respect to racing and video lottery activities under its agreements with the State of West Virginia. For its letter of credit, the Company's issued Jackpot 30,000 shares of its common stock which were valued at $90,000.

The Company and Jackpot were unable to consummate the overall financing arrangement. The agreement provided that if financing could not be reached due to certain contingencies, the Company would be required to issue 250,000 shares of its common stock as liquidated damages. On March 2, 1995, management settled such claim effective June 25, 1994, agreeing to issue shares of its common stock with registration rights. The number of shares of common stock to be issued was based on $512,500 divided by the closing market price per share on the effective date of registration. In the event the Company did not register the shares by May 2, 1995, the Company was, and continued to be, required to issue 12,500 shares on such date and 12,500 shares each 60 days that such registration was not effective up to a maximum of 250,000 shares. The Company recorded a provision for loss of $525,000 in connection with the settlement which is included in the accompanying consolidated statement of operations for the year ended December 31, 1994.

In 1996 and 1995, the Company issued 75,000 and 175,000 shares, respectively, of its common stock pursuant to the settlement agreement, and accordingly recorded a $111,000 and $414,000 reduction in accrued liabilities. As of December 31, 1996, the Company had fulfilled all obligations under the settlement agreement.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 9 - COMMITMENTS AND CONTINGENCIES, CONTINUED

TOTALISATOR SYSTEM OPERATING LEASE

The Company leased its Totalisator system under an operating lease which was amended November 28, 1995 (see below). Under the terms of the lease prior to amendment, the Company was obligated to pay the lessor approximately $1,500 per live race performance, plus .5% of the wagered handle in excess of $300,000.

The Company was also paying $300 per live race day ($550 if no live race performance), plus .5% of simulcast handle in excess of $60,000, per simulcast race day.

Under the amended lease terms, the Company must pay the greater of $1,000 per live race performance or 0.55% of the live racing handle. In addition, the Company must pay the greater of $300 per live race day ($550 if no live race performance) per simulcast race day or 0.55% of the simulcast racing handle. For the years ended December 31, 1996, 1995 and 1994, the rent expense under the lease was approximately $396,000, $529,000 and $495,000, respectively, which is included in "cost of parimutuel commissions" in the accompanying consolidated statements of operations.

VIDEO LOTTERY TERMINALS OPERATING LEASE

In September 1994, Mountaineer entered into a master operating lease agreement for 400 new video lottery terminals which was scheduled to expire September 1997. The monthly lease payments on these 400 video lottery terminals were $72,378, plus taxes, insurance and maintenance costs (see discussions of amendment to the master lease below).

On April 7, 1995, Mountaineer amended its payment schedule to the master lease to provide for 400 additional video lottery terminals which were installed in June 1995. In connection with this lease addition, Mountaineer was obligated to pay 36 monthly installments of $82,533 beginning in January 1996 through December 1998 for these 400 additional video lottery terminals. Mountaineer has normalized the rent expense over the 42 month lease term (see discussion of amendment to the master lease below).

On March 26, 1996, periodic rental payments under the master lease agreement were amended to reflect a new consolidated payment schedule. Under the new agreement, the Company will make monthly payments of approximately $119,000 in March and April 1996, $183,000 from May through October 1996 and $119,000 from November 1996 through January 1999. In addition to the amounts reflected above, the Company made interest payments from March through October 1996 at a rate of 15% on certain past due rental payments under the previous agreement for a total interest obligation of approximately $26,000 (see Note 18).

For the years ended December 31, 1996, 1995 and 1994, video lottery rent expense was approximately $1,394,000, $1,294,000 and $1,203,000, respectively, which is included in "costs of video lottery" in the accompanying consolidated statements of operations. As of December 31, 1996, the Company has recorded deferred rent obligations of approximately $286,000 in the accompanying consolidated balance sheet, which is included in accrued liabilities.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 9 - COMMITMENTS AND CONTINGENCIES, CONTINUED

PHOTOFINISH SYSTEM OPERATING LEASE

Mountaineer leases its timing and photofinish equipment under an operating lease at a cost of $235 per live race day. The lease agreement expires in May 1998. The Company made lease payments totaling $52,000 in 1996, $50,000 in 1995 and $48,000 in 1994.

RACING VIDEOTAPE SYSTEM OPERATING LEASE

Effective April 15, 1996, the Company amended the lease agreement through which a related party provides Mountaineer with videotape and closed circuit television systems. At the time that the lease agreement was executed, Mountaineer's majority shareholder also owned stock in the lessor. Under the terms of the amendment, the Company received a $9,000 credit to be applied against accrued lease obligations and secured a reduction in future minimum lease payment obligations; all other lease terms remain unchanged.

The Company leases the equipment at a minimum cost of $400 per live race day ($500 prior to April 15, 1996) and $125 per simulcast race day under an operating lease expiring in October 2002. In addition, the lease calls for incremental daily payments if more than one simulcast program is offered on any particular day, under the following tiered schedule: $65 for a second simulcast program, a total of $35 for a third and/or fourth program, and $65 for a fifth program. Rental payments made pursuant to this lease for the years ended December 31, 1996, 1995 and 1994 were approximately $230,000, $207,000 and
$162,000, respectively.

CORPORATE OFFICE LEASE

To reduce overhead costs, the Company has moved to progressively smaller offices on three occasions since 1994. On January 1, 1994, the Company moved and entered into a lease for a period of 36 months at a 4,300 square foot office in San Juan Capistrano, California. On November 1, 1995, the Company moved into a smaller 880 square foot office in Laguna Beach, California pursuant to a 12 month lease. On February 15, 1996, the San Juan Capistrano office was subleased through December 15, 1996, the termination date for the underlying lease. The Company moved the majority of its corporate offices to Mountaineer on November 30, 1996 and officially moved its corporate headquarters to Mountaineer on March 1, 1997. As of December 31, 1996, the Company has approximately 400 square feet of office space in Laguna Beach, California under a month-to-month lease with a monthly rental payment of $700. Rent expense for the Company's corporate offices included in the accompanying consolidated statements of operations amounted to $15,000, $78,000 and $84,000 for 1996, 1995 and 1994, respectively.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 9 - COMMITMENTS AND CONTINGENCIES, CONTINUED

FUTURE MINIMUM LEASE PAYMENTS

Future annual minimum payments under all material operating leases as of December 31, 1996 are as follows:


       Years Ending
       December 31,
       ------------
          1997                                $    1,964,000
          1998                                     1,967,000
          1999                                       522,000
          2000                                       113,000
          Thereafter                                 212,000
                                              --------------
                Total                         $    4,778,000
                                              ==============

LITIGATION

The Company was served with a complaint in 1994 by a jockey who sustained head injuries from a fall during a race at Mountaineer. The plaintiff is seeking both compensatory and punitive damages. The matter is covered by insurance. Management of the Company has been advised by its carrier that the case has been settled within policy limits, subject to court approval. Accordingly, management believes that the matter will not result in any material liability.

The Company has been served with a civil complaint by a former employee alleging wrongful termination. The complaint also contains allegations of violations of state and Federal criminal laws. The plaintiff is seeking $1 million in compensatory damages, $5 million in punitive damages and other relief. The claims are not covered by the Company's insurance. The Company denies all allegations and plans to defend its position vigorously. Management of the Company does not believe that the ultimate outcome of this matter will have a material adverse affect on the Company's consolidated results of operations or financial position.

The Company is party to various other lawsuits which have arisen in the normal course of its business. Certain matters are covered by insurance, after the Company meets certain deductible requirements, generally $2,500 per occurrence. It is the opinion of management, that the liability, if any, arising from such lawsuits would not have a material adverse effect on the Company's consolidated financial statements.

ENVIRONMENTAL CONSIDERATIONS

The Company has developed and is implementing a corrective action plan in connection with leakage from underground storage tanks at Mountaineer. Management has estimated the cost of corrective action to be approximately $143,000 for the cost of equipment to be installed in 1995 and 1996 and for remediation in 1996 and 1997. The Company recorded a provision for anticipated expenditures of $143,000 in the accompanying 1995 statement of operations under "general and administrative" expenses, and has entered into a service contract for the installation of equipment and future remediation costs. The Company's remaining liability at December 31, 1996 is immaterial.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 9 - COMMITMENTS AND CONTINGENCIES, CONTINUED

COMMON STOCK REGISTRATION RIGHTS

The Company is obligated to register on a best-efforts basis approximately 1,256,676 shares of its common stock and 5,878,520 shares of its common stock underlying certain options and warrants, which if not registered, could have an adverse impact on the Company's future financial operations or cause substantial dilution to existing shareholders. As discussed elsewhere, the Company has certain price guarantees to sellers of its common stock, which as of March 31, 1997, and based on a closing stock price per share of $1 9/32, the Company would have to issued approximately 781,000 additional shares of its common stock to satisfy such obligations. Estimated costs of the registration are not considered significant to the consolidated financial statements taken as a whole. There are no assurances that such registration will be effected.

PENSION PLAN

Mountaineer has a qualified defined contribution plan covering substantially all of its employees (the "Plan"). The Plan was ratified retroactively on March 18, 1994 by the legislature of the State of West Virginia. The Plan contributions are based on .25% of the race track and simulcast wagering handles, and approximately 0.5% of the net revenues of video lottery activities beginning March 18, 1994. Contributions to the Plan for the years 1996, 1995, and 1994 were $250,000, $179,000, and $106,000, respectively.

INSURANCE PROCEEDS FROM INVOLUNTARY CONVERSION OF ASSETS

In 1994, the Company experienced two fires at Mountaineer, believed to be caused by arson, in which the Company received approximately $241,000 of insurance proceeds. The Company realized a nominal gain based on the net carrying value of the assets destroyed in the fire.

MANAGEMENT AGREEMENT AND CONSULTING AGREEMENTS

In October 1994, the Company entered into a management agreement with American Gaming and Entertainment, Ltd. (formerly Gamma International, Ltd.) ("AGEL"), an affiliate of Bennett, to provide services for development activities, implementation of accounting and information systems, and certain personnel activities. In June, 1995, the management agreement was replaced with a consulting agreement with an affiliate of AGEL. In May 1996, the Company gave formal notice of termination of the consulting agreement, and there has been no further communication between the parties since that time. Management has taken the position that the consulting agreement has been terminated and believes that the Company will not incur material liability in connection therewith. Management and consulting fees charged to cost of video lottery expense in connection with these agreements totaled zero in 1996, $321,000 in 1995 and $133,000 in 1994; no fees were earned in 1996 and no amounts were due in connection with either of these agreements as of December 31, 1996.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 9 - COMMITMENTS AND CONTINGENCIES, CONTINUED

UNION AGREEMENT

On September 26, 1996, the original term of Mountaineer's labor agreement with approximately sixty (60) mutuel and nine (9) video lottery employees expired. The Company and the union have subsequently agreed to extend the terms of the contract through September 26, 1997 while engaging in discussions pursuant to the execution of an agreement of longer duration.

NOTE 10 - RELATED PARTY TRANSACTIONS

EMPLOYMENT CONTRACTS

Effective December 4, 1992 (acquisition date), Mountaineer entered into employment agreements with two former shareholders. In connection therewith, the Company granted options to purchase 400,000 shares of its common stock at $.50 per share. At the time the fair value of the Company's common stock, subject to transferability restrictions, was approximately $3.50 per share. As a result, Mountaineer recorded compensation expense of $600,000 for the year ended December 31, 1994; no amounts were charged in 1995 or 1996. The agreements have been terminated by mutual consent without further obligation of the parties.

In addition, the Company has entered into various employment agreements with certain officers and key management employees for periods of up to three years expiring 1997 through 1999. The agreements provide for certain salaries, stock and stock option incentives in the ordinary course of business.

Future annual minimum payments under the employment agreements as of December 31, 1996 are as follows:

       Years Ending
       December 31,
       ------------

          1997                                 $     937,000
          1998                                       553,000
          1999                                       322,000
                                               -------------
                                               $   1,812,000
                                               -------------
                                               -------------

NOTES PAYABLE AND RECEIVABLE FROM RELATED PARTIES

At December 31, 1993, the Company had a $70,000 demand note due to an officer/shareholder that bore interest at 6.25% per annum. The note was paid in full in January 1994.

The Company has a note receivable for $240,000 from a shareholder of the Company at December 31, 1995 and 1994, as well as additional non-interest bearing advances of $62,000 made in 1994. The $240,000 note receivable bears interest at 8% per annum and is due on demand. No demand has been made by the Company's management through December 31, 1996 as management believes recovery is doubtful.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 10 - RELATED PARTY TRANSACTIONS - CONTINUED

During 1995, the Company recorded a provision for loss in the amount of $240,000 which is included in "general and administrative" expenses in the accompanying 1995 consolidated statement of operations.

In March 1994, the Company loaned $50,000 to a non-affiliated company for a term of seven days in exchange for a promissory note bearing interest at 8% per annum. During 1995, the Company recorded a provision for loss in the amount of $50,000 which is included in "general and administrative" expenses in the accompanying consolidated statement of operations. In April 1996, the Company and the recipient renegotiated, canceled the original note, and executed a substitute and replacement confessed judgment promissory note in the principal amount of $58,333 at 8% per annum, all due and payable August 4, 1996. No payment of the amounts due on the note has been received through December 31, 1996. In March 1997, the Company obtained a default judgment against the debtor as more thoroughly described in Note 18.

COMMON STOCK ISSUED FOR SERVICES RENDERED

The Company incurred salaries to officers totaling $177,000 which remained unpaid as of December 31, 1995. On February 9, 1996, the Company agreed to issue a total of 466,676 shares of the Company's common stock in satisfaction of these unpaid salaries. The fair value of these shares approximated the value of the services rendered. The agreements provide that, for a term of one year commencing February 9, 1996, in the event the initial holders propose to sell any of the shares, they shall be required to notify the Company of such intention and the Company may then elect, at any time before the proposed date of sale, to purchase the shares at the price of $1.00 per share, payable within two days after the date of such election. Otherwise, the shares may be sold as proposed. In addition, the Company shall have the right at any time, upon three days written notice, to purchase the shares for a price of $1.00 per share within two days after such notice.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 10 - RELATED PARTY TRANSACTIONS, CONTINUED

On January 19, 1996, the Company issued 200,000 shares of the Company's common stock at a value of $101,000 to an employee and shareholder for services rendered. The fair value of such shares has been reflected as "general and administrative expenses" in the accompanying 1996 consolidated statement of operations.

See Note 11 for additional related party transactions.

NOTE 11 - SHAREHOLDERS' EQUITY

AUTHORIZED SHARES

During 1996, the Company changed its authorized shares from 25,000,000 to 50,000,000.

LIMITATIONS ON DIVIDENDS

Pursuant to state laws, the Company is currently restricted, and may be restricted for the foreseeable future, from making dividends to its shareholders as a result of its accumulated deficit as of December 31, 1996.

REDEEMABLE COMMON STOCK SETTLEMENTS

As discussed in Note 2, on October 13, 1992, the Company acquired all of the issued and outstanding shares of Golden Palace in exchange for shares of the Company's common stock and the assumption of certain options, warrants and convertible debentures of Golden Palace. With respect to 209,000 shares of such stock, the Company granted the founders of Golden Palace put rights requiring the Company, upon demand, to redeem such shares at $6.00 per share (the "Redeemable Shares") if the shares were not registered by February 1, 1993.

During 1995, holders of 104,500 of the Redeemable Shares received an aggregate of 276,750 make-up shares, and in 1996 the holder of 52,250 Redeemable Shares received 133,416 make-up shares for a total of 410,166 "Settlement Shares." The holders of the Settlement Shares were granted registration rights and the right to that number of additional shares necessary to make up the difference, if any, between $1.50 per share and the average market value of the Company's common stock for the ninety (90) trading days immediately following the effective date of the registration of the Settlement Shares (the "Average Market Price"). In the event the Settlement Shares were not registered by June 30, 1996, the Company was to issue promissory notes in the principal amount of $1.50 multiplied by the number of Settlement Shares and bearing interest at the rate of 12% per annum and payable in 24 monthly installments. For each $1.50 of principal paid on the notes, however, the holder was required to return a Settlement Share to the Company. Also, the notes were to be reduced by an amount equal to the Average Market Price multiplied by the number of Settlement Shares.

With respect to 120,000 of the Settlement Shares, the holder elected to terminate the Company's $1.50 per share repurchase right. Accordingly, the Company was not required to issue a promissory note with respect to these Settlement Shares. However, based on the Average Market Price, the Company is required to issue 30,312 additional shares, which are included in common stock subscribed in the accompanying 1996 consolidated statement of shareholders' equity.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996


NOTE 11 - SHAREHOLDERS' EQUITY, CONTINUED

With respect to 156,750 shares of the Settlement Shares, the Company issued a note in the amount of $235,000 (156,750 shares multiplied by $1.50). However, by an amended settlement agreement dated November 1, 1996, in exchange for a cash payment of $31,000 and the cancellation of the Company's right to repurchase the Settlement Shares for $1.50 per share, the holder canceled the promissory note and relinquished the right to receive additional shares.

With respect to the holder of 133,416 Settlement Shares, the Company issued a note in the amount of $200,000. The Company redeemed 16,677 shares (which were canceled and return to authorized but unissued status) upon the October 31, 1996 effectiveness of a registration statement that included the Settlement Shares. Such effectiveness stayed the Company's payment obligation for a period of 90 business days. Based on the Average Market Price, the Company was entitled to a credit against the note in an amount of $150,000. However, based on the Average Market Price, the Company is required to issue 30,159 additional shares, which are included in common stock subscribed in the accompanying 1996 consolidated statement of shareholders' equity.

Pursuant to a May 10, 1996 settlement agreement with the final holder of 52,250 of the Redeemable Shares, the Company agreed to pay the holder $25,000 upon the execution of the agreement and issue a $225,000 non-interest bearing promissory note in exchange for the cancellation of put rights in connection with the Redeemable Shares. The Company discounted the note at 8%. The outstanding balance under the note as of December 31, 1996 amounted to $178,000 and is included on the accompanying 1996 consolidated balance sheet in long-term debt. Under the terms of the note, the Company is obligated to pay $5,000 on February 1, 1997, $50,000 in May 1997, and four annual May payments of $40,000 from 1998 through 2001. The holder also agreed to the cancellation of options to purchase 50,000 shares of the Company's common stock for $.01 per share.

As discussed in Note 2, the Company granted put rights to the holder (a bank) of 60,604 shares at $6.00 per share, all of which became exercisable on or before December 31, 1995. Such rights were not exercised as of December 31, 1995. Accordingly, the Company has reduced redeemable common stock and has increased shareholders' equity in the accompanying 1996 consolidated statement of shareholders' equity.

In connection with the aforementioned settlements, the Redeemable Shares have been reclassified to common stock during 1996, the Company reduced redeemable common stock obligations by $1,406,000, recorded long-term debt of $241,000, and increased additional paid-in capital by $1,165,000 during 1996 which is included in the accompanying 1996 consolidated statement of shareholders' equity.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 11 - SHAREHOLDERS' EQUITY, CONTINUED

COMMON STOCK AND OPTIONS ISSUED FOR SERVICES

From time to time in the ordinary course of business, the Company has issued restricted common stock in exchange for services, interest and obligations. The Board of Directors has determined the fair value of such shares based on the fair market value of freely tradable shares, plus a discount for restrictions under Rule 144, as determined through NASDAQ market quotations. Such values are charged to operations or have extinguished obligations depending upon the nature of the agreements.

In connection with certain employment agreements, the Company has granted two former shareholders of Mountaineer an option to purchase 400,000 shares of the Company's common stock at $.50 per share. The options were exercisable January 1993 and have no expiration. The excess of the estimated value of these shares of $3.50 each over their option price is included as compensation expense over the two-year term of the employment agreements, as amended. Compensation expense included in the consolidated statements of operations for the year ended December 31, 1994 was $600,000.

During the year ended December 31, 1994, the Company issued 50,000 shares valued at approximately $110,000 for services rendered, and the value of such shares was charged to the 1994 consolidated statement of operations. In addition, the Company issued in 1994, 10,681 shares of its common stock for certain accounts payable valued at $40,000.

During the year ended December 31, 1995, the Company issued 77,332 shares valued at approximately $42,000 for services rendered, and the value of such shares was charged to the 1995 consolidated statement of operations.

During 1995, 216,667 shares were exercised for $108,000 of which $69,000 remained unpaid as of December 31, 1995. As of December 31, 1995, this receivable from the exercise of these stock options is shown as a reduction in shareholders' equity. Payment of the remaining $69,000 obligation was received in 1996.

During the year ended December 31, 1996, the Company issued 52,800 shares valued at approximately $31,000 for services rendered, and the value of such shares was charged to the 1996 consolidated statement of operations.

During the year ended December 31, 1996, the Company issued 207,500 shares valued at approximately $175,000 for services rendered by a financial consultant in connection with capital raising activities in 1994. The value of the shares was charged to general and administrative expenses in the 1994 consolidated statement of operations and was reflected as an accrued liability on the 1995 accompanying consolidated balance sheet. In 1996, the Company recorded a reduction to accrued liabilities and an increase to additional paid-in capital of $175,000.

SHARES ISSUED FOR CASH

From January 1994 through May 1994, the Company issued 727,866 shares of its common stock for $2,193,000, net of commissions of $146,000 and 58,333 restricted shares of its common stock. The 58,333 shares were issued for a capital raising activity and thus are effectively charged to consolidated shareholders' equity. In 1994, the Company received $200,000 for the exercise of options to purchase 50,000 shares of its common stock.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 11 - SHAREHOLDERS' EQUITY, CONTINUED

STOCK OPTION PLANS

In May 1992, the Board of Directors approved the grant of non-qualified options to purchase 600,000 shares to certain officers and directors of the Company. Each option entitles the holder to purchase one share of common stock at an exercise price of $1.06 per share and is fully vested as of the date of grant. The exercise price approximated the fair value of the shares at the date of grant; such options expire in May 1997.

In October 1992, the Board of Directors adopted an incentive stock option plan meeting the requirements of Section 422 of the Internal Revenue Code. The plan reserves 1,200,000 shares for issuance which were granted effective October 1992. The options are exercisable at the then fair market value of $4.875 per share (unless such options are granted to a 10% shareholder, in which case the exercise price would be no less than 110% of the then fair market value), and are exercisable over a period of five (5) years, subject to certain restrictions. Options to acquire approximately 1,200,000 shares are exercisable as of December 31, 1996 and 1995, and no options have been exercised to date. In December 1994, the Board of Directors adopted an amendment to reprice the options to $2.00 per share; shareholder approval was obtained on September 11, 1995.

In May 1995, the Board of Directors approved the grant of non-qualified options to purchase 823,047 shares to certain officers and directors of the Company. Each option entitles the holder to purchase one share of common stock at an exercise price of approximately $1.22 per share and is fully vested as of the date of grant. The exercise price approximates the fair value of the shares at the date of grant; such options expire in September 1998. Shareholder approval was obtained on September 11, 1995.

In November 1995, the Board of Directors adopted an incentive stock option plan meeting the requirements of Section 422 of the Internal Revenue Code (see above for certain requirements under Section 422). The plan reserves 500,000 shares for issuance which were granted effective January 23, 1996. The options are exercisable at the then fair market value of $.5625 per share, and are exercisable immediately, expire in 2001, and are subject to certain restrictions.

BOARD OF DIRECTORS STOCK OPTIONS

On January 23, 1996, the Board of Directors granted to two outside directors, non-qualified stock options to purchase a total of 125,000 shares of the Company's common stock, at the fair market value of the shares on the date of grant of $.5625 per share. The options are immediately exercisable for a term of five years. The value of these options was calculated at $19,000 and was charged to the 1996 consolidated statement of operations and was reflected as an increase to additional paid-in capital in the accompanying 1996 statement of shareholders' equity.

In October 1996, the Board of Directors adopted, subject to shareholder approval, an incentive stock option plan meeting the requirements of section 422 of the Internal Revenue Code (see above for certain requirements under Section
422). The plan reserves 500,000 shares for issuance which have not been granted to date.

                             MTR GAMING GROUP, INC.

For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 11 - SHAREHOLDERS' EQUITY, CONTINUED

On October 2, 1996, the Board of Directors granted two outside directors, non-qualified stock options to purchase a total of 150,000 shares of the Company's common stock, at the fair market value of the shares on the date of grant of $1.06 per share. The options are immediately exercisable for a term of five years. The value of these options was calculated at $50,000 and was charged to the 1996 consolidated statement of operations and was reflected as an increase to additional paid-in capital in the accompanying 1996 statement of shareholders' equity.

During each of the years in the three year period ended December 31, 1996, stock option and warrant activity is as follows:



                                                    Shares       Price Range
                                                   Available      per Share
                                                  -----------   -------------
        Balance, January 1, 1994                   3,259,750     $0.01-$8.00

        Granted                                    1,155,000     $3.00-$6.25
        Canceled                                    (605,000)    $7.00
        Exercised                                    (50,000)    $4.00

                                                 -----------

        Balance, December 31, 1994                 3,759,750     $0.01-$8.00

        Granted                                      868,047     $1.21-$2.00
        Canceled                                     (81,500)    $8.00
        Exercised                                   (286,667)    $0.01-$0.50
                                                 -----------

        Balance, December 31, 1995                 4,259,630

        Granted                                    3,980,000     $0.56-$1.06
        Canceled                                    (170,000)    $0.01-$3.00
        Exercised                                          -
                                                 -----------

        Balance, December 31, 1996                 8,069,630(1)  $0.01-$8.00
                                                 -----------
                                                 -----------

        Exercisable at December 31, 1996           8,047,547
                                                 -----------
                                                 -----------


(1) Includes options to purchase 80,000 shares of common stock at $0.01 per share.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996


NOTE 11 - SHAREHOLDERS' EQUITY, CONTINUED

PRO FORMA STOCK OPTION INFORMATION

Pro forma information regarding net income (loss) is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method pursuant to SFAS 123, rather than the method pursuant to APB 25 as discussed in Note 1. The fair value of these options was estimated at the date of grant based on an independent third party appraisal. The appraiser's valuation model (the "Model") was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, the Model requires the input of highly subjective assumptions as follows: risk fee rates between 5.45% and 6.64%; dividend yield of 0%; expected life of the options of 5 years; and volatility factors of the expected market price of the Company's common stock of between 44% and 55%. The Company's employee stock options have characteristics significantly different from those of traded options; changes in the subjective input assumptions can materially affect the fair value estimate.

For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows.


                                                     1996               1995
Net income (loss):
  As reported                                  $   1,155,000      $  (5,313,000)
  Pro forma                                    $   1,104,000      $  (5,503,000)

Net income (loss) per share:
  As reported                                  $        0.06      $       (0.33)
  Pro forma                                    $        0.06      $       (0.34)


NOTE 12 - DISCONTINUED OPERATIONS

The Company acquired certain oil and gas interests as part of its plan of reorganization in 1992. On March 31, 1993, the Company's Board of Directors approved a formal plan of orderly liquidation to divest its oil and gas operations. This decision was precipitated by several factors, including the long-term potential of the Company's gaming operations and the anticipated time to be devoted to it by management. In February 1993, the Company decided not to continue to pursue funds in the public market to undertake the drilling of oil and gas properties primarily due to the expiration of "Section 29" credits, a credit against federal income taxes for gas produced from Devonian shale or tight formations from wells commenced before January 1993. As discussed further, the Company sold certain interests in these oil and gas assets in December 1994. Certain interests are currently under rework, to be later sold after management has enhanced the ultimate value of such interests.

The following is a summary of the significant accounting policies and a description of other issues pertaining to the oil and gas operations.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 12 - DISCONTINUED OPERATIONS, CONTINUED

SIGNIFICANT ACCOUNTING POLICIES

The Company follows the successful efforts method of accounting for its oil and gas activities. Costs of property acquisitions, successful exploratory wells, all development costs, and support equipment are capitalized. Costs of unsuccessful exploratory wells are expensed when determined to be nonproductive. Production costs, overhead and all exploratory drilling costs are expensed as incurred. The carrying value of proved and unproved reserves are subjected to a "ceiling test" based on the sum of (a) discounted future net cash flows from proven reserve estimates, (b) the cost of properties not being amortized and (c) the lower of cost or fair value of estimated unproved reserves; impairment of the carrying value of such reserves is charged to operations. Costs of abandonment and remedial work are expensed over the life of the net future production cash flows.

Depletion of the cost of producing oil and gas properties has been computed on the unit-of-production method. Due to the Company's decision to discontinue these operations, no depletion has been recorded since the assets have been adjusted to their net realizable value.

The accompanying consolidated financial statements reflect the operating results and balance sheet items of its oil and gas operations separately from continuing operations pursuant to the plan of divestiture. The assets of the discontinued operations are shown net of the allocated liabilities.

In 1993, management believed that the operations would have been sold within a period of one to two years, but due to certain delays and cash flow considerations, management was not able to complete its rework on the properties in the state of Michigan within the time originally estimated. Management does not intend to retain the interest for the purpose of operating the wells.

Standardized measures of discounted future net cash flows and changes therein relating to proved oil and gas reserves are not presented since the Company does not intend to produce any oil and gas on a continuing basis.

REMAINING OIL AND GAS INTERESTS

The Company's remaining assets are located in Michigan, consisting of a 25% working interest in a 64% net revenue interest in proved reserves and 34 wells which have been inoperative since the Company's ownership. Fleur-David Corporation is currently in the process of reworking the wells, which upon commencement of production, is expected to enable the wells to generate production of approximately 3,315,000 barrels (BBLs) of oil, over a period of ten years, with approximately 65% of such reserves recoverable over a period of four years. Leases, for which the 34 wells are located, are held by force majeure (by production).

In December 1993, the Company entered into an agreement with Fleur-David Corporation, whereby the Company contributed its 64% (original interest) working interests in proved reserves. Fleur-David assumed a note payable of $375,000, plus accrued interest from the Company, and paid approximately $250,000 in well lease maintenance costs. In addition, Fleur-David was granted options to purchase 121,500 shares of the Company's common stock at the then fair market value of $4.00 each. Fleur-David was also to provide substantially all the

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 12 - DISCONTINUED OPERATIONS, CONTINUED

expertise and fund 75% of the costs to perform rework and water-flood of approximately $2,200,000 (see below).

The Michigan well sites require certain remedial activities, which include abandonment costs. Management has estimated the cost of such remedial activities to range from $1,200,000 to $2,000,000 should its current plan of operation with Fleur-David not continue. Management expects to continue with its initial rework and eventual waterflood project with Fleur-David to minimize the Company's costs associated with remediation and abandonment of the wells. The Company's estimated cost of rework and waterflood, as a 25% joint venture interest holder, is $550,000, $286,000 of which has been paid through December 31, 1996, and the remaining $264,000 included as a liability in the net assets of discontinued operations in the accompanying 1996 consolidated balance sheet.

Fleur-David also obtained a covenant not to sue for clean-up and abandonment costs from the State of Michigan, as required by the joint venture, by depositing $188,000 into an environmental escrow account required by the state. The Company retains a 25% joint venture interest in an average 64% net revenue interest in the project. An adjustment to the carrying value of these oil and gas proved reserves was not effected since the additional costs incurred, and to be incurred by Fleur-David, enhance the value of the interest retained by the Company by a corresponding amount.

The Company continues to actively market its oil and gas properties for sale. Remediation activities have continued in order to make the project more saleable.

OIL AND GAS LEASES

Certain leases were acquired in 1992 as part of the Company's plan of reorganization from Biscayne Petroleum Corporation. On March 25, 1993, the seller agreed to amend certain terms of the acquisition agreement, which, as so amended, provided for the payment of $50,000 in 1993 and the issuance of 226,286 shares of the Company's common stock in satisfaction of the purchase price. The March 1993 amendment also rescinded the issuance of 20,000 shares in December 1992 for $100,000 of debt and $20,000 of interest. The purchase price remained unchanged, after the amendment discussed above, at $2,000,000. The leases, held by production, were assigned for consideration, along with the 77 wells discussed below, in December 1994.

OIL AND GAS WELLS

Certain oil and gas interests, consisting of 77 producing wells, were acquired in 1992 as part of the Company's plan of reorganization from Biscayne Petroleum Corporation. On March 25, 1993, the sellers agreed to convert the outstanding principal balance of an unpaid acquisition note of $590,000, into 98,333 shares of the Company's common stock subject to registration rights and a put right at a price of $6.00 per share and payment of $100,000 in March 1993.

In September 1994, the Company negotiated certain additional terms extending the date by which the registration of the 98,333 shares was required to be effected to March 31, 1995, as amended. However, because the registration was not effected as of March 31, 1995, subject to the terms of the agreement, the Company was obligated to pay $590,000, less the average market value of the 98,333 shares of common stock from April 1, 1995 to April 15, 1995, in 12 equal monthly installments, together with interest at 9% per annum beginning April 1, 1995.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 12 - DISCONTINUED OPERATIONS, CONTINUED

On March 31, 1995, the agreement was amended to extend the payment term and amounts such that the note will be interest only at 10% per annum from April 1, 1995 until October 1, 1995, at which time the outstanding principal balance will be amortized over 36 months with a balloon payment due on October 1, 1996, together with unpaid interest thereon. On October 1, 1995, the parties agreed to convert the entire principal balance of $467,000 into 373,600 shares of the Company's common stock based on a value of $1.25 per share. At such time, the put right of $6.00 per share was canceled and accordingly, the 98,333 shares discussed above, plus the 373,600 shares (471,933) are reflected in the accompanying consolidated statement of shareholders' equity during the year ended December 31, 1995.

In September 1993, the Company recorded a provision of $1,471,000 for an estimated loss on the disposal of its leases and 77 wells located in Southeastern Ohio. The Company's estimate was based on the current conditions in the gas market, estimated costs to prepare such sites for sale, lease expirations (see reserve quantity information below) and sales commissions.

SALE OF OIL AND GAS LEASES AND WELLS

In December 1994, the Company entered into an arrangement to sell certain proved and unproven gas reserves located in Southeast Ohio for notes valued at approximately $426,000 to a party related to an officer and shareholder of the Company. In connection therewith, the Company obtained two notes, a $300,000 note, bearing interest at 8% per annum, payable $10,000 per month beginning May 1995, and a $150,000 non-interest bearing note, payable based on 50% of excess revenues over $10,000 per month from production, secured by the assets sold. The Company recorded a loss on the sale of these assets of $567,000. As of December 31, 1996, the principal balance on the notes receivable approximated $288,000.

NOTES PAYABLE

During 1994 and 1995, various corporate affiliates of the Company's chief executive officer advanced an aggregate sum of approximately $100,000 to ExCal primarily to cover overhead expenses in connection with the maintenance of leases and other costs associated with the Company's existing oil and gas interests in Michigan and former interests in Ohio. In February 1996, such accrued amount, along with accrued interest thereon at the rate of 10% per annum, was converted into a demand promissory note in the principal amount of $100,218 payable to the chief executive officer at the rate of 10% per annum. No material overhead expenses were incurred in 1996.

The following summarizes the net assets of the discontinued operations as of December 31, 1996 and 1995 and the results of its operations for each of the years in the three-year period ended December 31, 1996.

                             MTR GAMING GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 12 - DISCONTINUED OPERATIONS, CONTINUED

                               Balance sheet items
                                   December 31

                                                    1996                1995
                                                    ----                ----
Assets:
  Cash                                          $       -         $         -
  Receivable from sale of assets                     288,000            386,000
  Oil and gas activities -
    Proved oil and gas properties                  2,582,000          2,582,000
                                                 -----------        -----------
                                                   2,870,000          2,968,000
Less liabilities:
  Accrued liabilities                               (254,000)          (352,000)
                                                 -----------        -----------
Net assets                                      $  2,616,000       $  2,616,000
                                                ============       ============


                        Results of its operations for the
                  years ended December 31, 1996, 1995 and 1994

                                          1996           1995           1994
                                          ----           ----           ----

Revenues                             $     ---      $     ---      $    184,000
                                      -----------    -----------    -----------
Costs and expenses:
  General and administrative               ---            ---           148,000
  Operating costs                          ---            ---           109,000
                                      -----------    -----------    -----------
Total costs                                ---            ---           257,000
                                      -----------    -----------    -----------
Loss from operations                 $     ---      $     ---      $    (73,000)
                                      ===========    ===========    ===========



                          Reserve Quantity Information

                                                    Oil                  Gas
                                                 (in BBLs)             (in MCF)
                                                 ---------             --------
Proved developed:

Balances, January 1, 1994                          2,134,800            902,200
  Revisions of previous estimates                  1,180,000  (1)             -
  Production                                               -            (99,000)
  Sales of assets                                          -           (803,200)
                                                 -----------        -----------
Balances, December 31, 1994                        3,314,800                  -
  Activity                                                 -                  -
                                                 -----------        -----------
Balances, December 31, 1995                        3,314,800                  -
  Activity                                                 -                  -
                                                 -----------        -----------
Balances, December 31, 1996                        3,314,800                  -
                                                 ===========        ===========

(1) In 1994, management determined that certain reserves existed in an additional formation (Berea) which had not has been previously included in the Company's reserve analysis.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 13 - INCOME TAXES

The following summarizes the benefit for income taxes for the years ended December 31:




                                           1996           1995           1994
                                           ----           ----           ----
     Current:
          Federal                     $     5,000    $         -    $         -
          State                             2,000              -              -
                                       ----------     ----------     ----------
                                            7,000              -              -
                                       ----------     ----------     ----------

     Deferred:
          Federal                        (757,000)      (113,000)      (110,000)
          State                          (136,000)       (20,000)       (20,000)
                                       ----------     ----------     ----------
                                         (893,000)      (133,000)      (130,000)
                                       ----------     ----------     ----------

     Benefit for income taxes         $  (886,000)   $  (133,000)   $  (130,000)
                                       ----------     ----------     ----------
                                       ----------     ----------     ----------


The difference between the federal income tax benefit using a 34% tax rate and the benefit recorded in the accompanying statements of operations for 1995 and 1994 related primarily to increases in the valuation allowances in each year. A reconciliation of the expected statutory Federal income tax provision from continuing operations to the benefit for income taxes for the year ended December 31, 1996 is as follows:


Provision for income taxes at a
 federal statutory rate of 34%                                      $    91,000

Increase (reduction) in income taxes resulting from:
     Changes in the valuation allowance for
      deferred tax assets allocated to income
      tax benefit                                                      (835,000)

     State income taxes                                                   2,000

     Depreciation and amortization, not
      deductible for income tax purposes                                145,000

     Legal settlement and other reserves,
      principally due to accrual for financial
      reporting purposes                                               (264,000)

     Other                                                              (25,000)
                                                                     ----------
     Benefit for income taxes                                       $  (886,000)
                                                                     ----------
                                                                     ----------


                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996



NOTE 13 - INCOME TAXES, CONTINUED

At December 31, 1996 and 1995, significant components of the Company's net deferred taxes are as follows:



                                                1996                1995
                                                ----                ----
Deferred tax assets:
  Net operating loss carryforwards        $   8,944,000      $    8,893,000
  Depreciation                                   27,000              17,000
  Deferred rent                                 115,000                   -
  Reserves and allowances                       237,000             690,000
                                          -------------      --------------
                                              9,323,000           9,600,000

Less valuation allowance                     (8,563,000)         (9,600,000)
                                          -------------      --------------

     Total deferred tax assets            $     760,000      $            -
                                          -------------      --------------
                                          -------------      --------------
Deferred tax liability -
  Non-deductible tax basis                   (1,396,000)         (1,529,000)
                                          -------------      --------------
     Total deferred tax liability         $  (1,396,000)       $ (1,529,000)
                                          -------------      --------------
                                          -------------      --------------


The Company's valuation allowance decreased during 1996 by approximately $1,037,000.

At December 31, 1996, the Company has net operating loss carry forwards of approximately $25.5 million for federal income tax reporting purposes and approximately $4.7 million for state reporting purposes, expiring through 2010. The Tax Reform Act of 1986 includes provisions which limit the Federal net operating loss carry forwards available for use in any given year if certain events, including a significant change in stock ownership, occur. Because of such limitations, the Company may only utilize net operating loss carry forwards of approximately $1,500,000 per year for such losses of approximately $3,200,000 incurred prior to December 1992.

NOTE 14 - SEGMENT REPORTING

The Company operates in two segments, oil and gas and gaming. The Company has not presented segment information in accordance with Statement of Financial Accounting Standards No. 14, "FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE" because its oil and gas operations have been discontinued, are separately disclosed in the accompanying consolidated financial statements and will not be significant in the future.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996



NOTE 15 - VIDEO LOTTERY OPERATIONS

On March 17, 1994, the West Virginia State Legislature expressly authorized the operation of up to 400 video lottery terminals through December 31, 1994, subject to voter approval in a Hancock County referendum, which was approved on May 10, 1994. The statute authorizing the operation of video lottery terminals expires, unless extended, on June 13, 1997. In 1995, the Company received approval from the West Virginia Lottery Commission (the "Lottery Commission") to operate up to 1,000 video lottery terminals, and subsequently increased the number of terminals in operation from 400 to 800 (see Note 18).

One half of all video lottery terminals must be located in the racetrack grandstand and clubhouse, while the balance may be located at the Company's on-site lodge, as long as parimutuel wagering is operated therein. The Company is subject to annual licensing requirements established by the Lottery Commission; its license has been renewed through June 1997.

In March 1996, the West Virginia code was amended to permit game themes depicting symbols on reels, commonly referred to as "line games" or "video slot games".

A summary of video lottery gross wagers, less winning patron payouts, for the years ended December 31 is as follows:




                                          1996                 1995                1994
                                          ----                 ----                ----
Total Gross Wagers                  $  104,819,000      $   55,988,000      $   23,214,000

Less Winning Patron Payouts            (74,119,000)        (39,509,000)        (15,733,000)
                                    --------------      --------------      --------------

Video Lottery Revenues              $   30,700,000      $   16,479,000      $    7,481,000
                                    --------------      --------------      --------------
                                    --------------      --------------      --------------


The Company pays an administrative fee to the Lottery Commission not to exceed 4% of video lottery terminal net revenues. After assessment of the administrative fee, the Company is obligated to contribute legislatively designated amounts to various funds including two funds which directly or indirectly benefit the Company. These amounts are included in "cost of video lottery" in the consolidated statements of operations.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 15 - VIDEO LOTTERY OPERATIONS, CONTINUED

Amounts contributed to these funds for the years ended December 31 were as follows:



                                            1996               1995                 1994
                                            ----               ----                 ----
HBPA purses                            $ 4,645,000         $ 2,470,000         $ 1,070,000
Company pension plan                       150,000              80,000              31,000
West Virginia general fund               8,989,000           4,780,000           2,371,000
West Virginia Breeders'
 Classic fund                              300,000             159,000              62,000
Hancock County general fund                599,000             319,000             125,000
West Virginia tourism promotion
 fund                                      899,000             478,000             187,000
Veterans Memorial fund                     300,000             159,000              63,000
                                       -----------         -----------         -----------

                                       $15,882,000         $ 8,445,000         $ 3,909,000
                                       -----------         -----------         -----------
                                       -----------         -----------         -----------

NOTE 16 - RACING OPERATIONS

The Company conducts thoroughbred horse racing at Mountaineer Race Track and Gaming Resort. Under West Virginia Horse Racing Law, the Company's commission revenue is a designated portion of the parimutuel wagering handle (amounts wagered).

The West Virginia Racing Commission (the "Racing Commission") authorized a minimum of 220 days of racing; the Company was in compliance with this provision in years reported. The Company is subject to annual licensing requirements established by the Racing Commission, which has renewed the Company's license through December 31, 1997.

On August 5, 1994, the Company renewed its contract with the West Virginia Horsemen's Benevolent Protection Association ("HPBA") for a period of three years. In connection therewith, the Company is required to provide average daily horse racing purses of at least $22,500, as well as operate a certain number of races per day based on criteria provided in the contract.

The Company pays purses into a fund established for the benefit of participating horsemen for each day on which live racing is conducted. Under the provisions of the August 15, 1994 agreement between Mountaineer and the HBPA, the Company has a contractual obligation to pay the horsemen a percentage (the "Earned Commission") of the live and simulcast (satellite off-track wagering) race handle less winning tickets and certain costs incurred by the Company, including certain video lottery contractual expenses (approximately 15.5% of net video lottery revenues). Prior to May 1996, by mutual agreement, the actual amounts funded to the horsemen's account equaled advertised purses as opposed to the Earned Commission. Accordingly, the Company recorded an accrued liability in the amount of $85,000 as of December 31, 1995 as the Earned Commission amount was in excess of the advertised purse amounts (amount actually funded). Effective April 1996, the Company redefined its funding obligation such that Earned Commission amounts are funded. As a result, there is no accrued liability in connection with unpaid

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 16 - RACING OPERATIONS - CONTINUED

purses as of December 31, 1996. All unpaid purse amounts reflected in accrued liabilities as of December 31, 1995 were satisfied by December 1996.

A summary of the parimutuel handle and deductions, including satellite off-track wagering, for the years ended December 31 are as follows:




                                           1996                1995                1994
                                           ----                ----                ----
Total parimutuel handle               $ 40,099,000        $ 39,819,000        $ 35,475,000
Less patrons' winning
 tickets and breakage                  (31,766,000)        (31,637,000)        (28,246,000)
                                      ------------        ------------        ------------

                                         8,333,000           8,182,000           7,229,000
Less:
 Parimutuel tax paid to:
 West Virginia and Hancock
  County                                  (487,000)           (472,000)           (442,000)
 Purses and Horsemen's
  Association                           (3,547,000)         (3,447,000)         (3,019,000)
                                      ------------        ------------        ------------

                                      $  4,299,000           4,263,000        $  3,768,000
                                      ------------        ------------        ------------
                                      ------------        ------------        ------------



NOTE 17 - STATEMENTS OF CASH FLOWS

The statements of cash flows exclude the effects of non-cash investing and financing activities for all periods presented. Supplemental disclosures of significant non-cash activities are as follows:

1996

In 1996, the Company satisfied $204,000 of accrued officers compensation via the issuance of 466,676 shares of common stock with a market value of $177,000. Also in 1996, the Company issued 200,000 shares of common stock, valued at $101,000, to an employee and shareholder. These amounts were included in general and administrative expense in the accompanying 1996 consolidated statement of operations.

The Company amended an April 1995 severance agreement with its former chief executive officer in October, 1996. The amendment reduced certain payment obligations, as described in further detail in Note 8. The Company also issued 100,000 shares of common stock, valued at $124,000, pursuant to the amended severance agreement.

In connection with the Jackpot settlement, as described more thoroughly in Note 9, the Company issued 75,000 shares of common stock, valued at $111,000, in final satisfaction of liabilities accrued as of December 31, 1995.

The Company issued shares of common stock and warrants to purchase shares of common stock to various lenders in connection with financing arrangements more fully described in Notes 5, 6 and 7. In the aggregate, 908,206 shares (includes 465,377 shares of common stock subscribed) of common stock, valued at $953,000,

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996


NOTE 17 - STATEMENTS OF CASH FLOWS, CONTINUED

and 3,175,000 warrants, valued at $401,000, were issued in 1996. These amounts were recorded as deferred financing costs and interest expense in the accompanying consolidated financial statements.

In 1996, the Company issued 207,500 shares of common stock, valued at $175,000, in satisfaction of compensation owed in connection with 1994 capital raising activities. The value of such shares was charged to general and administrative expenses in the accompanying 1994 consolidated statement of operations and was reflected as an accrued liability on the December 31, 1995 accompanying consolidated balance sheet.

During 1996, the Company issued 275,000 stock options, as more thoroughly described in Note 11, to its outside directors at a value of $69,000.

During 1996, the Company issued 558,593 shares of common stock and is committed to issue 60,471 shares of common stock, valued at $1,165,000, and a promissory note as satisfaction of $1,406,000 of redeemable common stock included on the accompanying 1995 consolidated balance sheet.

See Note 8 for other non-cash transactions.

1995

In 1995, the Company satisfied obligations with respect to 202,833 redeemable common shares, valued at $1,217,000, through the issuance of 463,600 additional shares of its common stock.

The Company issued 225,000 shares to Bennett for loan fees; these amounts, plus 285,000 shares valued at $1,710,000 (aggregate $3,060,000 of costs) were reversed in 1995 due to the cancellation of the $6.00 price guarantee. In satisfaction of such, the Company ultimately issued 1,020,000 additional shares valued at $1,530,000 and relinquished its rights to the original 510,000 shares at a value of $478,000. Such costs were accounted for as deferred finance costs, interest and capitalized interest to its construction in progress.

During the year ended December 31, 1995, the Company issued 77,332 shares valued at approximately $42,000 for services rendered, and the value of such shares was charged to the 1995 consolidated statement of operations. Certain services were rendered in 1995 which were to be satisfied through the issuance of common stock; however, the parties canceled 97,500 shares issued in 1994 which were valued at $100,000. Such amounts are reflected as a reduction from shareholders' equity with a corresponding increase in accrued liabilities.

In connection with the Jackpot settlement, the Company issued 175,000 shares of its common stock in satisfaction of non-current accrued liabilities totaling $414,000 ($525,000 accrued at December 31, 1994).

Certain finance fees totaling $997,500 which were accrued as deferred finance costs in at December 31, 1995, were canceled due to the amendment by the Company and Bennett. In addition, in 1995, the Company issued 60,850 shares in satisfaction of a note payable of approximately $43,000.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 17 - STATEMENTS OF CASH FLOWS, CONTINUED

1994

During 1994, the Company issued 50,000 common shares for various services rendered valued at $110,000. The Company also issued 10,681 and 97,500 shares of its common stock valued at $40,000 and $100,000, respectively for certain accounts payable and other current assets. The Company recorded compensation expense of $600,000 as a result of options to purchase the Company's common stock at below market values granted to two former shareholders of Mountaineer.

From July 1994 to December 1994, the Company issued 285,000 common shares valued at $1,710,000, accrued $200,000 in loan commissions to be paid in 1995, and accrued $998,000 of construction financing costs which was satisfied through the issuance of common stock. Components of such costs of $1,568,000, $709,000 and $631,000 are excluded from cash expended for deferred financing costs, buildings and improvements and interest expense, respectively.

In December 1994, the Company accrued a liability for the Jackpot settlement costs of $525,000 which was satisfied through the issuance of its common stock in 1995 and 1996.

During 1994, the Company had certain non-cash provisions, net of benefits, reflected in operations aggregating a net benefit of $29,000.

NOTE 18 - SUBSEQUENT EVENTS

PURCHASE COMMITMENT

On February 27, 1997 the Company agreed to purchase 400 video lottery terminals in connection with its ongoing expansion of video lottery operations for a total of $3,137,000. The new terminals were placed into operation on March 11, 1997, at which time 200 original terminals placed into service in September 1994 were returned to the lessor without penalty. The current complement of machines include 800 terminals which offer up to four versions of draw poker, one version of blackjack, two versions of keno, and video slot games. Of the remaining terminals, 200 terminals offer four different video poker, keno and blackjack games.

Effective at the date of return, the payment schedule of the September 1994 operating lease agreement, as amended March 26, 1996, is to be further amended. Under the amended schedule, monthly payments will decrease from $119,471 to $100,185, through the termination of the lease in January, 1999. All other lease terms remained unchanged. There are no early termination penalties in connection with this amendment.

In connection with the purchase of the new 400 terminals, Mountaineer paid a $794,000 down payment on February 27, 1997. The remaining $2,343,000 purchase price is due by June 18, 1997.

                             MTR GAMING GROUP, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1996

NOTE 18 - SUBSEQUENT EVENTS - CONTINUED

NOTE RECEIVABLE

As more fully described in Note 10, in March 1994, the Company loaned $50,000 to a non-affiliated Company. The loan was in default on December 31, 1996, accordingly the Company obtained a default judgment against the debtor in March, 1997 in the amount of $65,000, including principal, accrued interest and legal costs. Post-judgment interest accrues at 10% per annum. It is unknown at this time if the debtor has sufficient assets with which to satisfy the judgment.

SETTLEMENT OF MOUNTAINEER PARK ACQUISITION PRICE GUARANTEE

In connection with the December 1992 acquisition of Mountaineer (see Note 2) the Company issued certain shares of the Company's common stock which bore registration rights guaranteed at $6.00 per share. In January 1997, the Company reached a settlement with the holders of 118,948 shares which bore the $6.00 per share price guarantee. In exchange for a cancellation of the price guarantee, the Company paid a cash settlement of $102,000 and issued 100,000 additional shares of the Company's common stock in January 1997.

                             MTR GAMING GROUP, INC.
                    CONDENSED AND CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)




                                                        September 30    December 31
                                                            1997           1996
                                                        ------------   ------------
ASSETS
Current Assets:
         Cash and cash equivalents                     $  8,421,000    $  4,226,000
         Restricted cash                                    203,000         185,000
         Accounts receivable, net of allowance
           for doubtful accounts of $114,000                                302,000
           and $140,000                                     409,000
         Deferred financing costs                           462,000       1,066,000
         Deferred income taxes                            1,015,000         760,000
         Other current assets                               677,000         477,000
                                                       ------------    ------------

         Total Current Assets                            11,187,000       7,016,000
                                                       ------------    ------------

Property:
         Land                                               371,000         371,000
         Buildings                                       17,218,000      17,081,000
         Equipment and automobiles                        6,096,000       2,451,000
         Furniture and fixtures                           2,853,000       2,423,000
         Construction in progress                         1,656,000         326,000
                                                       ------------    ------------
                                                         28,194,000      22,652,000
                                                       ------------    ------------

         Less Accumulated Depreciation                   (5,598,000)     (4,199,000)
                                                       ------------    ------------
                                                         22,596,000      18,453,000
                                                       ------------    ------------

Net Assets of Discontinued
         Oil and Gas Activities                           2,616,000       2,616,000
                                                       ------------    ------------

Other Assets:
         Deferred financing costs                         1,271,000
         Excess of cost of investments over net
           assets acquired, net of accumulated
           amortization of $1,211,000 and $1,022,000      2,563,000       2,752,000
         Deposits and other                                  79,000          41,000
                                                       ------------    ------------
                                                          3,913,000       2,793,000
                                                       ------------    ------------
TOTAL ASSETS                                           $ 40,312,000    $ 30,878,000
                                                       ============    ============











                 See accompanying notes to financial Statements.

                             MTR GAMING GROUP, INC.
                    CONDENSED AND CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                                   (Continued)




                                                                                 September 30               December 31
                                                                                     1997                      1996
                                                                            ----------------------       -----------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
         Accounts payable                                                    $       664,000               $     909,000
         Accrued Interest                                                          1,346,000
         Other accrued liabilities                                                 1,811,000                   1,891,000
         Current portion of long term debt                                            29,000                     186,000
         Current portion of deferred incomes taxes                                   133,000                     133,000
                                                                             ---------------               -------------
         Total Current Liabilities                                                 3,983,000                   3,119,000
                                                                             ---------------               -------------

Deferred Income Taxes, Less Current Portion                                        1,164,000                   1,263,000
                                                                             ---------------               -------------
Long Term Debt, Less Current Portion                                              21,578,000                  16,230,000
                                                                            ----------------               -------------
Shareholders' Equity:
         Common stock                                                                  2,000                       2,000
         Paid-in-capital                                                          34,865,000                  35,173,000
         Accumulated deficit                                                     (21,280,000)                (24,909,000)
                                                                             ---------------               -------------
         Total Shareholders' Equity                                               13,587,000                  10,266,000
                                                                             ---------------               -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                   $    40,312,000               $  30,878,000
                                                                             ===============               =============










                 See accompanying notes to financial statements.

                             MTR GAMING GROUP, INC.
               CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)




                                                           Three Months Ended                          Nine Months Ended
                                                              September 30                                September 30
                                                        1997                 1996                   1997               1996
                                                   ---------------   ----------------         ---------------   -------------

Revenues:

         Video lottery operations                     $ 14,400,000       $ 10,067,000         $ 37,185,000       $ 21,967,000
         Parimutuel commissions                          1,214,000          1,232,000            3,460,000          3,397,000
         Food, beverage and lodging                      1,711,000          1,396,000            4,025,000          2,969,000
         Other                                             338,000            381,000              832,000            834,000
                                                       -----------       ------------         ------------       ------------
         Total Revenue                                  17,663,000         13,076,000           45,502,000         29,167,000
                                                       -----------       ------------         ------------       ------------




Costs and Expenses:
         Cost of video lottery operations                8,894,000          6,343,000           23,199,000         14,371,000
         Cost of parimutuel commissions                  1,637,000          1,571,000            4,428,000          3,860,000
         Cost of food, beverage and lodging              1,424,000          1,064,000            3,473,000          2,593,000
         Cost of other revenues                            226,000            302,000              789,000            794,000
         Marketing and promotions                        1,077,000            617,000            2,432,000          1,050,000
         General and administrative expenses             1,131,000            748,000            3,716,000          2,809,000
         Depreciation and amortization                     591,000            435,000            1,588,000          1,301,000
                                                       -----------        -----------          -----------      -------------
         Total Costs and Expenses                       14,980,000         11,080,000           39,625,000         26,778,000
                                                       -----------        -----------          -----------      -------------



Operating Profit (Loss)                                  2,683,000          1,996,000            5,877,000          2,389,000
                                                       -----------        -----------          -----------      -------------



Other Income (Expense):
         Interest income                                    54,000             21,000               98,000             31,000
         Interest expense                                 (780,000)          (924,000)          (2,636,000)        (1,716,000)
         Nonrecurring income                                                  321,000                                 529,000
                                                       -----------        -----------          -----------      -------------
         Total Other Expense                              (726,000)          (582,000)          (2,538,000)        (1,156,000)



Income (Loss) Before Income Taxes                        1,957,000          1,414,000            3,339,000          1,233,000
Benefit for Income Taxes                                   224,000             34,000              290,000            100,000
                                                       -----------        -----------          -----------         ----------



Net Income (Loss)                                      $ 2,181,000        $ 1,448,000          $ 3,629,000         $1,333,000
                                                       ===========        ===========          ===========         ==========



Net Income (Loss) Per Share                            $       .10        $       .08                  .17         $      .07
                                                       ===========        ===========          ===========         ==========



Weighted Average Number
        of Shares Outstanding                           21,378,434         18,702,179           20,881,375         18,378,890
                                                       ===========        ===========          ===========         ==========






                 See accompanying notes to financial statements.

                             MTR GAMING GROUP, INC.
               CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                   Nine Months Ended            Nine Months
                                                                     September 30,              September 30,
                                                                          1997                       1996
                                                                   -----------------            -------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                                     $  3,629,000              $  1,333,000

Adjustments to Reconcile Net Income
         to Net Cash Provided by Operating Activities:
         Deferred financing costs amortization                           1,242,000                   569,000
         Depreciation and amortization                                   1,588,000                 1,301,000
         Common stock issued and stock options granted
         for services rendered                                              75,000                   332,000
         Provision for doubtful accounts                                                              42,000
         Provision for settlement (recoveries)                             100,000                  (579,000)
         Deferred income taxes                                            (354,000)                 (100,000)

Net Changes in Assets and Liabilities:
         Restricted cash                                                   (18,000)                  (31,000)
         Prepaid expenses and other                                       (367,000)                 (143,000)
         Accounts payable and accrued liabilities                         (425,000)               (2,173,000)
                                                                      ------------              ------------

         CASH PROVIDED BY OPERATING ACTIVITIES                        $  5,470,000              $    551,000
                                                                      ------------              ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
         Notes receivable from shareholder                                                            69,000
         Deposits and other                                                (38,000)                   27,000
         Settlement of prior acquisition costs                            (383,000)
         Capital expenditures                                           (5,125,000)               (1,057,000)
                                                                      ------------              ------------

         CASH USED IN INVESTING ACTIVITIES                            $ (5,546,000)             $   (961,000)
                                                                      ------------              ------------

CASH FLOWS FROM FINANCING ACTIVITIES:

         Loan fees paid                                                   (920,000)                 (619,000)
         Principal payments                                               (186,000)               (2,826,000)
         Loan proceeds                                                   5,377,000                 6,100,000
                                                                      ------------                ----------

CASH PROVIDED BY FINANCING ACTIVITIES                                  $ 4,271,000              $  2,655,000
                                                                      ------------              ------------

NET INCREASE IN CASH                                                     4,195,000                 2,245,000

Cash, Beginning of Period                                                4,226,000                   807,000
                                                                      ------------              ------------

Cash, End of Period                                                   $  8,421,000              $  3,052,000
                                                                      ------------              ------------

                 See accompanying notes to financial statements.

                             MTR GAMING GROUP, INC.
            NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


Note 1 - Basis of Presentation

         The accompanying unaudited condensed and consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of Management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included herein. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

Note 2 - Commitments and Contingencies

         Corrective Action Plan. The Company has developed and is implementing a corrective action plan to stop leakage from underground storage tanks at its Mountaineer Race Track and Gaming Resort facility in Chester, West Virginia. In 1995, Management estimated the cost of the plan to be $140,000, consisting of $60,000 in monitoring and operational costs to be expended in 1995 and 1996, and $80,000 in capital expenditures to be incurred in 1996 and 1997. The Company recorded a provision of $140,000 in 1995 for these projected expenses and has entered into a service contract for the installation of equipment and future operating costs. The Company's remaining liability at September 30, 1997 is not material.

         Settlement of Mountaineer Park Acquisition Price Guarantee. In connection with the December 1992 acquisition of Mountaineer Park, Inc., the Company issued certain shares of the Company's common stock with a $6.00 per share price guarantee. In January 1997, the Company reached a settlement with the holders of 118,948 of such shares. In exchange for a cancellation of the price guarantee, the Company paid a cash settlement of $105,000 and issued 100,000 additional shares of the Company's common stock in January 1997. The Company recorded a $105,000 charge to paid-in-capital in connection with this transaction.

         In July 1997, the Company reached a settlement with Bill Blair, Incorporated, which was the former majority shareholder of Mountaineer, and holder of 181,739 additional guaranteed shares. The settlement was part of a larger transaction by which Mountaineer and the Company resolved all matters outstanding with the holder and its president. Pursuant to the agreement, the price guarantee was extinguished, the Company paid a cash settlement of $278,000 out of which Mr. Blair repaid in full the $78,000 balance due on a promissory note, and the Company canceled a note receivable in the amount of $240,000 and issued 50,000 shares of restricted common stock. The Company had recorded a $240,000 provision for doubtful accounts in 1995 in reference to the note receivable. The Company recorded a $278,000 reduction to paid-in-capital and a $78,000 reduction in notes receivable in connection with this transaction.

         Labor Agreement. On September 26, 1996, the original term of Mountaineer's labor agreement with approximately sixty (60) mutuel and fourteen
(14) video lottery employees expired. In a series of extensions, Mountaineer and the union have agreed to extend the term of the agreement through November 30, 1997 while negotiating an agreement of longer duration.

         HBPA Agreement. On August 15, 1997, Mountaineer executed a new agreement with the Horsemen's Benevolent and Protective Association, Inc.
(HBPA). The HBPA is the exclusive authorized bargaining representative for all thoroughbred horse owners who participate in live races conducted by Mountaineer. Mountaineer contributes all purse funds earned by such horse owners, as well as compensation to the HBPA in an amount equal to 1.5% of the amount paid for purses, from proceeds of its live and simulcast racing and video lottery operations. Mountaineer is required to conduct a minimum of 210 live racing events annually during the term of the agreement, down from a minimum threshold of 220 days under the prior contract. Also, the minimum daily purse payment will increase from $22,500 under the prior agreement to $30,000. The new agreement, which expires on January 1, 2001, contains no other material changes from the prior agreement.

         Nonrecurring Income. In the first nine months of 1996, the Company negotiated significant reductions in three previously accrued obligations, and as a result recorded $529,000 in nonrecurring income. The nonrecurring income resulted from the following: (i) In 1995, the Company recorded a provision for loss in the amount of $308,000 in connection with a legal judgment which had been assessed against Mountaineer. In June 1996, the related lawsuit was settled upon a cash payment of $100,000; (ii) In September 1996, the Company reached agreement in a dispute over trade accounts payable. A $411,000 claim for professional fees, which was accrued as of December 31, 1995, was satisfied in full upon payment of a $150,000 cash settlement in September 1996; (iii) In July 1994, the Company entered into an agreement in settlement of claims arising from a 1993 financial advisory agreement. In connection therewith, the Company accrued a $150,000 liability and issued warrants to purchase 145,000 shares of common stock with registration rights, exercisable at a price of $6.25 per share through January 15, 1997. In September 1996, the settlement agreement was amended as follows: (a) the obligation to remit the $150,000 payment was reduced to $90,000 in return for an immediate payment, and (b) the exercise price of the previously issued warrants was reduced to $3.00 per share and the exercise period was extended to January 15, 1998.

Note 3 - Income Taxes

         The benefit for income taxes recorded in the accompanying statement of operations for the three and nine months ended September 30, 1997 and 1996 results from non-tax deductible depreciation expense attributable to the purchase method of accounting for the Company's investment in Mountaineer Park, Inc. and a $255,000 reduction in the valuation allowance for deferred tax assets in the third quarter of 1997. At September 30, 1997, the Company has recorded a valuation allowance of approximately $8.3 million against its primary deferred tax assets (net operating loss carryforwards for federal and state income tax purposes). At September 30, 1997, the Company has approximately $21.8 million in federal net operating loss carryforwards and approximately $4.7 million in state net operating loss carryforwards. The use of such net operating loss carryforwards earned from 1992 through 1995 are subject to certain limitations as a result of change of ownership due to common stock issuances. Due to limitations under the Alternative Minimum Tax (AMT) rules of the Tax Reform Act of 1986, the Company expects to make quarterly federal income tax expenditures in the future. In the third quarter of 1997, the Company accrued a $65,000 provision for federal income taxes in connection with these AMT limitations. Future payments are not expected to have a material impact on operations.

Note 4 - Financial Accounting Standards Board

         The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128") which is effective for financial statements issued for periods ending after December 15, 1997. SFAS 128 will revise the standards for computing and presenting earnings per share, as heretofore performed in accordance with Accounting Principles Board Opinion No. 15. SFAS 128 will require restatement of all prior period earnings per share information appearing in financial statements issued for periods ending after December 15, 1997. The effect of adopting SFAS 128 has not yet been determined.

         Also in 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, Disclosure of Information About Capital Structure, which is effective for financial statements issued for periods ending after December 15, 1997.

Note 5 - Employment Agreements

         Officers. On March 1, 1997, the Company entered into a new three year employment agreement with Edson R. Arneault to reflect Mr. Arneault's responsibilities as president and chairman of the Company, which he assumed on April 26, 1995. The new agreement replaced a May 10, 1994 employment agreement pursuant to which Mr. Arneault was employed as president of the Company's wholly owned subsidiary, ExCal Energy Corporation, and vice president in charge of political relations for the Company. The new employment agreement provides that Mr. Arneault will receive a base salary with annual cost of living adjustments and bonuses at the recommendation of the Compensation Committee and upon approval by the board of directors. As of March 1, 1997, Mr. Arneault's base salary is $315,000, an increase of 31%, and he was awarded performance bonuses of $67,500 each in December of 1996 and July of 1997. The Compensation Committee obtained the consent of the Company's lender for the increase and bonuses.

         The new agreement provides that if Mr. Arneault's period of employment is terminated by reason of death or physical or mental incapacity, the Company will continue to pay the employee or his estate the compensation otherwise payable to the employee for a period of two years. If the employee's period of employment is terminated for a reason other than death or physical or mental incapacity or for cause, the Company will continue to pay the employee the compensation that otherwise would have been due to him for the remaining period of employment. If the employee's period of employment is terminated for cause, the Company will have no further obligation to pay the employee, other than compensation unpaid at the date of termination.

         In the event that the termination of the employee's period of employment occurs after there has been a change of control of the Company and
(i) the termination is not for cause or by reason of the death or physical or mental disability of the employee or (ii) the employee terminates his employment for good reason, as defined in the agreement, then the employee will have the right to receive within thirty days of the termination, a sum that is three times his annual base salary, but not to exceed the amount deductible by the Company under the Internal Revenue Code of 1986.

         Other Employment Agreements. In the second quarter of 1997, the Company entered into new employment agreements with certain employees for periods ranging from one to three years. The agreements provide for certain salaries and stock option incentives in the ordinary course of business, and provide for certain mandatory severance payments in the event of early termination. Future annual minimum payments under the Company's employment agreements as of September 30, 1997 are as follows:

                Years Ending
                December 31,

                     1997                                  $  280,000
                     1998                                     788,000
                     1999                                     675,000
                     2000                                     118,000
                                                          -----------
                                                           $1,861,000
                                                          ===========

Note 6 - Long-Term Debt


         $21.5 Million Term Loan. On July 2, 1996, Mountaineer entered into a financing arrangement with a private lending firm for a $5.0 million working capital loan and an $11.1 million loan commitment. On December 10, 1996, Mountaineer amended and restated its July 2, 1996 term loan agreement, increasing the amount of principal borrowed from $5.0 million to $16.1 million (the "Amended Term Loan Agreement"), and providing the Company a $5,376,500 revolving line of credit. In connection with these transactions, the Company agreed to pay various cash fees and to issue 550,000 shares of its common stock and warrants to purchase an additional 1,632,140 shares of the Company's common stock at an exercise price of $1.06 per share (which were fully vested at the date of issuance and expire in 2001). The shares and warrants were assigned an aggregate value of approximately $777,000, which was recorded as deferred financing costs in the Company's 1996 consolidated balance sheet included in its annual report on Form 10-K.

         On July 2, 1997, Mountaineer and its lender again amended and restated this $16.1 million loan, and the Company therefore amortized the deferred financing costs for the Amended Term Loan Agreement in full through June 30, 1997. The July 2, 1997 Second Amended Term Loan Agreement bore the following revisions from the prior loan agreements:


         i)       The maturity date of the loan was extended to July 2, 2001.

         ii) The principal amount borrowed was increased to $21,476,500 (by drawing down the line of credit).

         iii) Annual cash fees in the amount of 8% of the outstanding principal balance due on each anniversary of the term loan were eliminated.

         iv) Annual warrants to purchase 250,000 shares of the Company's common stock at an exercise price of $1.06, due to be issued on November 15, 1997, 1998 and 1999 were eliminated.

         v) Annual warrants to purchase additional shares in a number to be calculated under a formula defined in the Amended Term Loan Agreement, due to be issued on November 15, 1997, 1998 and 1999, were eliminated.

         As consideration for the Second Amended Term Loan Agreement, Mountaineer has agreed to pay the lender (i) a one time fee of $1.8 million, which may be paid over the first year of the term; (ii) interest at the rate of 13% (compared to 12% on the $16.1 million term loan and 15% on the $5.4 million line of credit under the Amended Term Loan Agreement); and (iii) a call premium equal to 5% in the event of prepayment during the first year of the term, declining to 3% during the second year, 2% in the third year, and 1% in the final year. The Company continues to guarantee the loan, and the lender's security position has been improved from second to first trust holder.

         In connection with the Amended Term Loan Agreement, pursuant to a December 10, 1996 Fee Agreement, Mountaineer agreed to pay Bridge Capital, LLC, which had arranged the transaction, $277,500 in the event Mountaineer refinanced the loan by July 2, 1997 and thus obtained a waiver of the $888,000 fee that would have been due pursuant to the Amended Term Loan Agreement. In July 1997, Mountaineer paid Bridge Capital, LLC $100,000 in satisfaction of Mountaineer's obligations under the Fee Agreement.

         Other Debt. At December 31, 1996, the Company owed principal balances totaling $316,000 on two other term notes, as described more fully in Note 6 to the consolidated financial statements included in the Company's annual report on

Form 10-K dated December 31, 1996. The Company made principal payments totaling $186,000 relating to these two notes in the first nine months of 1997.

         Annual Commitments. Future annual principal payments required under all long-term indebtedness as of September 30, 1997 are as follows:

                      Years Ending
                      December 31,

                           1997                             $ 0
                           1998                          29,000
                           1999                          31,000
                           2000                          33,000
                           2001                      21,514,000
                                                   ------------
                                                   $ 21,607,000
                                                   ============

         Interest Expense. The Company made interest payments on long-term debt totaling $702,000 and $1,680,000, respectively, for the three and nine month periods ended September 30, 1997.

Note 7 - Line of Credit

         As part of the Amended Term Loan Agreement, the Company's lender provided Mountaineer a revolving line of credit which was originally scheduled to expire on December 26, 1999. Under the terms of the agreement, Mountaineer could borrow up to a maximum of $5,376,500. The agreement required Mountaineer to pay interest monthly at 15% per annum on amounts borrowed with all unpaid principal and interest due at maturity. Mountaineer drew $1,000,000 on the line of credit in June, 1997, which balance was outstanding at July 2, 1997, when the loan was amended and restated. (See Note 6, Long-Term Debt.) A facility fee of $376,000 became due at the December 26, 1996 closing of the Amended Term Loan Agreement. Pursuant to the loan agreement, $57,900 of these fees were withheld from the proceeds at closing; the remaining $318,450 was to have been paid in eleven equal monthly installments of $28,950 commencing February 1, 1997. However, such costs were amortized through June 30, 1997, since the Company refinanced the line loan on July 2, 1997.

Note 8 - Capital Transactions

         Earnings Per Share. The weighted average number of shares used in the Company's earnings per share calculations assume the exercise of 1,597,476 and 1,126,211 stock options and warrants for the respective three and nine month periods ended September 30, 1997 due to an increase in the average market price of the Company's common stock over the exercise price of certain stock options and warrants during those periods. This dilution was calculated in accordance with the treasury stock method as mandated by Accounting Principles Board No. 15, and is reflected in the net income per share amounts appearing on the Company's condensed and consolidated statements of operations.

         Incentive Plan Stock Options. On October 2, 1996, the Company's board of directors adopted, subject to shareholder approval, an incentive stock option plan meeting the requirements of Section 422 of the Internal Revenue Code of 1986. At the board's discretion, the options may or may not qualify for favorable treatment under Section 422. In accordance with the plan, 500,000 shares were reserved for issuance. On August 14, 1997, the board adopted an amendment to the plan increasing the number of shares reserved to 750,000. On September 19, 1997, the board elected to grant in the aggregate all 750,000 options as non-qualified options to 14 key employees and directors (for their services as directors) at an exercise price of $1.34 per share, the fair market value of the stock on the date of the grant. The options are exercisable for a term of five years. On October 8, 1997, the Company's shareholders ratified the amended plan.

         On May 27, 1997 and again on August 26, 1997, the Company's board of directors voted to amend the terms of options granted to certain officers and key employees of the Company on May 28, 1992 such that, with respect to grantees of such options who are currently employees of the Company or its subsidiaries (in the aggregate, options to purchase 410,867 shares of the Company's common stock at a price of $1.06 per share), the period during which such options may be exercised was extended, most recently for a period of 2 years. The options originally would have expired on May 28, 1997. This action was taken in continuation of the goal the Company has previously set forth in its employee stock option plans: to provide the participants with the maximum benefits and to provide an incentive to the Management of the Company. The Company recorded $71,902 of compensation expense as a result of the August amendment which will be amortized over the two-year term of the options, as amended.

         Outstanding Options and Warrants. The Company's stock option and warrant activity during the nine months ended September 30, 1997 is as follows:

                                        Shares                  Price Range
                                        Available               Per Share
                                        ----------            --------------
Balance, December 31, 1996               8,069,630            $ 0.01 - $4.00

Granted                                    750,000            $ 1.34

Canceled                                 (189,133)            $ 1.06

Exercised                                   10,000            $ 0.01
                                       -----------            --------------

Balance, September 30, 1997              8,620,497            $ 0.01 - $4.00


         The weighted average exercise price of stock options and warrants outstanding at September 30, 1997 is a follows:


                          Weighted             Weighted        Price Range
                          Average              Average          per Share
                       Exercise Price       Remaining Life     -----------
                       --------------       --------------
Outstanding stock          $1.20              42 months       $0.01 - $2.00
options and warrants       $3.67              21 months       $2.01 - $4.00

In the money stock         $1.03              46 months       $0.01 - $1.44
options and warrants


Note 9 - Enhanced Gaming Legislation and Other Regulatory Changes.

         Legislative Actions. The West Virginia Legislature passed two bills in 1997 which enhance various aspects of Mountaineer's existing racing and video lottery operations.
Salient features of the bills are summarized below:

         - The "sunset" provision of the Racetrack Video Lottery Act which would have caused the Act's termination in 1997 was repealed.

         - Beginning in 1998, the two thoroughbred tracks in West Virginia will be required to schedule 210 days of live racing annually, down from the current 220 day minimum. Additionally, the bill specifies procedures which will allow further reductions in the required number of live race days if certain conditions exist, subject to approval by the State Racing Commission. On August 15, 1997, the HBPA executed an agreement with Mountaineer accepting the 210 day minimum.

         - Effective July 1997, a portion of the taxes and assessments on video lottery revenues which were previously allotted solely to the West Virginia Breeders Classics Association, will be reallocated in the following manner:

                  (i) The first $800,000 assessed on statewide video lottery operations will be allocated to the West Virginia Breeders Classics Association.

                  (ii) The next $200,000 assessed on statewide video lottery operations will be allocated to Mountaineer to be used for the payment of purses and promotional expenses of a stakes race to be known as the West Virginia Derby.

                  (iii) After this annual statewide $1.0 million funding threshold is reached, any further assessments paid will be returned to the respective racetracks from which they were assessed. Any amounts refunded to Mountaineer under this provision are required to be disbursed evenly between capital improvement expenditures and purse payments for the West Virginia Derby.

         - Effective July 1997, Mountaineer and the other three racetracks in West Virginia are permitted to export simulcast broadcasts of their live races. To encourage intrastate simulcasting, the legislation exempts from parimutuel taxation one-half of the racing handle wagered at other West Virginia racetracks on live races conducted at Mountaineer, and vice versa.

         Lottery Commission Action. In the first quarter of 1997, the West Virginia Lottery Commission removed its prohibition on the installation of "player tracking" software in video lottery terminals, to be used for the purpose of target marketing. In June 1997, the West Virginia Lottery Commission renewed Mountaineer's license to conduct video lottery operations. The renewed license will remain in effect through June 30, 1998.

Note 10 - Advertising Expense

         Marketing and promotions expenses recorded in the first nine months of 1997 are net of approximately $497,000 to be refunded to the Company under the auspices of two state grants to a convention and visitors bureau of which Mountaineer is a member. Through September 30, 1997 the Company had received refunds totaling $315,000 under the grant programs.

Note 11 - Discontinued Oil and Gas Activities

         The Company acquired certain oil and gas interests as part of its plan of reorganization in 1992. In February 1993, the Company decided not to continue to pursue funds in the public market to undertake the drilling of oil and gas properties primarily due to the expiration of "Section 29" credits, a credit against federal income taxes for gas produced from Devonian shale or tight sands formations from wells commenced before January 1993. On March 31, 1993, the Company's board of directors approved a formal plan of orderly liquidation to divest its oil and gas operations. This decision was precipitated by several factors, including the more profitable long-term potential of the Company's gaming operations and the anticipated time to be devoted to it by Management.

         In December 1994, the Company entered into an arrangement to sell certain of the proved and unproven gas reserves located in Southeast Ohio for notes valued at approximately $426,000 to a party related to an officer and shareholder of the Company. In connection therewith, the Company obtained two notes, a $300,000 note, bearing interest at 8% per annum, payable $10,000 per month beginning May 1995, and a $150,000 non-interest bearing note, payable based on 50% of excess revenues over $10,000 per month from production, secured by the assets sold. The Company recorded a $567,000 loss on the sale of these assets. As of December 31, 1996, the principal balance on the notes receivable approximated $228,000. As of September 30, 1997, the purchaser is delinquent on four of the note payments which were due in the first nine months of 1997. The Company and the purchaser are negotiating arrangements to bring the account current, and the Company believes the matter will be resolved amicably. The Company is continuing to attempt to sell its remaining oil and gas interests pursuant to the plan of orderly liquidation.

Note 12 - Subsequent Events

         Land Purchase Option. On October 7, 1997, Mountaineer entered into an agreement in which it obtained an exclusive option to purchase 349 acres of real property located adjacent to its Hancock County, West Virginia operation. Mountaineer paid $100,000 in exchange for an irrevocable option to purchase the property for $600,000 before October 1, 1998, with payment to be made in the form of a $200,000 cash payment at closing and a $400,000 term note bearing interest at 9% payable over five years.

         Capital Transactions and Consulting Agreements. On October 1, 1997, the Company entered into a financial advisory agreement with an investment banking firm to perform various consulting services. Under the terms of the agreement, the Company issued warrants to purchase 150,000 shares of its common stock at an exercise price of $1.50 per share. The warrants will be exercisable for a period of four years. In addition, the consultant may qualify to earn additional fees upon the successful completion of various financing projects.

                  Also on October 1, 1997, Mountaineer entered into a three year contract with an employee benefits and governmental relations consultant. Under the terms of the agreement the consultant will receive annual options to purchase 10,000 shares of the Company's common stock on October 1, 1997, 1998 and 1999. The options will be exercisable for a period of five years from the dates vested at an exercise price for each tranche equal to the market price of the Company's common stock on the dates of vesting. The exercise price of the first tranche of 10,000 options is $1.44 per share, the market price of the Company's common stock on the date of grant. The fair value of these options will be estimated in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Issued to Employees," and will be amortized to expense over the service period.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is a list of the estimated expenses to be incurred by the Company in connection with the distribution of the securities being registered hereby, other than underwriting discounts and commissions.

                  Accountants' Fees and Expenses...........  $ 5,000
                  Legal Fees and Expenses..................  $10,000
                  Printing Expenses........................  $10,000
                  Miscellaneous............................    5,000
                                                             -------
                          Total............................  $30,000


ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the DGCL a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

         However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         In addition, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The Certificate and Bylaws of the Company are consistent with Section 145. The Certificate provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
ii) for acts and omissions not in good faith or which involve intentional misconduct or knowing violation of the law; iii) for acts for specified in Title 8, Section 174 of the DGCL, or iv) for which the director derived an improper personal benefit.

         In addition to the Certificate, the Company's By-laws provide indemnification (the "Indemnity Provisions") for any person who is or was a party to any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative, arbitrative, investigative procedure by reason of the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or served in such capacity with another entity at the Company's request (such persons are defined as an "Indemnified Party" or "Indemnified Parties"). With respect to third party actions, the Indemnity Provisions represent the Company's commitment to indemnify based on such persons incurring expenses (including legal fees) judgments, fines, excise taxes, and amounts paid in settlement based on civil or criminal matters. In the case of a civil matter, the Indemnified Parties must have acted in good faith and in a manner reasonably believed by that person to be in or not opposed to the best interests of the Company. With respect to a criminal matter, the person must have had no reasonable cause to believe that the conduct was unlawful.

         With respect to derivative actions, Indemnified Parties are entitled to indemnification for any and all expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the settlement or defense of such actions. The Indemnified Party must show that he or she acted in good faith and a manner reasonably believed by that person to be in or not opposed to the best interests of the Company, except that no indemnification shall be available if such person has been adjudged liable for negligence or misconduct in performing his or her duties to the Company, unless the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the Indemnified Party is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Nonetheless, if the Indemnified Party is successful on the merits or otherwise, he or she need not show that the applicable standard of conduct was met. If not successful on the merits, any indemnification may only be made if the Indemnified Party applies to the Company for indemnification and (i) a majority vote of a quorum of the Board, or (ii) if a quorum is not available or even if obtainable, or if a quorum of disinterested directly so directs, by independent legal counsel in a written opinion, or (iii) by vote of the stockholders of the Company.

         With respect to both derivative actions and third party actions, the Indemnity Provisions also provide for the advancement of expenses, including actual and reasonable attorneys' fees, incurred in defending or investigating any action, suit, proceeding or claim, subject to a written affirmation by the Indemnified Party or person requesting an advance for such Indemnified Party that he or she has met the applicable standard of conduct and that he or she will repay such advance if it is ultimately determined that he or she did not meet the applicable standard of conduct.

         Notwithstanding the foregoing, the Company has discretion to impose as conditions to any of the Indemnification Provisions, such requirements as may appear appropriate in the specific case including but not limited to: a) that any counsel representing the person be mutually acceptable to the Company and the Indemnified Party, b) that the Company has the right to assume control of the defense of such Indemnified Party, and c) that the Company shall be subrogated to the extent of any payments made by way of indemnification to all of such Indemnified Party's right of recovery, and do everything necessary to assure such rights of subrogation to the Company.

         The rights of Indemnified Parties under the Indemnity Provisions are not exclusive of any other rights Indemnified Parties may have under the Certificate, any agreement, vote of stockholders, vote of disinterested directors, any liability insurance policies or otherwise. The Company currently maintains a Directors and Officers liability insurance policy with coverage of $5,000,000. Although the Company believes the policy and its coverage limits to be adequate, the policy may not provide coverage in all circumstances in which the Company's directors and officers are entitled to indemnification and may not cover the Company's total liability to its directors and officers even in cases where coverage is provided.

         Insofar as indemnification for liabilities arising under the Act may be permitted to Indemnified Parties pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such persons in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         On December 14, 1994, in payment of interest expense pursuant to an amendment to an oil and gas property acquisition agreement, the Company issued 5,000 shares of Common Stock with an aggregate value of $4,700 to various oil and gas partnerships. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On January 24, 1995, the Company issued 216,667 shares of Common Stock to William and Bonnie Blair pursuant to their exercise of certain options to purchase Common Stock at $0.50 per share. The options were issued to the Blairs in December 1992 as employment compensation by the Company and all of the shares were registered on Form S-8 filed with the Securities Exchange Commission on January 20, 1995. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On February 28, 1995, pursuant to a settlement agreement, the Company authorized the issuance of up to 250,000 shares of Common Stock to Jackpot Enterprises, Inc. The Company recorded a provision for loss of $525,000 in connection with the settlement. By October 31, 1996, 250,000 of such shares had been issued. This was a private transaction effected pursuant to Section 4(2) of the Act.

         On May 31, 1995, pursuant to a severance agreement, the Company issued options to purchase 15,000 shares of Common Stock for $2.00 per share to Robin
L. Reynolds. The options vested at the date of issuance and are exercisable for a term of five years. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On July 26, 1995, pursuant to a severance agreement, the Company issued 10,000 shares of Common Stock with an aggregate value of $6,563, to Robin L. Reynolds. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On August 29, 1995, pursuant to a settlement agreement, the Company issued 56,532 shares of Common Stock with an aggregate value of $78,439 to Lawrence Manypenny. This was a private transaction effected pursuant to Section 4(2) of the Act.

         On September 11, 1995, pursuant to an incentive stock option plan, the Company approved the issuance of options to purchase 378,415 shares of Common Stock for $1.22 per share to Edson R. Arneault. The options vested upon approval, are exercisable for a term of five years, and the underlying shares are subject to registration on Form S-8. This was a private transaction effected pursuant to Section 4(2) of the Act.

         On September 11, 1995, pursuant to an incentive stock option plan, the Company approved the issuance of options to purchase 222,316 shares of Common Stock for $1.22 per share to Thomas K. Russell. The options vested upon approval, are exercisable for a term of five years, and the underlying shares are subject to registration on Form S-8. This was a private transaction effected pursuant to Section 4(2) of the Act.

         On September 11, 1995, pursuant to an incentive stock option plan, the Company approved the issuance of options to purchase 222,316 shares of Common Stock for $1.22 per share to Donald G. Saunders. The options vested upon approval, are exercisable for a term of five years, and the underlying shares are subject to registration on Form S-8. This was a private transaction effected pursuant to Section 4(2) of the Act.

         On October 1, 1995, pursuant to a severance agreement, the Company issued options to purchase 30,000 shares of Common Stock for $2.00 per share to Bobbe A. Sigler. The options vested at the date of issuance and are exercisable for a term of five years. The underlying shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On November 14, 1995, pursuant to a settlement agreement, the Company issued 201,750 shares of Common Stock to Glenn Hall. The shares were issued in exchange for cancellation of $6.00 put rights in connection with 52,250 shares issued to Mr. Hall in 1992 with an aggregate value of $313,500. This was a private transaction effected pursuant to Section 4(2) of the Act.

         On November 14, 1995, the Company issued 40,000 shares of Common Stock to Glenn Hall pursuant to his exercise of certain options to purchase Common Stock at $0.01 per share. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On November 20, 1995, pursuant to a settlement agreement, the Company issued 165,000 shares of Common Stock to Michael Mapes. The shares were issued in exchange for cancellation of $6.00 put rights in connection with 52,250 shares issued to Mr. Mapes in 1992 with an aggregate value of $313,500. This was a private transaction effected pursuant to Section 4(2) of the Act.

         On November 20, 1995, the Company issued 30,000 shares of Common Stock to Michael Mapes pursuant to his exercise of certain options to purchase Common Stock at $0.01 per share. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On December 4, 1995, pursuant to a settlement agreement, the Company issued 60,850 shares of Common Stock with an aggregate value of $43,000 to Dublin Energy Corporation. This was a private transaction effected pursuant to
Section 4(2) of the Act.

         On January 19, 1996, pursuant to a consulting agreement, the Company issued 200,000 shares of Common Stock with an aggregate value of $106,125 to Donald G. Saunders. The issuance of the shares was authorized by the Company on November 17, 1995. The shares were registered on Form S-8 filed with the Securities Exchange Commission on December 4, 1995. This was a private transaction effected pursuant to Section 4(2) of the Act.

         On January 23, 1996, pursuant to an employee stock option plan, the Company authorized the issuance of options to purchase 300,000 shares of Common Stock for $0.5625 per share to Edson R. Arneault. The options vested upon issuance, are exercisable for five years and the underlying shares are subject to registration on Form S-8.

         On January 23, 1996, pursuant to an employee stock option plan, the Company authorized the issuance of options to purchase 100,000 shares of Common Stock for $0.5625 per share to Thomas K. Russell. The options vested upon issuance, are exercisable for five years and the underlying shares are subject to registration on Form S-8.

         On January 23, 1996, pursuant to an employee stock option plan, the Company authorized the issuance of options to purchase 100,000 shares of Common Stock for $0.5625 per share to an employee pool to be allocated by the Compensation Committee of the Board of Directors. The options vested upon issuance, are exercisable for five years and the underlying shares are subject to registration on Form S-8.

         On January 23, 1996, pursuant to a severance agreement, the Company issued options to purchase 30,000 shares of Common Stock for $0.5625 per share to Julie Waring. The options vested at the date of issuance and are exercisable for a term of five years. The underlying shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On January 23, 1996, pursuant to an outside directors compensation agreement, the Company issued options to purchase 75,000 shares of Common Stock for $0.5625 per share to Robert L. Ruben. The options vested at the date of issuance and are exercisable for a term of five years. The underlying shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On January 23, 1996, pursuant to an outside directors compensation agreement, the Company issued options to purchase 50,000 shares of Common Stock for $0.5625 per share to Robert A. Blatt. The options vested at the date of issuance and are exercisable for a term of five years. The underlying shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On February 9, 1996, the Company approved the issuance of 362,866 shares of Common Stock, valued at $0.40625 per share, to Edson R. Arneault in settlement of $147,414 in accrued liabilities for services rendered prior to that date. The shares are subject to registration on Form S-8. This was a private transaction effected pursuant to Section 4(2) of the Act.

         On February 9, 1996, the Company approved the issuance of 103,810 shares of Common Stock, valued at $0.40625 per share, to Thomas K. Russell in settlement of $42,173 in accrued liabilities for services rendered prior to that date. The shares are subject to registration on Form S-8. This was a private transaction effected pursuant to Section 4(2) of the Act.

         On May 1, 1996, pursuant to a loan agreement, the Company issued 100,000 shares of Common Stock, with an aggregate value of $81,250, to AstraFund Limited. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On July 2, 1996, pursuant to a bridge loan between Bridge Capital LLC and the Company, the Company issued 25,000 warrants to purchase Common Stock for $3,125. This was a private transaction effected pursuant to Section 4(2) of the Act.

         On July 2, 1996, pursuant to a bridge loan between Brownstone Holdings LLC and the Company, the Company issued 25,000 warrants for $3,125. This was a private transaction pursuant to Section 4(2) of the Act.

         On July 2, 1996, pursuant to the Term Loan Agreement, the Company issued 183,206 shares of Common Stock, with an aggregate value of $250,000, to Madeleine LLC. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On July 2, 1996, pursuant to The Term Loan Agreement, the Company issued warrants to purchase 1,492,860 shares of Common Stock for $1.06 per share to Madeleine LLC. The warrants were exercisable upon issuance and expire on July 2, 2001. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On July 10, 1996, pursuant to a settlement agreement, the Company issued 133,416 shares of Common Stock to Dorothy van Haaften. This was a private transaction effected pursuant to the exemption from registration provided by
Section 4(2) of the Act.

         On July 26, 1996, pursuant to a severance agreement, the Company issued 15,000 shares of Common Stock, with an aggregate value of $7,500, to Bobbe A. Sigler. The shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         In September of 1996, pursuant to a settlement agreement, the Company issued 100,000 shares to Michael Dunn. This was a private transaction effected pursuant to the exemption from registration provided by Section 4(2) of the Act.

         In December of 1996, pursuant to the Second Amended Term Loan Agreement, the Company issued 550,000 shares and warrants to purchase 1,632,140 shares to Madeleine LLC. This was a private transaction effected pursuant to the exemption from registration provided by Section 4(2) of the Act.

         On January 3, 1997, pursuant to settlement agreement with C. Richard Petticrew and John Burkhart, the Company issued in the aggregate 100,000 shares. This was a private transaction effected pursuant to the exemption from registration provided by Section 4(2) of the Act.

         On March 14, 1997, pursuant to a settlement agreement, the Company issued 30,159 shares to Dorothy van Haaften. This was a private transaction effected pursuant to the exemption from registration provided by Section 4(2) of the Act.

         On March 14, 1997, pursuant to a settlement agreement, the Company issued 30,312 shares to Louis Haskell. This was a private transaction effected pursuant to the exemption from registration provided by Section 4(2) of the Act.

         On July 1, 1997, pursuant to a settlement agreement, the Company issued 50,000 shares to Bill Blair, Incorporated. This was a private transaction effected pursuant to the exemption from registration provided by Section 4(2) of the Act.

         On September 19, 1997, pursuant to an employee stock option plan, the Company issued options to purchase 150,000 shares of Common Stock for $1.34375 per share to Edson R. Arneault. The options vested at the date of issuance and are exercisable for a term of five years. The underlying shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

        On September 19, 1997, pursuant to an employee stock option plan, the Company issued options to purchase 150,000 shares of Common Stock for $1.34375 per share to Robert A. Blatt. The options vested at the date of issuance and are exercisable for a term of five years. The underlying shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On September 19, 1997, pursuant to an employee stock option plan, the Company issued options to purchase 150,000 shares of Common Stock for $1.34375 per share to Robert L. Ruben. The options vested at the date of issuance and are exercisable for a term of five years. The underlying shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On September 19, 1997, pursuant to an employee stock option plan, the Company issued options to purchase, in the aggregate, 300,000 shares of Common Stock for $1.34375 per share to various employees of Mountaineer. The options vested at the date of issuance and are exercisable for a term of five years. The underlying shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On October 1, 1997, pursuant to a financial advisory agreement, the Company issued options to purchase 150,000 shares of Common Stock for 1.50 per share to Jefferies & Company. The options are exercisable for a term of four years. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

         On October 1, 1997, pursuant to an agreement, the Company issued options to purchase 30,000 shares of Common Stock to Nelson Robinson. The exercise price for the first 10,000 options is

$1.4375 per share, with the exercise price for the remaining 20,000 options to be determined when the options vest on the first and second anniversaries of the agreement. The options are exercisable for a term of five years. The underlying shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

ITEM 16.  EXHIBITS

         The following are filed either as exhibits to this Registration Statement or incorporated by reference to the exhibits to prior Registration Statements and reports of the Company as indicated:



                                                                                                              Exhibit No.
                                                                                                              or
                                                                                                              Incorporation
 Exhibit No.   Item Title                                                                                     by Reference
     3.1      Restated Certificate of Incorporation for                                                             **
              Winners Entertainment, dated  August 17,
              1993
     3.2      By Laws                                                                                                *
     3.3      Certificate of Amendment of Restated                                                                  ++
              Certificate of Incorporation of Winner's
              Entertainment, Inc. dated October 10, 1996
     4.1      Specimen of Common Stock Certificates                                                                  *
     4.2      Warrant Certificate No. 1 issued to                                                                 ####
              Madeleine LLC, dated July 2, 1996, to purchase
              891,250 shares of Common Stock of Winners
              Entertainment, Inc. at $1.06 per share for five
              years commencing July 2,
              1996.
     4.3      Warrant Certificate No. 6 issued to                                                                  +++
              Madeleine L.L.C., dated December 10, 1996,
              to purchase 125,552 Shares of Common Stock
              of MTR Gaming Group, Inc. at $1.06 per
              share for five years commencing December
              10, 1996.
     5.1      Opinion of Ross & Hardies                                                                            E-1
    10.1      Amendment to June 27, 1994 Construction                                                              ###
              Loan Agreement, dated October 31, 1995,
              among Bennett Management & Development
              Corporation, the Company and Mountaineer
    10.2      Construction Loan Agreement Amendment                                                                ***
              between the Mountaineer, Gamma of West
              Virginia and Bennett Management &
              Development Corp.


 10.3      Term Loan Agreement among Mountaineer Park,                                      ####
           Inc., Winners Entertainment, Inc. and
           Madeleine LLC, dated July 2, 1996
 10.4      First Amendment to Term Loan Agreement                                           ####
           among Mountaineer, the Company and
           Madeleine LLC, dated July 2, 1996
 10.5      Promissory Note by Mountaineer, Inc. to                                          ####
           Madeleine LLC, dated July 2, 1996
 10.6      Security Agreement made by Mountaineer                                           ####
           Park, Inc. in favor of Madeleine LLC, dated
           July 2, 1996
 10.7      Deed of Trust, Leasehold Deed of Trust,                                          ####
           Security Agreement, Assignment, Fixture
           Filing and Financing Statement by and among
           Mountaineer Park, Inc., Deborah A. Sink and
           Carl D. Andrews as Trustees, and Madeleine
           LLC as the Secured Party, dated July 2,
           1996
 10.8      Stock Transfer Agreement between the                                             ####
           Company and Madeleine LLC, dated July 2,
           1996
 10.9      Registration Rights Agreement between                                            ####
           Madeleine LLC and Winners Entertainment,
           Inc., dated July 2, 1996
10.10      Financing Commitment from Madeleine, LLC to                                      ####
           Mountaineer, dated July 2, 1996.
10.11      October 31, 1995 Amendment to June 27, 1994                                      ****
           Construction Loan Agreement by and among
           Bennett Management & Development
           Corporation, Mountaineer, and the Company
10.20      November 28, 1995 Amendment to June 27,                                          ****
           1994 Construction Loan Agreement by and
           among Bennett Management & Development
           Corporation, Mountaineer, and the Company
10.12      Construction Loan Agreement for $10.2                                            ****
           million between the Company, Mountaineer,
           Gamma International, Ltd. and Bennett
           Management & Development Corp.
10.13      January 12, 1996 Amendment to June 27, 1994                                      ****
           Construction Loan Agreement by and among
           Bennett Management & Development
           Corporation, Mountaineer, and the Company
10.14      November 29, 1995 Agreement by and between                                       ****
           Autotote Systems, Inc. and Mountaineer
           Park, Inc. for totalisator services
           provided pursuant to an agreement dated
           September 21, 1984, as amended.  Letter
           agreement dated April 12, 1995 attached as
           Exhibit "A"
10.15      Totalisator Services Agreement between                                           ****
           Autotote Systems, Inc. dated November 29,
           1995 and Mountaineer

10.16      Master Lease Agreement #154920 and Schedule                                ****
           2 thereto between IGT-North America and
           Mountaineer for video lottery machine
           equipment lease dated June 19, 1995
10.17      Amendment to Master Lease Agreement by and                                 ****
           among IGT-North America, Mountaineer and
           the Company dated March 26, 1996
10.18      Note for $10.2 million between the Company,                                ****
           Mountaineer and Bennett Management &
           Development Corp.
10.19      Amendment, dated February 10, 1995, to                                        #
           Construction Loan Agreement, dated June 27,
           1995, between Mountaineer Park, Inc. and
           Bennett Management & Development
           Corporation
10.20      Amendment, dated May 11, 1995, to                                             #
           Totalisator Services Agreement, dated March
           15, 1988, between Autotote Limited and
           Mountaineer
10.21      Master Lease Agreement, dated August 10,                                      #
           1994, between IGT-North America and
           Mountaineer
10.22      Totalisator Services Agreement, dated                                         #
           March 15, 1988, between Autotote Limited
           and Mountaineer Park, Inc.
10.23      Amendment, dated April 10, 1995, to                                          ##
           Construction Loan Agreement, dated June 27,
           1994, between Mountaineer and Bennett
           Management & Development Corporation
10.24      Amendment, dated July 7, 1995, to                                            ##
           Construction Loan Agreement, dated June 27,
           1994, between Mountaineer and Bennett
           Management & Development Corporation
10.25      Amendment dated September 19, 1996, to the                                    +
           Construction Loan Agreement, dated June 27,
           1994, between Mountaineer and Bennett
           Management & Development Corporation
10.26      Order Approving Settlement of Winners                                        ++
           Entertainment/Mountaineer Park Litigation;
           United States Bankruptcy Court for the
           Northern District of New York, dated
           October 22, 1996
10.27      Settlement Agreement, dated December 19,                                  *****
           1996, between the Company, Mountaineer
           Park, Inc., Dennis Ryll and Diane Ryll
10.28      Settlement Agreement, dated January 3,                                    *****
           1997, between the Company, Mountaineer
           Park, Inc. and John Burkhart
10.29      Settlement Agreement, dated January 3,                                    *****
           1997, between the Company, Mountaineer
           Park, Inc. and CTR Resources, Inc.

10.30      Employment Agreement, dated March 1, 1997,                                                         #####
           between MTR Gaming Group, Inc. and Edson R.
           Arneault.
10.31      Settlement Agreement and Release, dated July                                                      ######
           1, 1997, between MTR Gaming Group Inc.
           and Bill Blair, Incorporated.
10.32      Amended Term Loan Agreement, dated as of                                                             +++
           July 2, 1996, as amended and restated as of
           December 10, 1996, among Mountaineer Park,
           Inc., MTR Gaming Group, Inc., and Madeleine
           L.L.C.
10.33      Amended and Restated General Security                                                                +++
           Agreement dated July 2, 1996, as amended
           and restated as of December 10, 1996, made
           by Mountaineer Park, Inc. in favor of
           Madeleine L.L.C.
10.34      Credit Line Deed of Trust, Leasehold Deed                                                            +++
           of Trust, Security Agreement, Assignment,
           Fixture Filing and Financing Statement by
           and among Mountaineer Park, Inc. as
           grantor, Deborah A. Sink and Carl D.
           Andrews as trustees, and Madeleine L.L.C.
           as the secured party, dated December 10,
           1996.
10.35      Promissory Note dated December 10, 1996                                                              +++
           made by Mountaineer Park, Inc. in the
           principal amount of $16,100,000 in favor of
           Madeleine L.L.C.
10.36      Registration Rights Agreement dated July 2,                                                          +++
           1996 between Winners Entertainment, Inc.
           and Madeleine L.L.C. (incorporated by
           reference from the Registrant's Quarterly
           Report on Form 10-Q for the quarter ended
           June 30, 1996, Exhibit 10(11))
10.37      Amendment No. 1 to Registration Rights                                                               +++
           Agreement dated December 10, 1996 between
           MTR Gaming Group, Inc. and Madeleine L.L.C.
10.38      Promissory Note dated December 10, 1996                                                              +++
           made by Mountaineer Park, Inc. in the
           principal amount not to exceed $5,376,500
           in favor of Madeleine L.L.C.
10.39      Second Amended Term Loan Agreement, dated                                                           ++++
           as of July 2, 1996, as amended and restated
           as of December 10, 1996, and as further
           amended and restated as of July 2, 1997,
           among Mountaineer Park, Inc., MTR Gaming
           Group, Inc., and Madeleine L.L.C.
 23.1      Consent of Ross & Hardies (included in                                                               E-1
           Exhibit 5.1)
 23.2      Consent of Corbin and Wertz                                                                          E-2
 27.0      Financial Data Schedule                                                                             ####

* Previously filed as an exhibit to the Company's Form 10-K for the Fiscal Year ended December 31, 1989 and incorporated herein by reference thereto.

** Previously filed as an exhibit to the Company's Form 10-K for the Fiscal Year ended December 31, 1993 and incorporated herein by reference thereto.

*** Previously filed as an exhibit to the Company's Form 10-K for the Fiscal Year ended December 31, 1994 and incorporated herein by reference thereto.

**** Previously filed as an exhibit to the Company's Form 10-K for the Fiscal Year ended June 30, 1994 and incorporated herein by reference thereto.

***** Previously filed as an exhibit to the Company's Form 10-K for the Fiscal Year ended December 3, 1996 and incorporated herein by reference thereto.

# Previously filed as an exhibit to the Company's 10- Q for the Quarter ended March 31, 1995 and incorporated herein by reference thereto.

## Previously filed as an exhibit to the Company's 10- Q for the Quarter ended June 30, 1995 and incorporated herein by reference thereto.

### Previously filed as an exhibit to the Company's 10- Q for the Quarter ended September 30, 1995 and incorporated herein by reference thereto.

#### Previously filed as an exhibit to the Company's 10- Q for the Quarter ended June 30, 1996 and incorporated herein by reference thereto.

##### Previously filed as an exhibit to the Company's 10-Q for the Quarter March 31, 1997 and incorporated herein by reference thereto.

###### Previously filed as an exhibit to the Company's 10-Q for the Quarter ended June 30, 1997 and incorporated herein by reference thereto.

+ Previously filed as an exhibit to the Company's Form 8-K dated September 30, 1996 and incorporated herein by reference thereto.

++ Previously filed as an exhibit to the Company's Form 8-K dated November 1, 1996 and incorporated herein by reference thereto.

+++               Previously filed as an exhibit to the Company's
                  Form 8-K dated January 7, 1997.

++++              Previously filed as an exhibit to the Company's
                  Form 8-K dated July 8, 1997.

ITEM 17.  UNDERTAKINGS.

         The undersigned Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i)  To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to any provision or arrangement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Chester, State of West Virginia, on February 6, 1998.




                                            MTR GAMING GROUP, INC.
                                            (Company)

                                            By: /s/  Edson R. Arneault
                                                ------------------------------
                                                Edson R. Arneault, President
                                                and Chief Executive Officer

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




/s/Edson R. Arneault        Director, President,           February 6, 1998
Edson R. Arneault           Chief Executive Officer,
                            Chairman of the Board
                            (Principal Executive Officer)


/s/Thomas K. Russell        General Counsel,                February 6, 1998
Thomas K. Russell           Chief Financial Officer,
                            Secretary, Treasurer


/s/Robert L. Ruben          Director, Assistant             February 6, 1998
Robert L. Ruben             Secretary


/s/Robert A. Blatt          Director, Assistant             February 6, 1998
Robert A. Blatt             Secretary

                                INDEX TO EXHIBITS

Opinion of Ross & Hardies                                             E-1
Consent of Corbin & Wertz                                             E-3